Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
by
CONX CORP.
Up to 2,120,269 of its Class A Common Stock at a Purchase Price of $10.585614 Per Share, Equal to a Pro Rata Share of the Trust Account (as defined herein) in Connection with its Consummation of a Proposed Business Combination
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON APRIL 29, 2024 UNLESS THE OFFER IS EXTENDED.
CONX Corp. (the “Company,” “CONX,” “we,” “us” or “our”) hereby offers to purchase up to 2,120,269 of its shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a purchase price of $10.585614 per share (the “Purchase Price”).
Pursuant to our Amended and Restated Articles of Incorporation, CONX is providing public stockholders (as defined herein) of Class A Common Stock with the opportunity to redeem, upon the consummation of the Transaction (as defined herein), shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Transaction) in the Trust Account (as defined herein). The Purchase Price, which is a fixed amount, was determined by calculating the quotient obtained by dividing: (i) the aggregate amount expected to be on deposit in the Trust Account initially established to hold the proceeds of the initial public offering (“IPO”) of CONX (the “Trust Account”), as of two business days prior to the Transaction Closing (as defined herein), including interest not previously released to CONX to pay its taxes (which will not include, for the avoidance of doubt, excise tax), by (ii) the total number of then outstanding shares of Class A Common Stock held by public stockholders, upon the terms and subject to certain conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (“Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). The balance of the Trust Account as of two business days prior to the Transaction Closing (as defined herein), including interest not previously released to CONX to pay its taxes, is expected to be $22,126,780, which we have calculated based on the accrual of interest on the assets in the Trust Account on the balances therein as of the date of this Offer to Purchase.
If you wish to remain invested in CONX following the Transaction (as defined herein), you should not tender your shares of Class A Common Stock pursuant to the Offer because Class A Common Stock purchased by us pursuant to the Offer will cease to represent an interest in the Company following the Transaction. However, even if you tender your shares of Class A Common Stock pursuant to the Offer, all outstanding warrants of CONX to purchase Class A Common Stock will remain outstanding upon the closing of the Transaction.
Because CONX intends to consummate the Transaction without seeking stockholder approval, stockholders will not have the right or opportunity to vote on the Transaction. Accordingly, the only opportunity afforded to the stockholders to make an investment decision regarding the Transaction is to exercise their rights to tender their shares of Class A Common Stock for the Purchase Price prior to the expiration of the Offer (which will be April 29, 2024) as set forth in this Offer to Purchase.
Only shares of Class A Common Stock validly tendered, and not properly withdrawn, will be purchased by us pursuant to the Offer. If we are not able to consummate the Transaction substantially contemporaneously with the expiration of the Offer, we may amend, terminate, or extend the Offer. If we terminate the Offer, we will NOT: (1) purchase any shares of Class A Common Stock pursuant to the Offer or (2) consummate the Transaction in accordance with the terms of the Purchase Agreement described in this Offer to Purchase. If we do not consummate the Transaction on or before May 3, 2024, we will terminate the Offer and will commence winding up our affairs and liquidate without completing a business combination.

The Offer is being made in connection with the Purchase and Sale Agreement (the “Purchase Agreement”), dated March 10, 2024, between CONX and EchoStar Real Estate Holding L.L.C., a Colorado limited liability company (“Seller”). Pursuant to the terms of the Purchase Agreement, CONX will purchase the commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless from Seller (the “Transaction”). Subsequent to the completion of the Transaction, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize our ability to drive shareholder value. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, we are currently involved in ongoing discussions regarding potential acquisitions with the objective of becoming a diversified operating entity focused on the future of communications and connectivity.
The aggregate consideration to be paid by us to Seller pursuant to the Purchase Agreement is $26.75 million in cash (the “Property Purchase Price”). The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation. Pursuant to our Amended and Restated Articles of Incorporation, we are required, in connection with the Transaction, to provide all holders of shares of Class A Common Stock with the opportunity to redeem their shares of Class A Common Stock for cash through a tender offer pursuant to the tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Transaction. The Offer is being made to provide the public stockholders with such opportunity to redeem their shares of Class A Common Stock. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”
THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE TRANSACTION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE “THE OFFER — CONDITIONS OF THE OFFER.”
We will fund the purchase of shares of Class A Common Stock in the Offer with cash available to us from the Trust Account upon consummation of the Transaction. CONX is expected to have approximately $22,126,780 held in the Trust Account as of the Transaction Closing (as defined herein). See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of shares of Class A Common Stock being tendered. The Offer is, however, subject to certain other conditions, including the Transaction Condition. See “The Offer — Purchase of Shares of Class A Common Stock and Payment of Purchase Price” and “The Offer — Conditions of the Offer.”
CONX’s shares of Class A Common Stock are listed on the Nasdaq Stock Exchange (“Nasdaq”) under the symbol “CONX.” As of March 28, 2024, the closing price of the Class A Common Stock was $10.60 per share. Stockholders are urged to obtain current market quotations for the Class A Common Stock before deciding whether to tender their Class A Common Stock pursuant to the Offer.
CONX also has outstanding units (the “Units”), each comprised of one share of Class A Common Stock and one-fourth of one redeemable warrant (“warrant”). The Units, Class A Common Stock and warrants are also listed on Nasdaq under the symbols “CONXU,” “CONX” and “CONXW,” respectively. The Offer is only open for our Class A Common Stock, and not the Units or the other securities included as part of the Units. You may tender shares of Class A Common Stock that are included in Units, but to do so you must separate the Units into shares of Class A Common Stock and warrants prior to tendering such shares. The separation can typically be accomplished within three business days. See “The Offer — Procedures for Tendering Shares of Class A Common Stock — Separation of Units.”
Our board of directors (“Board”), acting in accordance with the unanimous recommendation of a transaction committee of the Board, comprised solely of independent directors (the “Transaction Committee”) has (i) approved our making the Offer, (ii) approved the Purchase Agreement, and (iii) determined that the Transaction is in the interests of CONX. If you tender your shares of Class A Common Stock in the Offer, you will not participate in the Transaction with respect to such Class A Common Stock and you will no longer be a stockholder of our company. However, all outstanding warrants to purchase shares of Class A Common Stock will remain outstanding following the Transaction.

Our Sponsor, officers, and members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of CONX’s other stockholders. In particular, our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar Corporation (“EchoStar”) and DISH Network Corporation (“DISH”) and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,170,052 shares of Class A Common Stock outstanding on March 6, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Kyle Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 30 years. See “The Transaction — Interests of Certain Persons in the Transaction.”
You must make your own decision as to whether to tender your shares of Class A Common Stock and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Class A Common Stock with your broker, if any, or other financial advisors. See “Risk Factors” beginning on page 12 for a discussion of risks that you should consider, including risks relating to the Property, before participating in the Offer.
Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the Offer with respect to the shares of Class A Common Stock they own and as such, will not tender any shares they hold in the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Transaction — Interests of Certain Persons in the Transaction.”
The information contained herein concerning the Property has been provided by Seller.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.
Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents, if any, from the Information Agent at the telephone number and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.
April 1, 2024

IMPORTANT
If you desire to tender all or any portion of your shares of Class A Common Stock, you must do one of the following before the Offer expires:
•
if your shares of Class A Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Class A Common Stock for you;

•
if you hold certificates for shares of Class A Common Stock registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares of Class A Common Stock and any other documents required by the Letter of Transmittal, to Continental Stock Transfer& Trust Company;

•
if you are a participant institution of The Depository Trust Company, or DTC, you must tender your shares of Class A Common Stock according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares of Class A Common Stock” of this Offer to Purchase; or

•
if you are a holder of Units and wish to tender shares of Class A Common Stock included in such Units, you must separate the Units into shares of Class A Common Stock and warrants prior to tendering such shares of Class A Common Stock pursuant to the Offer. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion that provides a box to check to request separation of the Units. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your shares of Class A Common Stock to be separated in a timely manner before the Offer expires, you will not be able to validly tender such shares of Class A Common Stock prior to the expiration of the Offer.

To validly tender shares of Class A Common Stock pursuant to the Offer, other than shares of Class A Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in the Offer to Purchase.
We are not making the Offer to, and will not accept any tendered shares of Class A Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to stockholders in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender your shares of Class A Common Stock pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or other information to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. We will amend this Offer to Purchase to report material changes and material facts as required by Rules 13e-4(c)(3) and Section 14(e), respectively, under the Exchange Act. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) under the Exchange Act.

HOW TO OBTAIN ADDITIONAL INFORMATION
This Offer to Purchase incorporates important information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents we file with the SEC, such information is available without charge upon written or oral request. Please contact the Information Agent for the Offering at:
Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals, please call (800) 662-5200
Banks and brokerage firms, please call (203) 658-9400
Email: CONX.info@investor.morrowsodali.com

i

CERTAIN DEFINITIONS
Unless otherwise stated or where the context otherwise requires, references in this Offer to Purchase to:
•
“we,” “us,” “company,” “our company,” or “the Company” are to CONX Corp., a Nevada corporation;

•
“Articles” means CONX’s Amended and Restated Articles of Incorporation, as amended from time to time, and in effect on the date hereof;

•
“Class A Common Stock” are to CONX’s shares of Class A common stock, par value $0.0001 per share;

•
“Class B Common Stock” are to CONX’s shares of Class B common stock, par value $0.0001 per share;

•
“Combination Period” means the period ended May 3, 2024, the deadline for consummating CONX’s initial business combination, unless extended in accordance with our Articles;

•
“Common Stock” are to Class A Common Stock and Class B Common Stock;

•
“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

•
“founder shares” are to shares of Class B Common Stock initially purchased by our Sponsor in a private placement prior to our IPO and the shares of Class A Common Stock that will be issued upon the automatic conversion of the shares of Class B Common Stock at the time of our initial business combination as described herein;

•
“Independent Director Shares” are to an aggregate of 30,000 shares of Class A Common Stock granted to our independent directors;

•
“Initial Public Offering” or “IPO” means CONX’s initial public offering of Units at $10.00 per Unit, which closed in October 2020;

•
“initial stockholders” are to holders of our founder shares prior to this Offer;

•
“management” or our “management team” are to our executive officers and directors;

•
“Private Placement Warrants” are to the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO;

•
“public stockholders” are to the holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares; provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” will only exist with respect to such public shares;

•
“Purchase Price” are to a pro rata share of the Trust Account on a per share basis, as further described on the cover of this Offer to Purchase and in “Summary Term Sheet,” “The Offer — General” and “The Offer — Purchase Price” herein;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the U.S. Securities Act of 1933, as amended;

•
“Property” means (a) the property located at 5701 South Santa Fe Boulevard, Littleton, Colorado 80120 and consists of the real property more particularly described in Exhibit A to the Purchase Agreement (the “Land”), (b) the building(s), fixtures and certain other improvements located on the Land (subject to certain exceptions for excluded improvements identified by Seller) and (c) certain mutually agreed upon items of equipment, supplies, furniture owned by Seller that are necessary for the maintenance and operation of the Property;

•
“Property Purchase Price” are to the $26.75 million in cash to be paid by CONX to the Seller pursuant to the Purchase Agreement;

•
“Purchase Agreement” are to the Purchase Agreement between CONX and Seller, dated as of March 10, 2024, as may be amended from time to time;

ii

•
“Seller” are to EchoStar Real Estate Holding L.L.C., a Colorado limited liability company;

•
“Seller Lease Agreement” are to that Commercial Lease Agreement, by and between CONX and Seller, to be entered into concurrently with the Transaction Closing;

•
“Sponsor” are to nXgen Opportunities, LLC, a Colorado limited liability company;

•
“Transaction” are to the acquisition of the Property from Seller by CONX pursuant to the terms of the Purchase Agreement;

•
“Transaction Closing” are to the closing of the Transaction;

•
“Trust Account” are to the segregated account at Continental Stock Transfer & Trust Company, where certain of the proceeds from our IPO and the sale of the Private Placement Warrants were deposited pursuant to an Investment Management Trust Agreement by and between CONX and Continental Stock Transfer & Trust Company, as trustee; and

•
“Units” are to the units issued in our IPO; each Unit comprised of one share of Class A Common Stock and one-fourth of one redeemable warrant (whether they were purchased in the IPO or thereafter in the open market).

iii

SUMMARY TERM SHEET
This summary term sheet highlights important information regarding the Offer and the Transaction. To understand the Offer fully and for a more complete description of the terms of the Offer and the Transaction, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.
Structure of the Offer
The Offer consists of our offer to purchase shares of Class A Common Stock, par value $0.0001 per share, of CONX upon the closing of the Offer.
Securities Subject to the Offer
Up to 2,120,269 shares of Class A Common Stock.
Price Offered Per Share of Class A Common Stock in the Offer
The Purchase Price per share was determined by calculating the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account initially established to hold the proceeds of the Initial Public Offering, as of two business days prior to the Transaction Closing, including interest not previously released to CONX to pay its taxes (which will not include, for the avoidance of doubt, payment of excise tax), by (ii) the total number of then outstanding shares of Class A Common Stock held by public stockholders (the “Purchase Price”).
Scheduled Expiration of Offer
5:00 p.m., New York City time, on April 29, 2024 unless the Offer is otherwise extended, which may depend on whether the conditions to closing the Transaction have been completed, as well as the timing and process of the SEC’s review of this Offer to Purchase, or the Offer has been terminated (the “Expiration Date”).
Party Making the Offer
CONX
Conditions to the Offer
Our obligation to purchase shares of Class A Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Transaction, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Transaction Condition”).
Purchase Agreement and the Transaction
The Offer is being made in connection with the Transaction. CONX’s obligation to consummate the Transaction is conditioned on, among other things, CONX having provided all holders of Class A Common Stock purchased in the Initial Public Offering the opportunity to have such shares redeemed and CONX having irrevocably accepted for payment all such shares validly delivered to the Company for redemption and not validly withdrawn. The aggregate consideration to be paid by CONX to the Seller pursuant to the Purchase Agreement is $26.75 million in cash.
For further information regarding the Offer, see “Questions and Answers About the Offer” beginning on page 2 and “The Offer” beginning on page 7.

QUESTIONS AND ANSWERS ABOUT THE OFFER
General
Q.
Who is offering to purchase the securities?

A:
CONX Corp. (“CONX,” “we,” “us,” “company,” “our company,” or “the company”) is offering to purchase the securities.

Q.
What is the background of CONX?

A:
We are a blank check company incorporated in the State of Nevada on August 26, 2020, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. We intend to effectuate our initial business combination utilizing cash from the proceeds of our initial public offering (the “Initial Public Offering” or “IPO”) and the sale of warrants to our sponsor in a private placement simultaneously with the closing of CONX’s initial public offering (the “Private Placement Warrants”), our capital stock, debt or a combination of cash, stock and debt.

If we have not consummated a business combination, including the Transaction, by the end of the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest accrued on our Trust Account released to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the Trust Account with respect to our warrants, which will expire worthless in the event of our winding up. In the event of a liquidation, the Sponsor and our officers and directors will not receive any monies held in the Trust Account as a result of their ownership of the founder shares and an aggregate of 30,000 shares of Class A Common Stock granted to independent directors (the “Independent Director Shares”).
Q.
What securities are sought?

A.
CONX is offering to purchase up to all of its outstanding shares of Class A Common Stock validly tendered and not properly withdrawn pursuant to the Offer. CONX’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any of their founder shares, Independent Director Shares or public shares, if any, in connection with the consummation of the Transaction, and therefore will not tender such shares in the Offer. If you wish to remain invested in CONX following the Transaction, you should not tender your shares of Class A Common Stock pursuant to the Offer, because shares of Class A Common Stock purchased by CONX pursuant to the Offer will cease to represent an interest in the Company following the Transaction. However, even if you tender your shares pursuant to the Offer, all outstanding warrants to purchase public shares will remain outstanding.

Q.
Why are we making the Offer?

A.
On March 10, 2024, CONX and Seller entered into the Purchase Agreement. This Offer is being made pursuant to our Articles to provide our public stockholders with an opportunity to redeem their shares of Class A Common Stock for a pro rata portion of the funds in our Trust Account in connection with the Transaction. Promptly following the scheduled Expiration Date, we will publicly announce whether the Offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such Offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Transaction, CONX shall purchase and pay the Purchase Price for each share of Class A Common Stock validly tendered and not properly withdrawn. See “The Transaction.”
Q.
Why is the Offer for 2,120,269 shares of Class A Common Stock?

A.
Pursuant to our Articles, we are required, in connection with the Transaction, to provide all holders of our shares sold in our IPO with the opportunity to redeem their Class A Common Stock through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. The Offer is being made to provide our public stockholders with such opportunity to redeem their shares of Class A Common Stock in connection with the Transaction. The Sponsor, our officers and directors have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Transaction. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.
What if the conditions to the Offer are not satisfied?

A.
Our obligation to purchase shares of Class A Common Stock validly tendered and not properly withdrawn at the Expiration Date is subject to certain conditions upon, among other things, the satisfaction of the Transaction, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Transaction Condition”). If we are unable to satisfy a condition to the Offer, including the Transaction Condition, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any shares of Class A Common Stock pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Purchase Agreement. Shares of Class A Common Stock tendered pursuant to the Offer but not purchased by us in the Offer will be returned at our expense promptly following the expiration of the Offer.

If we do not consummate the Transaction by April 29, 2024, we will not be able to demonstrate compliance with Nasdaq’s listing requirements and our shares of Class A Common Stock could be delisted from Nasdaq. Please see the risk factor entitled “Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”. In addition, if we do not consummate the Transaction or complete an alternative business combination by the end of the Combination Period, we will commence winding up of our affairs and will liquidate without completing a business combination. See “The Offer — General” and “The Offer — Purchase Price.”
Q.
What will be the purchase price for the Class A Common Stock and what will be the form of payment?

A.
The Purchase Price for the Offer is $10.585614 per share, which is a fixed amount, and was determined by calculating the quotient obtained by dividing (i) the aggregate amount expected to be on deposit in our Trust Account initially established to hold the proceeds of our IPO, as of two business days prior to the closing of the Transaction, including interest not previously released to us to pay our taxes (which will not include certain exercise tax as set forth elsewhere herein), by (ii) the total number of then outstanding shares of Class A Common Stock held by public stockholders, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. All shares of Class A Common Stock we purchase will be purchased at the Purchase Price. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. See “The Offer — General” and “The Offer — Purchase Price.” If your shares of Class A Common Stock are purchased in the Offer, you will be paid the Purchase Price in cash promptly after the Expiration Date.

Q.
Has CONX or its board of directors adopted a position on the Offer?

A.
Our board of directors (“Board”) acting in accordance with the unanimous recommendation of the Transaction Committee has (i) approved our making the Offer, (ii) approved the Purchase Agreement,

and (iii) determined that the Transaction is in the interests of CONX as required by Nevada law. If the Transaction Condition is not satisfied, we will be unable to consummate the Transaction.
The Transaction
Q.
What is the Transaction?

A.
On March 10, 2024, CONX and Seller entered into the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, CONX will purchase the commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, from Seller (the “Transaction”). CONX’s obligation to consummate the Transaction is conditioned on, among other things, CONX having provided all holders of Class A Common Stock purchased in the Initial Public Offering the opportunity to have such shares redeemed and CONX having irrevocably accepted for payment all such shares validly delivered to the Company for redemption and not validly withdrawn. The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Articles. Upon the Transaction Closing, CONX will acquire the Property from Seller.

In the Purchase Agreement, CONX and Seller also agreed to enter into a lease-back agreement concurrently with the Transaction Closing, pursuant to which Seller (or an affiliate of Seller) will lease back the Property from the Company (the “Seller Lease Agreement”).
The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement will be guaranteed by DISH, an affiliate of Seller. The Seller Lease Agreement is a “triple-net” lease, pursuant to which Seller will bear responsibility for all property costs and expenses associated with ongoing maintenance and operation, including utilities, property tax and insurance. See “The Transaction — Seller Lease Agreement.”
Q.
Will there be a single controlling stockholder following the completion of the Transaction?

A.
Yes. Assuming no shares of Class A Common Stock have been tendered in the Offer, our Sponsor will beneficially own in the aggregate approximately 89.9% of the outstanding shares of Class A Common Stock immediately following the Transaction Closing. The ownership of shares of Class A Common Stock following the completion of the Transaction will depend on the number of shares of Class A Common Stock that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. However, in any scenario, our Sponsor is expected to be the controlling stockholder of CONX following the completion of the Transaction. The Sponsor is a Colorado limited liability company that is neither controlled by nor has substantial ties with a non-U.S. person. See “Principal Stockholders — Post-Transaction Beneficial Ownership”.

Q.
What assumptions have we made when disclosing ownership information?

A.
We have made several assumptions with respect to ownership of shares of Common Stock following the consummation of the Transaction. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this Offer to Purchase. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-Transaction assume that no shares of Class A Common Stock are validly tendered pursuant to the Offer. See “Principal Stockholders — Post-Transaction Beneficial Ownership”.

Q.
Are the Offer and the Transaction conditioned on one another?

A.
Yes. Pursuant to the terms of the Purchase Agreement, it is a condition to the consummation of the Transaction that we provide our public stockholders with an opportunity to redeem their shares of Class A Common Stock, and, pursuant to the terms of this Offer to Purchase, the Offer is subject to the

Transaction Condition (as described below), among other conditions. If the Transaction Condition is not satisfied by the Expiration Date, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any shares of Class A Common Stock, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer and we will not consummate the Transaction. If we do not consummate the Transaction by April 29, 2024, we will not be able to demonstrate compliance with Nasdaq’s listing requirements and our shares of Class A Common Stock could be delisted from Nasdaq. In addition, if we do not consummate the Transaction or consummate an alternative business combination by the end of the Combination Period, we will terminate the Offer and will commence winding up of our affairs and will liquidate without completing a business combination. See “The Purchase Agreement.”
Q.
What are the most significant conditions to the Offer?

A.
Our obligation to purchase shares of Class A Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon satisfaction of certain conditions, including the Transaction Condition. See “The Offer — Conditions of the Offer.”

Q.
What are the most significant conditions to the Transaction?

A.
The obligations of CONX and Seller to consummate the Transaction are conditioned on (i) the final form of the Seller Lease Agreement having been agreed and delivered to the title policy provider and (ii) the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions) and the other party’s performance and compliance with its covenants, agreements and obligations under the Purchase Agreement.

CONX’s obligation to consummate the Transaction is also conditioned on: (i) the Company having obtained a customary title policy with respect to the Property; (ii) the Company having provided all holders of shares of Class A Common Stock purchased in the Initial Public Offering the opportunity to have such shares redeemed and the Company having irrevocably accepted for payment all such shares validly delivered to the Company for redemption and not validly withdrawn; and (iii) the Company having obtained a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the purchase of the Property for the Property Purchase Price is fair to the Company from a financial point of view.
Seller’s obligation to consummate the Transaction is also conditioned on Seller having obtained (i) approval of the Seller Lease Agreement by the audit committee of its board of directors and the disinterested members of its board of directors and (ii) an opinion from an independent accounting or valuation firm, or an independent commercial real estate appraiser or broker that the sale of the Property for the Property Purchase Price is fair to Seller from a financial point of view and the Seller Lease Agreement and the leaseback of the Property are fair to Seller.
If any of the closing conditions for the benefit of CONX fails to be satisfied, CONX may terminate the Purchase Agreement in accordance with its terms. See “Risk Factors — Risks Relating to the Offer and the Transaction” and “The Purchase Agreement — Conditions to the Transaction Closing.”
Q.
What interests do our directors, executive officers and Sponsor have in the Transaction?

A.
As described in “The Transaction — Interests of Certain Persons in the Transaction”, our Sponsor and certain of our directors and officers have interests in the Transaction that may be different from, or in addition to, the interests of CONX’s other stockholders. These interests include, among other things:

•
the fact that the Sponsor owns 18,750,000 founder shares (purchased for $25,000), which would be worthless if a business combination is not consummated (because the Sponsor has waived liquidation rights with respect to such shares);

•
the fact that the Sponsor owns 11,333,333 Private Placement Warrants (purchased for $17.0 million), which Private Placement Warrants would expire worthless if a business combination is not consummated;

•
the fact that our Chairman and Director, Charles W. Ergen, has a 90% economic interest in, and controls, the Sponsor, and that our Chief Executive Officer, Kyle Jason Kiser, has a 10% economic interest in, but no beneficial ownership over, any securities owned by, the Sponsor;

•
the fact that Charles W. Ergen’s subscription for 17,391,300 shares of CONX’s Series A Preferred Stock for a price equal to $11.50 per share will close upon the consummation of the Transaction (see “The Transaction — Equity Forward Transaction”);

•
the fact that each of our three independent directors owns 10,000 Independent Director Shares, which would vest only when we consummate our initial business combination;

•
the fact that, unless the Company consummates a business combination, the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by it on behalf of the Company, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•
the fact that as of the date of this Offer to Purchase, the Sponsor had extended approximately $2.6 million to us in connection with recurring payments to the Trust Account made by the Sponsor subsequent to the initial extension of our completion period in the fourth quarter of 2022, the second extension of our completion period in the second quarter of 2023 and certain working capital loans, and the Sponsor may extend additional loans to us including to satisfy working capital requirements, all of which would be repayable (and up to $1.5 million of which would be convertible into our warrants) when we consummate our business combination;

•
the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the fact that none of our officers or directors has received any cash compensation for services rendered to the Company, the Independent Director Shares owned by our three independent directors would vest only when we consummate our initial business combination, and all of the current members of our Board are expected to continue to serve as directors at least through the date of the Special Meeting to vote on a proposed business combination and may even continue to serve following any potential business combination and receive compensation thereafter; and

•
the fact that our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar and DISH and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,170,052 shares of Class A Common Stock outstanding on March 6, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Kyle Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 30 years.

Q.   Will any securities be issued in the Transaction?
A.
No.

Q.   Will there be a concurrent sale of securities?
A.
Yes.   On November 1, 2023, CONX entered into a subscription agreement (as amended on March 25, 2024, the “Subscription Agreement”) with Charles W. Ergen, the Company’s founder. Pursuant to the Subscription Agreement, Mr. Ergen agreed, subject to the closing of CONX’s initial business combination, to purchase, and CONX agreed to issue and sell to Mr. Ergen, 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share (the “Equity Forward Transaction” or “Equity Forward”). The closing of the Equity Forward Transaction is contingent upon, and is expected to occur substantially concurrently with, the consummation of the Transaction. The Series A Preferred Stock is not convertible until (x) the tenth trading day following the date on which the volume-weighted average price for the Class A Common Stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, and (y) the issuance of shares of Class A Common Stock has been approved by the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635.
Q:
Will CONX obtain a fairness opinion in connection with the Transaction?

A:
Yes. Prior to the Transaction Closing, CONX will obtain a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm to the effect that the Property Purchase Price is fair to CONX from a financial point of view. CONX’s obligation to consummate the Transaction is conditioned on its obtaining this opinion.

The Offer
Q.
How will CONX fund the payment for the Class A Common Stock?

A.
We will use funds on deposit in the Trust Account to purchase the shares of Class A Common Stock of redeeming stockholders. See “The Offer — Source and Amount of Funds,” “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Purchase Agreement.” The Purchase Price for the Offer is $10.585614 per share of Class A Common Stock, which amount represents the amount that we estimate will be on deposit as of April 27, 2024, in the Trust Account initially established to hold the proceeds of our IPO net of taxes payable, divided by the total number of then outstanding shares of Class A Common Stock held by public stockholders. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. On March 29, 2024, the balance in our Trust Account was approximately $22,186,486.

Q.
How long do I have to tender my Class A Common Stock?

A.
The Offer will expire on April 29, 2024 at 5:00 p.m., New York City time, unless we extend or terminate the Offer. You may tender your shares of Class A Common Stock pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, we may extend the Offer depending on whether the conditions to the Transaction have been satisfied and the timing and process of the SEC’s review of this Offer to Purchase and related materials and for other reasons. See “The Offer — General,” “The Offer — Purchase Price,” and “The Offer — Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Class A Common Stock, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares of Class A Common Stock.”

Q.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.
We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law, rule or regulation, subject to certain restrictions in our Articles and the Purchase Agreement. If we extend the Offer, we will delay the acceptance of any shares of Class A Common Stock that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the Offer conditions listed in “The Offer —  Conditions of the Offer” are not satisfied, and the satisfaction thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.
How will I be notified if the Offer is extended or amended?

A.
If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.
How do I tender my shares of Class A Common Stock?

A.
If you hold your shares of Class A Common Stock in your own name as a holder of record and decide to tender your shares of Class A Common Stock, you must deliver your shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares of Class A Common Stock”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on April 29, 2024, or such later time and date to which we may extend the Offer.

If you hold your shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your shares of Class A Common Stock. See “The Offer — Procedures for Tendering Shares of Class A Common Stock” and the instructions to the Letter of Transmittal.
If you are a participant institution of DTC, you must tender your shares of Class A Common Stock, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares of Class A Common Stock” of this Offer to Purchase.
You may contact Morrow Sodali LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares of Class A Common Stock” and the instructions to the Letter of Transmittal.
Q.
Can I tender my Units in the Offer?

A.
No. The Offer is only being made for our shares of Class A Common Stock. If any or all of your Class A Common Stock shares are held as part of a Unit and you wish to tender the shares included in such Units, you will need to separate the Unit into its component pieces prior to exercising your redemption rights with respect to the Class A Common Stock in the Offer and undertake all actions necessary to allow for tender of the separated shares. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion that provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of the DTC and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated, and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your shares of Class A Common Stock to be separated in a timely manner before the Offer expires, you will not be able to validly tender such shares of Class A Common Stock prior to the expiration of the Offer.

Q.
Can I tender my warrants in the Offer?

A.
No. The Offer is only being made for our shares of Class A Common Stock. We are not offering to purchase our warrants in the Offer. Furthermore, our warrants are not exercisable until the consummation of an initial business combination, and therefore a warrant holder will not be able to exercise warrants to purchase shares of Class A Common Stock and then tender the shares of Class A Common Stock pursuant to the Offer.

Q.
What are the risks to public warrant holders, and does the trading price affect the Company’s ability to redeem the public warrants?

A.
The redemption criteria for our warrants have been established at a price which is intended to provide public warrant holders with a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants; however, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your warrants remained outstanding. Historical trading prices for our Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable. However, this could occur in connection with or after the Transaction Closing.

Q.
Do the public warrant holders have different rights from those held by Private Placement Warrant holders?

A.
Currently, so long as the Private Placement Warrants are held by our Sponsor, the Company’s officers and directors or any of their permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after the completion by the Company of the initial business combination (iii) shall not be redeemable by the Company and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares, and unless the last sales price of our shares of Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before we send the notice of redemption. It is our current intention to have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares in effect promptly following consummation of an initial business combination. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants is not effective within 60 days following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis. If the foregoing conditions are satisfied and we issue a notice of redemption, each public warrant holder can exercise warrants prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per share after the redemption notice is issued and limit our ability to complete the redemption.

Q.
Until what time can I withdraw previously tendered shares of Class A Common Stock?

A.
You may withdraw your tendered shares of Class A Common Stock at any time prior to 5:00 p.m., New York City time, on April 29, 2024 or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares of Class A Common Stock for payment, you may withdraw your tendered shares of Class A Common Stock at any time after 5:00 p.m., New York City time, on April 29, 2024. See “The Offer — Withdrawal Rights.”

Q.
How do I properly withdraw shares of Class A Common Stock previously tendered?

A.
You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your shares of Class A Common Stock. Your notice of withdrawal must specify your name, the number of shares of Class A Common Stock to be withdrawn and the name of the registered holder of such Class A Common

Stock. Certain additional requirements apply if the certificates for Class A Common Stock to be withdrawn have been delivered to the Depositary or if your Class A Common Stock has been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares of Class A Common Stock.” See “The Offer — Withdrawal Rights.”
Q.
When will CONX pay for the shares of Class A Common Stock I tender that are accepted for purchase?

A.
We will pay the Purchase Price in cash for the shares of Class A Common Stock we purchase promptly, and in any event concurrently with the consummation of the Transaction, after (i) the expiration of the Offer if the conditions to the Offer are satisfied or waived (as applicable), and (ii) our acceptance of the shares of Class A Common Stock for payment. We will pay for the shares of Class A Common Stock accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer; provided that the conditions to the Offer are met. The Depositary will act as your agent and will transmit to you the payment for all of your shares of Class A Common Stock accepted for payment. See “The Offer — Purchase of Shares of Class A Common Stock and Payment of Purchase Price.”

Q.
Will I have to pay brokerage fees and commissions if I tender my shares of Class A Common Stock?

A.
If you are a holder of record of your shares of Class A Common Stock and you tender your shares of Class A Common Stock directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares of Class A Common Stock in street name through a broker, bank or other nominee and your broker tenders shares or Class A Common Stock on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares of Class A Common Stock.”

Q.
What are the U.S. federal income tax consequences if I tender my shares of Class A Common Stock?

A.
We expect that the receipt of cash for your tendered shares of Class A Common Stock will generally be treated for U.S. federal income tax purposes as a sale. Beneficial owners of shares of Class A Common Stock should review “Material U.S. Federal Income Tax Consequences” below and are urged to consult their personal tax advisors with respect to the tax implication of a potential tender of shares pursuant to this Offer.

Q.
Whom do I contact if I have questions about the Offer?

A.
For information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at: (800) 662-5200. Banks and brokers can call collect at (203) 658-9400.

Q.
How will the Offer affect the number of shares of Common Stock outstanding and the number of our stockholders?

A.
As of March 20, 2024, we had an aggregate of 20,870,269 shares of Common Stock outstanding. In addition, we had 30,083,287 outstanding warrants (including warrants included in Units) to acquire 30,083,287 shares of Class A Common Stock at an exercise price of $11.50 per whole share.

If no shares of Class A Common Stock are tendered in this Offer, and prior to the completion of the Transaction, the total number of our outstanding Class A Common Stock will not change (we will have 2,120,269 shares of Class A Common Stock outstanding). If the Offer is fully subscribed, following our purchase of the shares of Class A Common Stock tendered pursuant to this Offer, and prior to the completion of the Transaction, we will have 18,750,000 shares of Common Stock outstanding (consisting of our Class B Common Stock). However, our Sponsor, officers and directors have agreed not to tender any shares that they own in this Offer. Warrants are not subject to the Offer and therefore the respective number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer,” “The Offer — Source and Amount of Funds” and “Principal Stockholders.”
To the extent any of our stockholders validly tender their shares of Class A Common Stock (without subsequently properly withdrawing such tendered shares of Class A Common Stock) and that tender is accepted by us, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer,” and “The Offer — Source and Amount of Funds.”
Q.
Is there a limit on the total number of shares of Class A Common Stock that may be tendered?

A.
Our Articles provide that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of a Transaction, after giving effect to the completion of the Redemption. Other than this limitation, our Articles and the Purchase Agreement do not provide a specified maximum redemption threshold. However, we will not consummate the Offer (and therefore will not consummate the Purchase Agreement) if sufficient shares of Class A Common Stock are tendered such that, after giving effect to the assets acquired in the Transaction, our net tangible assets will be below $5,000,001.

Q.
What will happen if I do not tender my shares of Class A Common Stock?

A.
Stockholders who choose not to tender their shares of Class A Common Stock will retain their shares of Class A Common Stock and participate in the Transaction.

Continuing stockholders that do not tender their shares of Class A Common Stock will also be subject to several other risks, which are discussed in more detail in the section entitled “Risk Factors”, including:
•
reduced public float and therefore reduced liquidity;

•
the shares of Class A Common Stock could be delisted from Nasdaq if we do not meet applicable requirements, including demonstrating compliance with Nasdaq requirements by April 29, 2024;

•
share price declines; and

•
risks related to the operation of the Property following the consummation of the Transaction.

See also “Description of CONX’s Securities.”
Q.
If I object to the price being offered for my shares of Class A Common Stock, will I have appraisal rights?

A.
No appraisal rights will be available to you in connection with the Offer. See “The Offer — Appraisal Rights.”

RISK FACTORS
You should consider carefully all of the risks described in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024, and in the other reports we file with the SEC before making a decision whether to tender your shares in the Offer. Furthermore, if any of the following events occur, our business, financial condition and operating results may be materially adversely affected or we could face liquidation. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. While we believe that these risks and uncertainties reflect the material risks with respect to CONX, the Offer and the Transaction, they are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business, financial condition and operating results or result in our liquidation.
Risks Relating to the Offer and the Transaction
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its shares of Class A Common Stock in the future following the completion of the Transaction or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Transaction, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of CONX might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the shares of Class A Common Stock after the consummation of the Transaction, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this Offer to Purchase. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If a stockholder fails to receive notice of our offer to redeem our shares of Class A Common Stock in connection with the Transaction or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the tender offer rules, a stockholder fails to receive our tender offer materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer materials that we are furnishing to holders of our shares of Class A Common Stock in connection with the Transaction describes the various procedures that must be complied with in order to validly redeem shares of Class A Common Stock. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.
If certain conditions are not met, we may terminate or extend the Offer.
Upon the consummation of the Offer, we plan to use the cash available from the funds held in the Trust Account to purchase the shares of Class A Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital and the growth of our company. The Trust Account balance at the Transaction Closing is estimated to be approximately $22,126,780, assuming no redemptions and excluding payment of transaction expenses, excise taxes and the Property Purchase Price. Assuming all of the 2,090,269 shares are tendered for redemption, the remaining balance will be further reduced to $0. However, if the conditions to the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”
The Offer presents potential risks and disadvantages to us and our continuing stockholders.
Although our board of directors (acting in accordance with the unanimous recommendation of the Transaction Committee) has determined that the Transaction and making the Offer are in the interests of the Company, the Offer exposes us to a number of risks, including:

•
the use of a substantial portion of the cash in our Trust Account, which reduces the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our stockholders;

•
the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•
the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in the Class A Common Stock and may result in lower share prices and reduced liquidity in the trading of the Class A Common Stock following completion of the Offer and limit our ability to meet Nasdaq listing standards, including having the requisite number of round lot holders or stockholders. Please see the risk factor entitled “Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions,” below.

The only opportunity stockholders have to make the investment decision regarding the Transaction will be to exercise their right to tender shares of Class A Common Stock for cash in the Offer.
We will not hold a stockholder vote to approve the Transaction before we consummate the Transaction. As a result, our stockholders will not have the right or opportunity to vote on the Transaction. Accordingly, the only opportunity afforded to our stockholders to make an investment decision regarding the Transaction is to exercise their rights to tender their shares of Class A Common Stock within the period of time (which will be through April 29, 2024, unless extended) as set forth in this Offer to Purchase.
CONX may waive one or more of the conditions to the Transaction.
CONX may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Transaction, to the extent permitted by applicable laws.
There is no assurance when or if the Transaction will be completed.
The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Articles. Completion of the Transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Purchase Agreement, including, among others (i) the final form of the Seller Lease Agreement having been agreed and delivered to the title policy provider; (ii) the Company having provided all holders of Class A Common Stock purchased in the Initial Public Offering the opportunity to have such shares redeemed and the Company having irrevocably accepted for payment all such shares validly delivered to the Company for redemption and not validly withdrawn; and (iii) the Company having obtained a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the purchase of the Property for the Property Purchase Price is fair to the Company from a financial point of view. There can be no assurance that the conditions to completion of the Business Combination will be satisfied or waived. We may not be able to complete the Transaction by the end of the Combination Period, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate. We will require proceeds from the Equity Forward Transaction to pay the Property Purchase Price. If the Equity Forward Transaction fails to close, we will not be able to pay the Property Purchase Price and the Transaction will fail to close and we will not be able to demonstrate compliance with Nasdaq listing requirements by April 29, 2024, which could result in the delisting of our shares of Class A Common Stock from Nasdaq. Please see the risk factor entitled “Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”.

We may not be able to complete the Transaction by the end of the Combination Period, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate.
We may not be able to complete the Transaction by the end of the Combination Period. Our ability to complete the Transaction may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. Other than in connection with a redemption offer or liquidation, our stockholders may be unable to recover their investment except through sales of our shares on the open market. The price of our shares may be volatile, and there can be no assurance that stockholders will be able to dispose of our shares at favorable prices, or at all.
We are required to complete the Transaction by the end of the Combination Period. If we are unable to complete the Transaction by the end of the Combination Period, CONX will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest accrued on our Trust Account released to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law.
Certain of our directors and officers have potential conflicts of interest in the consummation of the Transaction and the transactions contemplated by the Seller Lease Agreement, which may incentivize them to complete a business combination on terms less favorable to stockholders rather than to liquidate our company.
You should be aware that aside from its interest as a stockholder, our Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the Transaction that may be different from, or in addition to, the interests of CONX’s other stockholders. Our Board and the Transaction Committee were aware of and considered these interests, among other matters, in evaluating the Purchase Agreement and the Transaction. These interests include, among other things:
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the fact that the Sponsor owns 18,750,000 founder shares (purchased for $25,000), which would be worthless if a business combination is not consummated (because the Sponsor has waived liquidation rights with respect to such shares);

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the fact that the Sponsor owns 11,333,333 Private Placement Warrants (purchased for $17.0 million), which Private Placement Warrants would expire worthless if a business combination is not consummated;

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the fact that our Chairman and Director, Charles W. Ergen, has a 90% economic interest in, and controls, the Sponsor, and that our Chief Executive Officer, Kyle Jason Kiser, has a 10% economic interest in, but no beneficial ownership over any securities owned by, the Sponsor;

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the fact that Charles W. Ergen’s subscription for 17,391,300 shares of CONX’s Series A Preferred Stock for a price equal to $11.50 per share will close upon the consummation of the Transaction (see “The Transaction — Equity Forward Transaction”);

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the fact that each of our three independent directors owns 10,000 Independent Director Shares, which would vest only when we consummate our initial business combination;

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the fact that, unless the Company consummates a business combination, the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by it on behalf of the Company, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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the fact that as of the date of this Offer to Purchase, the Sponsor had extended approximately $2.6 million to us in connection with recurring payments to the Trust Account made by the Sponsor subsequent to the initial extension of our completion period in the fourth quarter of 2022, the second extension of our completion period in the second quarter of 2023 and certain working capital loans, and the Sponsor may extend additional loans to us including to satisfy working capital requirements, all of which would be repayable (and up to $1.5 million of which would be convertible into our warrants) when we consummate our business combination;
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the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that none of our officers or directors has received any cash compensation for services rendered to the Company, the Independent Director Shares owned by our three independent directors would vest only when we consummate our initial business combination, and all of the current members of our Board are expected to continue to serve as directors at least through the date of the Special Meeting to vote on a proposed business combination and may even continue to serve following any potential business combination and receive compensation thereafter; and

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the fact that our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar and DISH and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,170,052 shares of Class A Common Stock outstanding on March 6, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Kyle Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 30 years.

In particular, the Sponsor purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.001 per share, and the Sponsor purchased 11,333,333 Private Placement Warrants for an aggregate purchase price of $17.0 million, or $1.50 per Private Placement Warrant. Such securities will have a significantly higher value at the closing of the initial business combination. As a result, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-Transaction company. Given the differential in purchase price that the Sponsor paid for the founder shares (i.e., $25,000) as compared to the price of the Units sold in the Initial Public Offering and subsequent number of shares of our Class A Common Stock that the Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsor is likely to be able to make a substantial profit on its investment in CONX at a time when its public shares have lost significant value. On the other hand, if CONX liquidates without completing a business combination, the Sponsor will likely lose its entire investment in CONX. Accordingly, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target or on terms less favorable to stockholders rather than to liquidate our company.
As a result of the above, the interests of our Sponsor, certain of our officers, directors and their respective affiliates could influence their motivation in pursuing the Transaction and therefore there may be a conflict of interest when determining whether the Transaction is in CONX’s interests. The exercise of such directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the interests of CONX.
The process of completing a transaction, including an asset sale such as the Transaction, with a special purpose acquisition company (“SPAC”) is different from an underwritten offering and may create risks for our unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. The Transaction does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.
In addition, the Transaction does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of the Transaction, the value of the Property has been established by means of negotiations between the parties, which may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the Purchase Agreement and the Transaction Closing. In addition, initial public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no such book of demand built up in connection with the Transaction, which may result in our share price being harder to sustain after the transaction.
If CONX’s due diligence investigation of the Property is inadequate, CONX may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause stockholders to lose some or all of their investment following the Transaction.
Even though CONX conducted an initial due diligence investigation of the Property and will continue to perform due diligence during the period of time until 11:59 p.m. Mountain Time on April 15, 2024 (the “Inspection Period”), we cannot be sure that this diligence uncovered or will uncover all material issues that may be present with respect to the Property, or that it would be possible to uncover all material issues through a more protracted amount of due diligence, or that factors outside of the Property will not later arise. The requirement that CONX must complete the Transaction by the end of the Combination Period, and CONX’s lack of experience investing in or managing real property may have limited its ability to perform, and the available time to conduct, due diligence, and the Transaction may be consummated pursuant to terms that CONX would have rejected upon a more comprehensive investigation. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-Transaction company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Transaction could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
Even if we consummate the Transaction, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of the public warrants may be amended.
The exercise price for the public warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the public warrants may expire worthless. The terms of our public warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the public warrants may be amended without the consent of any registered holder to cure any ambiguity or correct any defective provision or mistake, but requires the approval by the registered holders of a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a registered holder if registered holders of a majority of the then-outstanding public warrants approve of such amendment. Our ability to amend the terms of the public warrants (including the Private Placement Warrants) with the consent of a majority of the then-outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a public warrants.

An investor will only be able to exercise the public warrants if the issuance of shares of Class A Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.
No public warrants will be exercisable for cash, and we will not be obligated to issue shares of Class A Common Stock unless the shares of Class A Common Stock issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the public warrants. At the time that the warrants become exercisable, we expect to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. However, we cannot assure you of this fact. If the shares of Class A Common Stock issuable upon exercise of the public warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the public warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.
Our management’s ability to require holders of our public warrants to exercise such public warrants on a cashless basis will cause holders to receive fewer shares of Class A Common Stock upon their exercise of the public warrants than they would have received had they been able to exercise their public warrants for cash.
If we call our public warrants for redemption after the redemption criteria have been satisfied (only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share, for each of 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and if there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such public warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption, or, the closing price of Class A Common Stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the notice of redemption is sent to the warrant holders; and if the closing price of Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, and the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding public warrants), our management will have the option to require any holder that wishes to exercise its public warrants (including any public warrants held by our initial stockholders or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised its warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company. Recent Class A Common Stock trading prices have not met the threshold that would allow us to redeem public warrants.
The Private Placement Warrants are identical to the public warrants, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
A market for the securities of CONX after the Transaction may not fully develop, which would adversely affect the liquidity and price of our securities.
We intend to continue to list the Class A Common Stock and warrants on Nasdaq under the symbols “CONX” and “CONXW”, on or promptly after the consummation of the Transaction. Following the Transaction, the price of our securities may fluctuate significantly due to the market’s reaction to the Transaction and general market and economic conditions. An active trading market for our securities may never fully develop or, if developed, it may not be sustained. In addition, the price of the securities after the offering can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the over-the-counter markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national exchange. You may be unable to sell your securities unless a market can be established or sustained.
The market price of CONX’s securities may decline as a result of the Transaction.
The market price of CONX’s securities may decline as a result of the Transaction for a number of reasons, including if:
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investors react negatively to the prospects of CONX’s business and the prospects of the Transaction;

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the effect of the Transaction on CONX’s business and prospects is not consistent with the expectations of financial or industry analysts;

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CONX does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts; and

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the value of the Property proves to be materially less than the value used by our board of directors to determine the Property Purchase Price.

Accordingly, investors may experience a loss as a result of decreasing market prices. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
CONX’s stockholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction.
If the post-Transaction company is unable to realize the full strategic and financial benefits currently anticipated from the Transaction, CONX’s stockholders will have experienced dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the post-Transaction company is able to realize only part of the strategic and financial benefits currently anticipated from the Transaction.
In the event that a significant number of shares of Class A Common Stock are tendered in the Offer, the Class A Common Stock of CONX is expected to become less liquid following the Transaction.
If a significant number of shares of Class A Common Stock are tendered in the Offer, CONX will be left with a significantly smaller number of stockholders following the Transaction. As a result, trading in Class A Common Stock following the Transaction would be expected to be further limited and your ability to sell your shares of Class A Common Stock in the market could be adversely affected.
The issuance of Series A Preferred Stock concurrently with the Transaction, the potential exercise of the outstanding warrants and the issuance of additional Common Stock as a result thereof, or from future public or private offerings, and the automatic conversion of the outstanding rights, will result in substantial dilution and could have an adverse effect on the market prices of CONX’s securities.
CONX currently has 20,870,269 shares of Common Stock outstanding. Additionally, the Equity Forward Transaction is expected to close substantially concurrently with the consummation of the Transaction. The Equity Forward Transaction, the potential exercise of outstanding warrants, and the issuance of additional shares in future public or private offerings, will result in substantial dilution and could have an adverse effect on the market price of CONX’s securities.

On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 founder shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.
Upon the consummation of the Transaction, CONX’s former public stockholders will own:
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approximately 10% of the outstanding shares of Common Stock, assuming no tender of Common Stock in connection with the Offer; or

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approximately 5.27% of the outstanding shares of Common Stock, assuming 50% of the shares of Common Stock not owned by the Sponsor and independent directors are validly tendered and not properly withdrawn, and are purchased; or

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0% of the outstanding shares of Common Stock, assuming a maximum number of shares of Common Stock not owned by the Sponsor and independent directors are validly tendered and not properly withdrawn, and are purchased.

The Equity Forward Transaction, the exercise of warrants and the conversion of rights:
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will significantly dilute the equity interest of existing CONX stockholders; and

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may adversely affect prevailing market prices for Common Stock and warrants.

Assuming no redemptions, the pro forma amount of cash per share of Class A Common Stock, which we calculate as the amount of pro forma cash after giving effect to the Transaction divided by the number of shares of Class A Common Stock outstanding after giving effect to the Transaction (but without giving effect to the exercise of any warrants) is $4.98 per share. Assuming 50% redemptions, the pro forma amount of cash per share of Class A Common Stock would be $4.69 per share. Assuming maximum redemptions, the pro forma amount of cash per share of Class A Common Stock would be $4.39 per share. More specifically, the estimated pro forma amount of cash per share of Class A Common Stock is calculated as the quotient of (a) (i) the amount of funds held in the Trust Account (assuming either no redemptions, 50% redemptions or the maximum redemptions scenario), plus the approximately $200 million proceeds from the Equity Forward Transaction less (ii) the amount of Property Purchase Price to be paid in the Transaction of $26.75 million, less (iii) the amount of estimated unpaid transaction expenses of approximately $2.50 million, less (iv) the amount of repayment for outstanding Sponsor extension loans and working capital loans of approximately $2.6 million, divided by (b) the number of shares of Class A Common Stock anticipated to be outstanding as of immediately following the Transaction Closing (after giving effect to the issuance of 17,391,300 shares of Class A Common Stock on conversion of the Company’s Series A Convertible Preferred Stock in the Equity Forward Transaction), assuming no redemptions, 50% redemptions and assuming the maximum redemptions scenario). This calculation does not take into account the outstanding warrants, which securities are not exercisable as of the Transaction Closing and are antidilutive.
The pro forma amount of cash per share of Class A Common Stock after giving effect to the Transaction, both in the case of no redemptions and in the maximum redemption scenario, is less than the $10.585614 per share that holders of Class A Common Stock would be entitled to receive upon exercise of their redemption rights. The pro forma amount of cash per share is for illustrative purposes only and may not reflect the actual cash per share after the Transaction.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) our completion of an initial business combination, and then only in connection with those shares of Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our Articles to modify the substance or timing of the ability of public stockholders to seek redemption in connection with an initial business combination or our obligation to redeem 100% of our public shares if we do not complete our initial business combination by the end of the Combination Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of our public shares if we do not complete an initial business combination by the end of the Combination Period, subject to applicable law and as further described herein. In addition, if our plan to redeem our public shares if we do not complete an initial business combination by the end of the Combination Period is not completed for any reason, compliance with Nevada law will require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond the end of the Combination Period before they receive funds from the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
Deutsche Bank Securities Inc. (“DBSI”), the underwriter in CONX’s Initial Public Offering, was to be compensated in part on a deferred basis for already rendered underwriting services in connection with CONX’s Initial Public Offering, yet DBSI, without any consideration from CONX, gratuitously waived its entitlement to such compensation. While DBSI did not participate in any aspect of the Transaction and CONX has no other contractual relationship with DBSI, investors should be aware that the waiver of a deferred underwriting fee is unusual.
On March 22, 2024, CONX received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI waived its entitlement to any portion of the deferred underwriting fee of $26,250,000 due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between CONX and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by CONX or any of its affiliates in connection with the Transaction.
CONX did not seek out the reasons why DBSI waived its deferred underwriting fee. DBSI received no additional consideration for the waiver of its entitlement to the deferred underwriting fee. There is no dispute among any of the parties to the Transaction with respect to the services provided or the resignation of DBSI. Stockholders should not place any reliance on the fact that DBSI was previously involved in the Initial Public Offering. Investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Transaction less attractive as a result.
In order to effectuate an initial business combination, such as the Transaction, SPACs have, in the past, amended various provisions of their charters and other governing instruments, including their warrant agreements. We cannot assure you that we will not seek to amend our Articles or governing instruments in a manner that will make it easier for us to complete our initial business combination.
In order to effectuate a business combination, special purpose acquisition companies have, in the past, amended various provisions of their charters and governing instruments, including their warrant agreements. For example, special purpose acquisition companies have amended the definition of business combination, increased redemption thresholds and extended the time to consummate an initial business combination and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. Amending our Articles and our warrant agreement will generally require a vote of holders of at least 50% of our outstanding shares of Common Stock or holders of at least 50% of the public warrants, as applicable, and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. In addition, our Articles will require us to provide our public stockholders with the opportunity to redeem their public shares for cash if we propose an amendment to our Articles to modify the ability of public stockholders to seek redemption in connection with an initial business combination or the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination by the end of the Combination Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity. We cannot assure you that we will not seek to amend our Articles or governing instruments or extend the time to consummate an initial business combination in order to effectuate our initial business combination, including the Transaction. Currently, the Sponsor and our officers and directors own approximately 89.9% of our issued and outstanding shares of Common Stock, including 18,750,000 founder shares and 30,000 Independent Director Shares. Accordingly, we will not need any outstanding shares of Class A Common Stock, in addition to the founder shares and the Independent Director Shares, to approve the amendments above.
Our Sponsor will be a controlling stockholder following the consummation of the Offer and the Transaction, having control over key decision making, which may not always be in the interest of the our stockholders.
The ownership of shares of Class A Common Stock following the consummation of the Transaction will depend on the number of shares of Class A Common Stock that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. Assuming that 2,120,269 shares of Class A Common Stock are outstanding upon consummation of the Transaction and no shares of Class A Common Stock have been tendered in the Offer, our Sponsor will beneficially own in the aggregate approximately 89.9% of the outstanding shares of Class A Common Stock. As a controlling stockholder, the Sponsor will be entitled to vote the shares it controls, in its own interests, which may not always be in the interests of our stockholders generally. Further, concentrated control by the Sponsor over key decision making as a result of its control of a majority of the voting power could limit or preclude the our stockholders’ ability to influence corporate matters for the foreseeable future. As a controlling stockholder, the Sponsor would have the ability, among others, to control the outcome of matters submitted to the our stockholders for approval, including the election of directors, amendments to our organizational documents, and any merger, consolidation, or sale of all or substantially all of our assets, which other stockholders may not support. The concentrated control of the Sponsor could also discourage potential investors from acquiring our publicly traded Class A Common Stock.
CONX may redeem the warrants at a time that is not beneficial to warrant holders.
CONX may call the warrants for redemption at any time after the redemption criteria have been satisfied. If CONX calls the warrants for redemption, a warrant holder may be forced to: (i) exercise its public warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) sell its public warrants at the then-current market price when it might otherwise wish to hold its public warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its public warrants.
Risks Relating to our Company Before the Completion of the Transaction
We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.
We are a blank check company incorporated under the laws of the State of Nevada with no operating results. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our initial business combination. We may be unable to complete our initial business combination, including the Transaction. If we fail to complete our initial business combination, we will never generate any operating revenues.
Our business strategy includes acquisitions, and acquisitions entail numerous risks, including the risk of management diversion and increased costs and expenses, all of which could negatively affect the Company’s profitability.
Our business strategy includes, among other things, strategic acquisitions and investments. This overall acquisition and investment strategy entails several risks, including the diversion of management’s attention from other business concerns, the incurrence of substantial legal and other advisory fees and the potential need to finance such acquisitions with additional equity and/or debt.

In addition, once completed, acquisitions may entail further risks, including: unanticipated costs and liabilities of the acquired businesses that could materially adversely affect our results of operations; increased regulatory compliance relating to the acquired business; difficulties in assimilating acquired businesses, their personnel and their financial reporting systems, which would prevent the expected benefits from such acquisition from being realized within the anticipated timeframe; and loss of key employees of the acquired businesses. In addition, any future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expense related to intangible assets, which could have a material adverse effect on our business, financial condition, operating results and cash flows, or the issuance of additional equity, which could dilute our stockholder’s equity interests.
There can be no assurance that we will be able to negotiate any such acquisition successfully, receive the required approvals for any acquisition or otherwise conclude any acquisition successfully, or that any acquisition will achieve the anticipated synergies or other positive results. Overall, if our acquisition strategy is not successful or if acquisitions are not well integrated into our existing operations, the Company’s profitability, business and financial condition could be negatively affected.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers (except our independent registered public accounting firm), prospective targets and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we do not complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement with us, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective targets.
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of  (i) $10.00 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
We have no operating or financial history and our results of operations and those of the post-Transaction company may differ significantly from the unaudited pro forma financial data included in this Offer to Purchase.
We are a blank check company and we have no operating history and no revenues. This Offer to Purchase includes unaudited pro forma financial information for the post-Transaction company. The unaudited pro forma statement of operations of the post-Transaction company is derived from our historical audited results of operations for the year ended December 31, 2023 and gives pro forma effect to the Transaction as if it had been consummated on January 1, 2023. The unaudited pro forma balance sheet of the post-Transaction company is derived from our historical balance sheet as of December 31, 2023 and gives pro forma effect to the Transaction as if it had been consummated on December 31, 2023.
The unaudited pro forma financial information is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflects limited historical financial data. Therefore, the unaudited pro forma financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Transaction been consummated as of these dates or the future consolidated results of operations or financial position of the post-Transaction company. Accordingly, the post-Transaction company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma financial information included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Financial Information.”
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; or

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

We are also subject to a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. See “Index to Financial Information — Consideration of Inflation Reduction Act Excise Tax” for further details on such new excise tax.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Past performance by our management team or their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in us.
Information regarding performance by, or businesses associated with, our management team and their affiliates, or businesses associated with them, is presented for informational purposes only. Past performance by such individuals and entities is not a guarantee either (i) of success with respect to the Transaction or any other business combination we may consummate or (ii) that we will be able to locate suitable candidates for other transactions. You should not rely on the historical record of the performance of our management team or their affiliates or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or are likely to, generate going forward.
We may be unable to obtain additional financing to fund the operations and growth of the post-transaction company, which could compel us to restructure or abandon future transactions.
We may be required to obtain additional financing, including for maintenance or expansion of operations of the post-Transaction businesses, or to fund the purchase of other companies. If we do not complete our initial business combination, including the Transaction, our public stockholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to public stockholders, and our warrants will expire worthless. If we complete the Transaction, we may require such financing to fund the operations or growth of the Property. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the post-transaction company, including with respect to future transactions.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Transaction and future transactions, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including, without limitation, the SPAC Rules discussed below, and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Transaction, and results of operations.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under Nevada law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution.
The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by the end of the Combination Period may be considered a liquidating distribution under Nevada law. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more). Any action or suit must be commenced within two years after the dissolution if the plaintiff knew or should have known the underlying facts on or before the dissolution, or within three years after the date of dissolution in all other cases.
Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by the end of the Combination Period is not considered a liquidating distribution under Nevada law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 11.380 of the Nevada Revised Statutes (“NRS”), the statute of limitations for claims of creditors against stockholders could be three years after the plaintiff knew or should have known the underlying facts.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

We have a material weakness in our internal control over financial reporting as of December 31, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”) informing market participants that certain warrants issued by SPACs may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. Following issuance of the SEC Statement, on May 24, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2021. Additionally, in connection with the preparation of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management re-evaluated the Company’s application of ASC 480-10-S99 with respect to the accounting classification of public shares and determined that the public shares include redemption provisions that require classification of all public shares as temporary equity. After further consideration, subsequent to the filing of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management re-evaluated the impact of the reclassification of a portion of the Public Shares on the Company’s previously issued financial statements and, in consultation with the Company’s audit committee, concluded that such reclassification was material with respect to certain of the Company’s previously issued financial statements and the financial statements should be restated. In addition, in connection with the change in presentation for the Public Shares, the Company determined it should restate its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of stock share pro rata in the income and losses of the Company. Accordingly, on January 20, 2022, the Company’s management and audit committee concluded that it was appropriate to restate the Company’s previously issued financial statements. As part of such process, we also identified a material weakness in our internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. We became aware of the need to change the classification of our warrants when the SEC Statement was issued on April 12, 2021. As a result, management concluded that there was a material weakness in internal control over financial reporting as of December 31, 2023.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our securities are listed on Nasdaq. However, we cannot assure you that our securities will continue to be listed on Nasdaq in the future or prior to our initial business combination, including as a result of the redemptions in connection with the Third Extension (as defined below) and our inability to complete a business combination within 36 months of the effectiveness of the registration statement for our Initial Public Offering. As previously disclosed on our Current Report on Form 8-K filed with the SEC on August 18, 2023, on August 14, 2023, the staff of the Nasdaq notified the Company that it no longer meets Listing Rule 5550(b)(2) (the “Rule”) requiring the Company to maintain a minimum market value of listed securities

(“MVLS”) of $35 million. The notice was based on a review of the Company’s MVLS for the past 30 consecutive business days. Nasdaq’s listing rules provide the Company a compliance period of 180 calendar days, or until February 12, 2024, in which to regain compliance.
On February 14, 2024, the Company received notification from Nasdaq that the Company had not regained compliance with the Rule (the “Notice”). The Notice is a formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq.
Additionally, on October 30, 2023, the Company received a notice from the staff of the Nasdaq indicating that the Company’s securities would be subject to suspension and delisting from the Nasdaq at the opening of business on November 8, 2023 due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of the registration statement for its initial public offering. Subsequent to a hearing on February 8, 2024, the Panel granted the Company an exception for its securities to continue to be listed on Nasdaq until April 29, 2024, subject to certain conditions.
Furthermore, in connection with our initial business combination, including the Transaction, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. We cannot assure you that we will be able to meet those initial listing requirements at that time. If we are unable to demonstrate compliance with Nasdaq listing requirements by April 29, 2024, our securities may be delisted.
If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including (i) a limited availability of market quotations for our securities, (ii) reduced liquidity for our securities, (iii) a determination that our Class A Common Stock is a “penny stock”, which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities, (iv) a limited amount of news and analyst coverage in the future; and (iv) a decreased ability to issue additional securities or obtain additional financing in the future.
Global or regional conditions may adversely affect our business and our ability to consummate our initial business combination, including the Transaction.
Adverse changes in global or regional economic conditions periodically occur, including recession or slowing growth, changes, or uncertainty in fiscal, monetary or trade policy, higher interest rates, tighter credit, inflation, lower capital expenditures by businesses, increases in unemployment and lower consumer confidence and spending. Adverse changes in economic conditions can harm global business and adversely affect our ability to consummate our initial business combination. Such adverse changes could result from geopolitical and security issues, such as armed conflict and civil or military unrest, political instability, human rights concerns and terrorist activity, catastrophic events such as natural disasters and public health issues (including the COVID-19 pandemic), supply chain interruptions, new or revised export, import or doing-business regulations, including trade sanctions and tariffs or other global or regional occurrences.
In particular, in response to Russia’s invasion of Ukraine and the conflict in Israel and the surrounding areas, the United States, the European Union and several other countries are imposing far-reaching sanctions and export control restrictions. These rising conflicts and the resulting market volatility could adversely affect global economic, political and market conditions. Additionally, tensions between the United States and China have led to increased tariffs and trade restrictions. The United States has imposed economic sanctions on certain Chinese individuals and entities and restrictions on the export of U.S.-regulated products and technology to certain Chinese technology companies. These and other global and regional conditions may adversely impact our business and our ability to consummate our initial business combination, including the Transaction.

The SEC has recently issued final rules relating to certain activities of SPACs. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete a business combination and may make it more difficult to complete a business combination. The need for compliance with the SPAC Rules may cause us to liquidate the Company at an earlier time than we might otherwise choose.
On January 24, 2024, the SEC adopted final rules (the “SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions between SPACs, such as us, and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. SPACs will be required to comply with the SPAC Rules beginning July 1, 2024. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The need for compliance with the SPAC Rules and the SPAC Guidance may cause us to liquidate the Company at an earlier time than we might otherwise choose. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with the SPAC Rules or the SPAC Guidance, may increase the costs and time of negotiating and completing an initial business combination, including the Transaction, and may constrain the circumstances under which we could complete an initial business combination. The need for compliance with the SPAC Rules and the SPAC Guidance may cause us to liquidate the Company at an earlier time than we might otherwise choose. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate a business combination and liquidate the Company.
As described further above, the SPAC Guidance relates, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder.
Because the SPAC Guidance is fact-specific, there remains uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours. To mitigate the risk that we may be deemed to have been operating as an unregistered investment company, effective October 12, 2022, the Company converted all of the investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements and we may abandon our efforts to complete an initial business combination, including the Transaction, and instead liquidate the Company. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.
Risks Relating to our Company After the Completion of the Transaction
The post-Transaction company will depend on a single tenant for substantially all of its revenues.
Following the consummation of the Transaction and the execution of the Seller Lease Agreement, we will depend on Seller for substantially all of our revenues. The inability or other failure of Seller under the Seller Lease Agreement to meet its obligations to us would materially reduce our liquidity, cash flow, net operating income and results of operations, which would in turn cause our stock price to decline and have other materially adverse effects on our business, results of operations and financial condition. In its

Annual Report on Form 10-K filed with the SEC on February 29, 2024, EchoStar Corporation, the parent company of Seller, disclosed that EchoStar Corporation did not currently have committed financing to fund its cash operations for at least twelve months from the date of its consolidated financial statements and therefore substantial doubt existed about its ability to continue as a going concern.
The loss of Seller as a tenant or Seller’s inability to pay rent could materially and adversely affect our business, financial condition or results of operations.
For an indefinite period of time after the completion of the Transaction, the prospects for our success may depend entirely on revenues generated by the Property.
For an indefinite period of time after the Transaction, the prospects for our success may depend entirely on revenues generated by the Property. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination through the acquisition of a single property, our lack of diversification may subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the commercial real estate market.
If competitor properties offer space at rental rates below current market rates, below the rental rates we currently expect to be able to charge for the Property, in better locations within the Property’s market or in higher quality facilities, we may be pressured to reduce rental rates below those we currently expect to be able to charge in order to retain tenants when its tenants’ leases expire.
We, Seller and any future tenants may from time to time face litigation and are likely to experience rising liability and insurance costs, which could have a material adverse effect on our financial condition.
From time to time, we, Seller or future tenants may be involved in certain legal proceedings, lawsuits and other claims. An unfavorable resolution of any such legal proceedings, lawsuits or other claims could have a materially adverse effect on our business, results of operations and financial condition. Regardless of the outcome, any such legal proceedings, lawsuits or other claims may result in substantial costs, disruption of our normal business operations and the diversion of management attention. We may be unable to prevail in, or achieve a favorable settlement of, any pending or future legal action against us.
Tenants that fail to comply with federal, state and local laws and regulations, including licensure, certification and inspection requirements, may cease to operate or be unable to meet their financial and other contractual obligations to us.
Seller and any other future tenants will be subject to or impacted by extensive, frequently changing federal, state and local laws and regulations. These laws and regulations include, among others, laws protecting consumers against deceptive practices; laws relating to the operation of the Property and how our tenants conduct their business, such as fire, health and safety and privacy laws; resident rights laws (including abuse and neglect laws) and fraud laws; the Americans with Disabilities Act of 1990, as amended, and similar state and local laws; and safety and health standards set by the Occupational Safety and Health Administration or similar state and local agencies.
Our tenants’ failure to comply with any of these laws, regulations or requirements could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from government healthcare programs, loss of license or closure of the facility and/or the incurrence of considerable costs arising from an investigation or regulatory action, which would have an adverse effect on the Property, and therefore would materially adversely impact us.
If we must replace Seller, we might be unable to reposition the Property on as favorable terms, or at all.
We cannot predict whether Seller will renew the Seller Lease Agreement beyond its initial terms. Following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the Property would likely decline or cease altogether while we reposition the Property with a suitable replacement tenant. A replacement tenant may require different features in a property, depending on that tenant’s particular business. We may incur substantial expenditures to modify the Property before we are able to secure a replacement tenant or to accommodate multiple tenants or operators.
Environmental compliance costs and liabilities associated with the Property may be substantial and may have a materially adverse effect on our business, financial condition or results of operations.
Federal, state and local laws, ordinances and regulations may require us to investigate and clean up certain hazardous or toxic substances or petroleum released at the Property. We may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by the third parties in connection with the contamination. The costs of cleanup and remediation could be substantial. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination.
In addition, the presence of contamination or the failure to remediate contamination may materially adversely affect our ability to use, sell or lease the Property or to borrow using the Property as collateral.
CONX may redeem the warrants at a time that is not beneficial to warrant holders.
CONX may call the warrants for redemption at any time after the redemption criteria have been satisfied. If CONX calls the warrants for redemption, warrant holders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.
If the Series A Preferred Stock has not been converted by the fifth anniversary of the Transaction Closing, we will be required to redeem each share of Series A Preferred Stock in cash at a price equal to $11.50 per share.
CONX and Seller have incurred significant transaction costs, including CONX’s expenses of approximately $2.51 million as of April 1, 2024. These expenses have significantly limited the amount of cash available to be used for other corporate purposes following the Transaction. Accordingly, we will depend on the proceeds from the Equity Forward Transaction to finance our operations following the Transaction. If the Series A Preferred Stock has not been converted by the fifth anniversary of the Transaction Closing, we will be required to redeem each share of Series A Preferred Stock in cash at a price equal to $11.50 per share, subject to certain customary adjustments. Our redemption obligations with respect to the Series A Preferred Stock could adversely affect our liquidity and reduce the amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions and other general corporate purposes.
If we were deemed to become an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our post-Transaction activities would be severely restricted.
Subsequent to the completion of the Transaction, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize our ability to drive shareholder value. We expect to primarily acquire controlling interests in operating companies and expect to participate in managing, through board representations or otherwise, a core group of those companies, which we would support for the long-term. Based on these factors, although we may acquire minority interests in certain circumstances, we believe that we will not be deemed to be an investment company, and we intend to continue to conduct our operations so that we will not be deemed an investment company. If, at any time, we were deemed to become or are determined to be primarily engaged in the business of investing, reinvesting or trading in securities, we could become subject to regulation under the Investment Company Act. In these circumstances, after giving effect to any applicable grace periods, we may be required to register as an investment company, which could result in significant registration and compliance costs, could require changes to our corporate governance structure and financial reporting, and could restrict our activities going forward. In addition, if we were to become subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable.

Provisions in our Articles and Nevada law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares of Class A common stock and could entrench management.
Our Articles contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:
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the ability of the board of directors to designate the terms of and issue new series of preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities;

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a staggered board of directors; and

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the fact that prior to the completion of our initial business combination only holders of our founder shares, which have been issued to our Sponsor, are entitled to vote on the appointment of directors.

All of these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
We are also subject to anti-takeover provisions under Nevada law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Provisions in our Articles and Nevada law may have the effect of discouraging lawsuits against our directors and officers.
Our Articles require, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (a) brought in the name or right of our company or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our company to us or our stockholders; (c) arising or asserting a claim pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of our Articles or bylaws; (d) to interpret, apply, enforce or determine the validity of our Articles or bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada shall be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada shall be the exclusive forum for such action. Notwithstanding the foregoing, our Articles provide that this exclusive forum provision will not apply to suits arising under (i) the Exchange Act or any other claim for which federal courts have exclusive jurisdiction and (ii) the Securities Act.
Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
The post-Transaction company will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, CONX stockholders will not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.
Our Sponsor will beneficially own and control a majority of the combined voting power of the post-Transaction company. As a result, CONX will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

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a majority of the board of directors consists of directors who qualify as “independent” as defined under the Nasdaq listing rules;

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its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

CONX may rely on some or all of these exemptions so long as it remains a “controlled company.” As a result, CONX may not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, CONX stockholders will not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.
We have limited experience in operating commercial real estate.
We have limited experience operating commercial real estate property. Our management may not be fully aware of many of the specific requirements of operating the Property. Our operations, earnings and ultimate financial success could suffer due to this lack of experience. As a result, we would be subject to all of the risks associated with operating commercial real estate property and additionally the risks associated with a new business model, which could materially and adversely affect our business.
We face risks related to our potential future acquisitions.
Subsequent to the Transaction Closing, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets, which will entail special considerations and risks. If we are successful in completing such a transaction, we may be subject to, and possibly adversely affected by, the following risks:
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if we do not develop successful new products or services or improve existing ones, our business will suffer;

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we may invest in new lines of business that could fail to attract or retain users or generate revenue;

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we will face significant competition and if we are not able to maintain or improve our market share, our business could suffer;

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the loss of one or more members of our management team, or our failure to attract and retain other highly qualified personnel in the future, could seriously harm our business;

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if our security is compromised or if one of our platforms is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, advertisers and partners may cut back on or stop using our products and services altogether, which could seriously harm our business;

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malware, viruses, hacking and phishing attacks, spamming, and improper or illegal use of our products could seriously harm our business and reputation;

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if we are unable to successfully grow our user base and further monetize our products or services, our business will suffer;

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if we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be seriously harmed;

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we may be subject to regulatory investigations and proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business;

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components used in our products or services may fail as a result of a manufacturing, design, or other defect over which we have no control, and render our devices inoperable;

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an inability to manage rapid change, increasing consumer expectations and growth;

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an inability to build strong brand identity and improve subscriber or customer satisfaction and loyalty;

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an inability to deal with our subscribers’ or customers’ privacy concerns;

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an inability to license or enforce intellectual property rights on which our business may depend;

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an inability by us, or a refusal by third parties, to license content to us upon acceptable terms;

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potential liability for negligence, copyright, or trademark infringement or other claims based on the nature and content of materials that we may distribute;

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competition for the leisure and entertainment time and discretionary spending of subscribers or customers, which may intensify in part due to advances in technology and changes in consumer expectations and behavior;

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disruption or failure of our networks, systems or technology as a result of misappropriation of data or other malfeasance, as well as outages, natural disasters, terrorist attacks, accidental releases of information or similar events; and

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the target company may have a significant need to raise capital to fund operations, serve customers and compete efficiently, and that capital may not be available on acceptable terms or at all.

Any of the foregoing could have an adverse impact on our operations following such a transaction, and our efforts in identifying prospective targets are not limited to any particular industry.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to complete the Offer;

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our ability to complete the Transaction or to realize the anticipated benefits of the Transaction;

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the Transaction benefits do not meet the expectations of investors or securities analysts and the impact on the market price of CONX’s securities;

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our expectations around the Property and that certain commercial lease agreement to be entered into by and between CONX and Seller concurrently with the closing of the Transaction;

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changes in the financial and macroeconomic conditions and their impact on the Company and its business and financial performance after the Transaction;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Transaction;

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our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Transaction;

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our potential ability to obtain additional financing after the Transaction;

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our ability to maintain a listing for our securities on Nasdaq;

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our public securities’ potential liquidity and trading, including following this Offer; and

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the lack of a market for our securities.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this Offer to Purchase.

INFORMATION ABOUT CONX BEFORE THE TRANSACTION
We are a blank check company incorporated in the State of Nevada on August 26, 2020, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets, which we refer to as our initial business combination.
Extension of Date to Consummate an Initial Business Combination
At a special meeting (the “First Special Meeting”) on October 31, 2022, our stockholders approved an extension of the date by which we were required to consummate a business combination from November 3, 2022 to June 3, 2023 (the “First Extension”). In connection with the First Extension, stockholders holding 66,651,616 shares of Class A Common Stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “First Extension Redemptions”). As a result of the First Extension Redemptions, approximately $669.9 million (approximately $10.05 per share) was removed from the Trust Account to pay such redeeming holders and approximately $84 million remained in the Trust Account. In connection with the First Extension, our Sponsor agreed to advance to us (i) $0.02 for each public share that was not redeemed in connection with the First Special Meeting plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from November 3, 2022 until June 3, 2023 (such advances, the “First Extension Loans”). In connection with the First Extension, 66,651,616 shares of Class A Common Stock were redeemed in the First Extension Redemptions and 8,348,384 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly First Extension Loans payable by our Sponsor to us were $166,968. Our Sponsor had advanced a total of $1,168,774 to the Trust Account as of December 31, 2023. The First Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of: (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those First Extension Loans. At the option of our Sponsor, up to $1,500,000 of the First Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant. On October 31, 2022, we issued a promissory note in the principal amount of up to $1,168,774 to our Sponsor (the “First Extension Note”), evidencing our indebtedness with respect to the First Extension Loans. As of December 31, 2023, the balance of the First Extension Note was $1,168,774.
At a special meeting (the “Second Special Meeting”) on June 1, 2023, our stockholders approved an extension of the date by which we were required to consummate a business combination from June 3, 2023 to November 3, 2023 (the “Second Extension”). In connection with the Second Extension, stockholders holding 5,650,122 shares of Class A Common Stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “Second Extension Redemptions”). As a result of the Second Extension Redemptions, approximately $57.6 million (approximately $10.19 per share) was removed from the Trust Account to pay such redeeming holders and approximately $26.4 million remained in the Trust Account. In connection with the Second Extension, our Sponsor agreed to advance to us (i) $0.04 for each public share that was not redeemed in connection with the Second Special Meeting plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from June 3, 2023 until November 3, 2023 (such advances, the “Second Extension Loans”). In connection with the Second Extension, 5,650,122 shares of Class A Common Stock were redeemed in the Second Extension Redemptions and 2,698,262 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly Second Extension Loans payable by our Sponsor to us was $107,930. Our Sponsor had advanced a total of $539,652 to the Trust Account as of December 31, 2023. The Second Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of: (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those Second Extension Loans. At the option of our Sponsor, up to $300,000 of the Second Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.

On June 2, 2023, we issued a promissory note in the principal amount of up to $539,652 to our Sponsor (the “Second Extension Note”), evidencing our indebtedness with respect to the Second Extension Loans. As of December 31, 2023, the balance of the Second Extension Note was $539,652.
At a special meeting (the “Third Special Meeting”) on November 3, 2023, our stockholders approved an extension of the date by which we must consummate a business combination from November 3, 2023 to May 3, 2024 (the “Third Extension”). In connection with the Third Extension, stockholders holding 607,993 shares of Class A Common Stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “Third Extension Redemptions”). As a result of the Third Extension Redemptions, approximately $6.3 million (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders and approximately $20.1 million remained in the Trust Account.
Initial Business Combination Structure
Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination and that any such business combination be approved by a majority of our independent directors. Our board of directors will make the determination as to the fair market value of our initial business combination. In connection with the Transaction, CONX will obtain a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the Property Purchase Price is fair to the Company from a financial point of view.
If we fail to complete the Transaction, we may pursue other initial business combination opportunities. We may pursue such an initial business combination opportunity jointly with an entity to which an officer or director has a fiduciary or contractual obligation, which may include EchoStar and/or its affiliates, including DISH Network Corporation (“DISH”). We refer to such an initial business combination opportunity as an “Affiliated Joint Acquisition.” Any such parties may co-invest with us in the target at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such parties a class of equity or equity-linked securities. Any such issuance of equity or equity-linked securities would, on a fully diluted basis, reduce the percentage ownership of our then-existing stockholders. Notwithstanding the foregoing, pursuant to the anti-dilution provisions of our Class B Common Stock, issuances or deemed issuances of Class A Common Stock or equity-linked securities would result in an adjustment to the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock such that our initial stockholders and their permitted transferees, if any, would retain their aggregate percentage ownership of at least 20% of the sum of the total number of all shares of Common Stock outstanding plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination), unless the holders of a majority of the then-outstanding shares of Class B Common Stock agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. Neither nXgen Opportunities, LLC (the “Sponsor”) nor its affiliates has an obligation to make any such investment, and may compete with us for potential business combinations.
We anticipate structuring our initial business combination, including the Transaction, so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target or targets. If we fail to complete the Transaction, we may pursue other initial business combination opportunities, which may include structuring our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target in order to meet certain objectives of the target management team or stockholders or for other reasons, including an Affiliated Joint Acquisition, as described above. However, we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment

Company Act. Under certain circumstances, we may complete a business transaction in which the post-transaction company acquires less than 50% of the outstanding voting securities of a target, provided that as a result of such transaction the target is controlled primarily by the post-transaction company. In addition to business combination investments of the kind described above, we may also make strategic investments in companies that do not confer control or in which we share control with other substantial investors. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target or targets are owned or acquired by the post-transaction company, the portion of such target or targets that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target, the 80% of net assets test will be based on the aggregate value of all of the targets.
Potential Initial Business Combination Targets
The network of contacts and relationships of our management team provide us with an important source of acquisition opportunities. In addition, potential targets have been brought, and we anticipate that additional potential targets will continue to be brought, to our attention from various unaffiliated sources, including investment market participants, private equity groups, investment banks, consultants, accounting firms and large business enterprises.
We are not prohibited from pursuing an initial business combination with a target that is affiliated with our Sponsor or any of its executive officers or directors, such as in connection with the Transaction, or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, executive officers or directors. In connection with the Transaction, we will obtain a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the Property Purchase Price is fair to the Company from a financial point of view. If we fail to complete the Transaction and seek to complete an initial business combination with another target that is affiliated with our Sponsor or any of its executive officers or directors, we, or a committee of independent directors, would obtain an opinion to the same effect from an independent investment banking firm or a valuation or appraisal firm.
Our Sponsor and members of our management team directly or indirectly own shares of Class B Common Stock initially purchased by our founder in a private placement prior to our Initial Public Offering and the shares of Class A Common Stock that will be issued upon the automatic conversion of shares of Class B Common Stock at the time of our initial business combination (“founder shares”), Independent Director Shares (as defined below) and warrants issued to our Sponsor in a private placement simultaneously with the closing of our Initial Public Offering (“private placement warrants”) and, accordingly, may have a conflict of interest in determining whether a particular target is an appropriate business with which to effectuate our initial business combination. Further, certain of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target as a condition to any agreement with respect to our initial business combination.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including EchoStar, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, such entities may compete with us for business combination opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Our Articles provide that the corporate opportunity doctrine does not apply to our directors or officers in circumstances where it would conflict with any fiduciary duties or contractual obligations they may have, and that we renounce any expectancy that our directors or officers will offer such a corporate opportunity to us, except if all of the following conditions are satisfied: (a) we have expressed an interest in the business opportunity as determined from time to time by our board of directors as evidenced by resolutions appearing in our minutes; (b) the opportunity relates to a line of business in which we are then directly engaged; (c) the director or officer is permitted to refer the opportunity to us without violating any legal obligation; and (d) in the case of a director or officer who, at the time the opportunity is presented, has a fiduciary relationship to EchoStar, and the opportunity relates to a line of business in which EchoStar and/or its affiliates, including DISH, is then engaged or has expressed an interest, the director or officer has first referred the opportunity to EchoStar, and that entity has declined to pursue the opportunity.
In addition, our Sponsor, initial stockholders, officers, directors and/or their affiliates may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Financial Position
We expect to complete our initial business combination using our cash, debt or equity securities, third-party financing (for example, a private placement of our securities), or a combination of the foregoing, which will allow us to tailor the consideration to be paid to the target to fit its needs and desires.
However, except for the Equity Forward Transaction, we have not taken any steps to secure third-party financing and there can be no assurance it will be available to us.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, including the Transaction, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, such as in the Transaction, our lack of diversification may:
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subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination, and

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cause us to depend on the marketing and sale of a single product or limited number of products or services.

Competition
In identifying, evaluating and selecting a target for our initial business combination, we have encountered, and if we are unable to complete the Transaction may continue to encounter, competition from other entities having a business objective similar to ours, including other special purpose acquisition companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. If we fail to complete the Transaction, our ability to acquire larger targets will be limited by our available financial resources. This inherent limitation will give others an advantage in pursuing the acquisition of a target. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain targets. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Financial Information
Our Units, Class A Common Stock and warrants are registered under the Exchange Act, and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC.
We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), although as a smaller reporting company we are no longer required to have our internal control procedures audited. The development of the internal controls, including subsequent to a business combination, to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.
We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
Human Capital Resources
We currently have one executive officer, our CEO, Jason Kiser. Mr. Kiser is not obligated to devote any specific number of hours to our matters but intends to devote as much of his time as he deems necessary to our affairs until we have completed our initial business combination. The amount of time he will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

INFORMATION ABOUT CONX FOLLOWING THE TRANSACTION
General
Following the Transaction Closing and our entry into the Seller Lease Agreement, we will derive revenues in the near term primarily from rent received pursuant to the Seller Lease Agreement. The Seller Lease Agreement is a “triple-net” lease, pursuant to which Seller will bear responsibility for all property costs and expenses associated with ongoing maintenance and operation, including utilities, property tax and insurance. The Seller Lease Agreement will provide us with a predictable revenue stream with embedded growth potential.
We anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize the Company’s ability to drive shareholder value. We may also seek to take meaningful equity ownership stakes that enable us to control or significantly influence operating companies and bring the strength of our operational expertise to these companies. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, the Company is currently involved in ongoing discussions regarding potential acquisitions with the objective of becoming a diversified operating entity focused on the future of communications and connectivity. Any such acquisitions would be subject to, among other things, negotiations and significant due diligence, appropriate board and stockholder approvals, regulatory approvals and other conditions. If we complete the Transaction, our public stockholders will not have the opportunity to redeem their shares of Class A Common Stock in connection with the completion of any such future acquisitions.
Information About the Property
Overview
The Property is (a) located at 5701 South Santa Fe Boulevard, Littleton, Colorado 80120 and consists of the real property more particularly described in Exhibit A to the Purchase Agreement (the “Land”), (b) the building(s), fixtures and certain other improvements located on the Land (subject to certain exceptions for excluded improvements identified by Seller) and (c) certain mutually agreed upon items of equipment, supplies, furniture owned by Seller that are necessary for the maintenance and operation of the Property. The Property is currently utilized as the headquarters of DISH Wireless.
As of December 31, 2023, the Property is comprised of approximately 206,992 square feet of net rentable area and is fully-occupied.
Regulation
The Property is subject to various laws, ordinances and regulations, including regulations relating to common areas.
After the Transaction Closing, we may be liable under various federal, state and/or local laws, ordinances and regulations for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from the Property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on the Property may adversely affect our ability to attract and/or retain tenants, and its ability to develop or sell or borrow against the Property. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the Property, environmental laws may impose restrictions on the manner in which the Property may be used or how businesses may be operated on the Property.
In addition, the Property is subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these laws and regulations could subject the Property or its tenants to liability. These liabilities could affect a tenant’s ability to make rental payments. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures.
The Property may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at the Property could require the Property to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the Property and increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose the Property to liability from its tenants, employees of its tenants or others if property damage or personal injury occurs.
Executive Officers and Directors
Prior to, and following the Transaction Closing, our management is and will be comprised of the following:
Name	Age	Position
Charles W. Ergen	71	Chairman
Kyle Jason Kiser	59	Chief Executive Officer, Director
Gerald Gorman	68	Director
David K. Moskowitz	65	Director
Adrian Steckel	56	Director
Charles W. Ergen.   Mr. Ergen is our founder and has served as our Chairman since our formation. He also serves as executive Chairman of EchoStar and has been Chairman of the board of directors of EchoStar since its formation. During the past five years, Mr. Ergen served as executive chairman and chairman of the board of directors of DISH and has held various executive officer and director positions with DISH and its subsidiaries including the position of Chief Executive Officer, which he held most recently from March 2015 to December 2017. During 1980, Mr. Ergen co-founded DISH with his future spouse, Cantey M. Ergen, and James DeFranco.
Kyle Jason Kiser.   Mr. Kiser has served as our Chief Executive Officer and Director since our formation. He served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 30 years. Since joining EchoSphere Corporation (later DISH) in 1987, he has held various operational, managerial and financial positions.
Gerald Gorman.   Mr. Gorman, who has served as one of our Directors since November 2020, has been the Chief Executive Officer of World Media Group, LLC since 2004. World Media Group, LLC builds and partners to develop innovative technology companies, including Doctor.com, a leader in healthcare consumerism, acquired by Press Ganey Associates LLC, India.com, a large Indian news and entertainment partnership with Penske Media acquired by Zee TV, and Lawyer.com, the leading matching engine for consumers and lawyers. World Media Group, LLC invests and partners to help launch startups via its World Accelerator. Partners include Scientist.com, Calendar.com and Outerspace.com. Recently funded ventures include a video meeting platform and an office wellness management system. World Media Group was an early investor in bitcoin and blockchain related ventures including Sweet.io, a social rewards platform for music labels, sports teams and consumer brands. Prior to founding World Media Group, LLC, Mr. Gorman was Chairman and Chief Executive Officer of Mail.com, which he co-founded in 1995. Prior to founding Mail.com, Mr. Gorman was a Managing Director in the investment banking division of Donaldson, Lufkin & Jenrette where he founded the Satellite Financing Group and completed pioneering transactions for satellite industry leaders, including DISH, PanAmSat Corporation, and Asia Satellite Telecommunications Company Limited. Mr. Gorman holds a degree in Mechanical Engineering from Melbourne University and an MBA from Columbia University.
David K. Moskowitz.   David K. Moskowitz, who has served as one of our Directors since October 2021, served as a director and senior advisor of DISH until April 2019. Prior to that, Mr. Moskowitz was an Executive Vice President as well as Secretary and General Counsel of DISH until 2007. He was elected to DISH’s Board in 1998. Mr. Moskowitz serves on the board of directors of several private companies and charitable organizations.
Adrian Steckel.   Mr. Steckel, who has served as one of our Directors since January 2021, is a leading technology executive with extensive experience in building companies from the ground up and working to enable voice and data communications in countries around the world. Mr. Steckel was the Chief Executive Officer at OneWeb Global Limited, where he was responsible for overseeing the company’s growth, long-term strategic development, fundraising, and commercial success. OneWeb Global Limited declared bankruptcy on March 27, 2020. Prior to joining OneWeb Global Limited, Mr. Steckel was the CEO of Grupo Iusacell Celular, S.A. de C.V., a successful mobile carrier in Mexico, which was acquired by AT&T, Inc. in 2015. Mr. Steckel currently serves as a director on the board of Uphold Ltd.
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us.
On August 28, 2020, our founder purchased an aggregate of 28,750,000 founder shares for $25,000, or approximately $0.001 per share and transferred 2,875,000 founder shares to Jason Kiser, our Chief Executive Officer, for approximately the same per-share price initially paid by our founder. On October 21, 2020, our founder and Jason Kiser contributed their founder shares to our Sponsor, in return for proportionate equity interests, resulting in our Sponsor holding 28,750,000 founder shares. On October 23, 2020, our Sponsor forfeited 7,187,500 founder shares, resulting in our Sponsor holding 21,562,500 founder shares. In addition, we granted 10,000 Independent Director Shares to each of our independent directors, Gerald Gorman, Adrian Steckel and David Moskowitz. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential targets and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors or our or their affiliates. Any such payments prior to our initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Our independent directors receive a $500 cash payment for attendance at each meeting of the board or a meeting of the committee of the board, whether in-person or not. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, including the Transaction, we do not currently intend to pay our founder or our Chief Executive Officer any consulting or management fees, although our board of directors may decide to do so in the future. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our Initial Public Offering and that our initial business combination be approved by a majority of our independent directors. Our board has determined that Mr. Gorman, Mr. Moskowitz and Mr. Steckel are independent directors under applicable SEC and Nasdaq rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. The rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The members of our audit committee are Mr. Gorman, who serves as chairman of the audit committee, Mr. Steckel and Mr. Moskowitz. Our board of directors determined that each member of the audit committee is independent under the rules of Nasdaq and Rule 10A-3 under the Exchange Act. Our board of directors further determined that each such member is financially literate and Mr. Gorman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms our Initial Public Offering; and

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reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested directors abstaining from such review and approval.

Compensation Committee
The members of our compensation committee are Mr. Gorman, who serves as chairman of the compensation committee, and Mr. Steckel. Our board of directors determined that each member of the compensation committee is independent under the rules of Nasdaq. The Compensation Committee is responsible for:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION OF CONX
The following tables set forth summary selected historical financial information derived from CONX’s audited financial statements for the year ended December 31, 2023 and December 31, 2022, which is included elsewhere in this Offer to Purchase.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following summary selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CONX” and CONX’s audited financial statements and the related notes appearing elsewhere in this Offer to Purchase.
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Summary Selected Historical Data:
Statement of Operations
General and administrative expenses	$1,178,513	$888,749
Loss from operations	(1,178,513)	(888,749)
Total other (loss) income	(4,750,519)	26,296,717
Net (loss) income	$(5,994,501)	$24,194,750
Weighted average common shares outstanding, basic and diluted
Class A – Common stock	5,047,364	64,226,579
Class B – Common stock	18,750,000	18,750,000
Basic and diluted net income per common share
Class A – Common stock	$(.25)	$0.29
Class B – Common stock	$(.25)	$0.29
	December 31, 2023	December 31, 2022
	(audited)	(audited)
Balance Sheet Data
Total assets	$21,983,432	$85,663,787
Total liabilities	$40,046,956	$33,174,364
Class A ordinary shares subject to possible redemption	$21,966,104	$84,243,386
Total stockholders’ deficit	$(40,029,628)	$(31,753,963)

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed financial information presents the financial information of CONX after giving effect to the Transaction, and related adjustments further described in the section entitled “Unaudited Pro Forma Condensed Financial Information.”
	Pro Forma (Assuming No Redemptions)	Pro Forma (Assuming 50% Redemptions)	Pro Forma (Assuming 100% Redemptions)
Summary Selected Unaudited Pro Forma Condensed Statement of Operations – Year Ended December 31, 2023
Revenue	$2,742,000	$2,742,000	$2,742,000
Total expenses	$2,043,969	$2,043,969	$2,043,969
Operating income (loss)	698,031	698,031	698,031
Net income	$1,985,978	$1,985,978	$1,985,978
Basic and diluted net income per share	$0.08	$0.09	$0.09
Basic and diluted weighted average shares outstanding	23,797,364	22,735,008	21,687,010
Summary Selected Unaudited Pro Forma Balance Sheet Data as of December 31, 2023
Total assets	$216,521,351	$205,538,299	$194,555,247
Total liabilities	$11,063,414	$11,063,414	$11,063,414
Total stockholders’ equity	$183,491,833	$183,491,833	$183,491,833

THE TRANSACTION
General Description of the Purchase Agreement and Transaction
On March 10, 2024, CONX entered into a Purchase Agreement with Seller, which provides for CONX’s purchase from Seller of the Property for the Property Purchase Price. The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Articles.
The Purchase Agreement is described below in greater detail under “The Purchase Agreement.” The description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Annex A.
Seller Lease Agreement
At or prior to the Transaction Closing, Seller and CONX will enter into the Seller Lease Agreement, pursuant to which Seller (or an affiliate of Seller) will lease back the Property from the Company. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement will be guaranteed by DISH, an affiliate of Seller. The Seller Lease Agreement is a “triple-net” lease, pursuant to which Seller will bear responsibility for all property costs and expenses associated with ongoing maintenance and operation, including utilities, property tax and insurance.
Equity Forward Transaction
On November 1, 2023, CONX entered into the Subscription Agreement with Charles W. Ergen, CONX’s founder. Pursuant to the Subscription Agreement, Mr. Ergen agreed, subject to the closing of CONX’s initial business combination, to purchase, and CONX agreed to issue and sell to the Mr. Ergen, 17,391,300 shares of CONX’s Series A Preferred Stock, at an aggregate purchase price of approximately $200 million, or $11.50 per share. The closing of the Equity Forward Transaction is contingent upon, and is expected to occur substantially concurrently with, the consummation of the Transaction.
On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share. For additional discussion, see the section entitled “Information About CONX Before the Transaction”.
The Offer
Under the terms of its Articles, CONX is conducting the Offer, in connection with the consummation of the Transaction, to provide our public stockholders with the opportunity to redeem their Common Stock for cash equal to $10.585614 per share of Class A Common Stock, upon and subject to the consummation of the Transaction. The Sponsor, officers and directors of CONX have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Transaction. See “The Offer.”
Stockholder Approvals
CONX is not required to hold a stockholder vote to approve a proposed initial business combination and will not do so for the Transaction. No appraisal rights will be available to CONX stockholders in connection with the Offer or the Transaction.

On the recommendation of the Transaction Committee, the Board approved the Transaction, the Purchase Agreement, and the transactions contemplated thereby.
Background of the Transaction
The terms of the Purchase Agreement are the result of negotiations between the representatives of CONX and Seller. The following is a brief description of the background of these negotiations and the related transactions.
CONX is a blank check company incorporated in the State of Nevada on August 26, 2020, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets, which we refer to as our initial business combination.
Subsequent to the consummation of our Initial Public Offering on November 3, 2020, CONX’s officers and directors commenced an active search for prospective businesses and assets to acquire in its initial business combination. CONX initially focused its efforts on identifying businesses within the technology, media and telecommunications (“TMT”) industry, although CONX was not required to limit its activities to any particular industry. In the evaluation of business combination targets, the Board and management team considered a wide variety of factors and CONX expanded its search beyond the TMT industry. In evaluating potential businesses and assets to acquire, management utilized its extensive network of contacts for introductions to potential targets.
Since the Initial Public Offering, the Board has held regularly scheduled meetings to discuss CONX’s search for a target to acquire in the initial business combination. CONX considered and analyzed potential acquisitions from a wide range of industry segments.
Beginning in the fourth quarter of 2023, Mr. Kiser began initial conversations with Mr. Ergen regarding a potential acquisition of the Property. Following further internal consideration of the potential transaction, Mr. Kiser subsequently began conversations with representatives of Seller’s management regarding the potential acquisition.
On October 26, 2023, the Board approved, and on November 1, 2023, CONX entered into the Subscription Agreement with Mr. Ergen.
On February 5, 2024, the Board met to discuss a potential transaction with Seller. At the meeting, Mr. Kiser provided the Board with a business update, which included acquisition opportunities management was considering. Specifically, Mr. Kiser discussed a potential transaction regarding the Property. Because Mr. Ergen and Mr. Kiser, by virtue of their affiliations with EchoStar and Seller, could be deemed to have interests in the potential transaction that were separate from, and potentially adverse to, the interests of CONX, the Board determined it advisable and in the interests of CONX to form a Transaction Committee comprised of three independent and disinterested directors for purposes of evaluating and negotiating the potential transaction. At the February 5 meeting, the Board formed a Transaction Committee and appointed Mr. Gorman, Mr. Moskowitz and Mr. Steckel to the Transaction Committee.
On February 28, 2024, the Transaction Committee retained Holland & Hart LLP (“Holland & Hart”) to act as counsel to the Transaction Committee and BDO USA LLP (“BDO”) to act as outside valuation firm to the Transaction Committee. Holland & Hart subsequently prepared a draft agreement for the purchase and sale of the Property.
On March 1, 2024, the Board met in two separate sessions. During the first session, a representative from BDO provided an update to the Transaction Committee about the valuation considerations associated with the potential transaction, which included a comprehensive presentation that provided, among other things, an overview of BDO’s process, a description of the land parcels comprising the potential transaction, various relevant market factors, and BDO’s preliminary views on valuation. During the second session, representatives from Holland & Hart provided an overview of the draft transaction documents and the Transaction Committee’s fiduciary duties and other relevant considerations under Nevada law.

On March 1, 2024, Mr. Moskowitz circulated a draft purchase and sale agreement to representatives of Seller. On the same day, following further discussions between Mr. Moskowitz and representatives of Seller, Mr. Moskowitz circulated a revised draft of the purchase and sale agreement to representatives of Seller.
On March 4, 2024, following further discussions among the parties and another meeting of the Transaction Committee, Mr. Moskowitz circulated a further revised draft of the purchase and sale agreement to representatives of Seller.
On March 5, 2024, following further discussions among the parties and another meeting of the Transaction Committee, Holland & Hart circulated a revised draft of the purchase and sale agreement to representatives of Seller. On March 6, 2024, representatives of Seller circulated a revised draft of the purchase and sale agreement as well as a draft form of the lease agreement to be entered into concurrently with the closing of the potential transaction.
On March 8, 2024, the Transaction Committee held a meeting to discuss the potential transaction and the status of the negotiations with Seller. A representative from BDO attended the meeting and confirmed that BDO’s data supported the current pricing contemplated in the draft purchase agreement.
On March 9, 2024, the Transaction Committee unanimously determined that the Purchase Agreement and the Transaction were advisable and in the interests of CONX and unanimously recommended that the Board approve the Purchase Agreement and the Transaction. Also on March 9, and following the Transaction Committee’s unanimous recommendation, the Board unanimously determined that the Transaction was advisable and in the interests of CONX and adopted and approved the Purchase Agreement and the Transaction.
On March 10, 2024, CONX and Seller signed the Purchase Agreement. On March 11, 2024, CONX filed a Current Report on Form 8-K reporting the Transaction and CONX’s entry into the Purchase Agreement, to which the Purchase Agreement was attached as an exhibit.
On March 22, 2024, CONX received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI waived its entitlement to any portion of the deferred underwriting fee of $26,250,000 due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between CONX and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by CONX or any of its affiliates in connection with the Transaction. DBSI received no additional consideration for the waiver of its entitlement to the deferred underwriting fee. There is no dispute among any of the parties to the Transaction with respect to the services provided or the resignation of DBSI.
On March 25, 2024, the Board approved, among other items, the Offer and the filing with the SEC of the related tender offer statement on Schedule TO.
Reasons for the Approval of the Transaction
On March 9, 2024, the Transaction Committee unanimously determined that the Purchase Agreement and the Transaction were advisable and in the interests of the Company and unanimously recommended that the Board approve the Purchase Agreement and the Transaction. Also on March 9, 2024, and following the Transaction Committee’s unanimous recommendation, the Board unanimously determined that the Transaction was advisable and in the interests of the Company and adopted and approved the Purchase Agreement and the Transaction.
In considering the Transaction with Seller, our management and Board considered the following criteria:
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The dependable revenue stream provided by the Seller Lease Agreement, including a base rent payable during the first year of $228,500 per month, which will escalate annually at a rate of two percent per annum;

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The views and considerations regarding valuation provided by BDO to the Transaction Committee;

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The closing conditions to the Transaction, in particular that (i) CONX’s public stockholders will be provided the opportunity to have their shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles, and (ii) that CONX will obtain a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the Property Purchase Price is fair to the Company from a financial point of view;
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The belief that the proposed Transaction represents the best potential initial business combination for CONX based upon the process utilized to evaluate and assess potential acquisition targets;

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The belief that the proposed Transaction represents the only opportunity for CONX to consummate its initial business combination by the end of the Combination Period;

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The fact that CONX’s securities could be delisted from Nasdaq if CONX does not demonstrate compliance with Nasdaq’s requirements by April 29, 2024; and

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The expectation that subsequent to the completion of the Transaction, CONX anticipates to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize its ability to drive shareholder value.

In making its consideration, the CONX Board also considered, amongst other things, the following potential concerns of the Transaction:
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CONX management’s lack of experience in operating a commercial real estate property;

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The risk that the Transaction might not be consummated in a timely manner or that the Transaction Closing might not occur despite CONX’s efforts, leading to potential delisting of CONX’s securities from Nasdaq and/or the liquidation of CONX;

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The risk of potential for diversion of CONX management attention during the period prior to completion of the Transaction;

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The fact that some officers and directors of CONX may have interests in the Transaction as individuals that are in addition to, and that may be different from the interests of CONX’s other stockholders, see “— Interests of Certain Persons in the Transaction” below;

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The risk that completion of the Transaction is conditioned on the satisfaction of certain conditions that are not within CONX’s control;

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Possible litigation challenging the Transaction or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transaction;

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The estimated fees and expenses associated with completing the Transaction in an amount of $2.51 million; and

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The other various risks associated with CONX, the Offer and the Transaction described in the section entitled “Risk Factors.”

The Board concluded that these risk factors did not diminish or outweigh the benefits of pursuing the Transaction. Our Board did not assign relative weights to the specific factors it considered, but instead evaluated the Transaction as a whole and found it to be overall favorable to and in the interests of the Company, including its likeliness to generate a return for its stockholders against the potential liquidation of the Company. The Board approved the Transaction on March 9, 2024. In connection with, and as a condition to the consummation of the Transaction, the Company will obtain a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the Property Purchase Price is fair to the Company from a financial point of view.
The officers and directors of CONX have substantial experience in evaluating the financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Transaction. See the section titled “Information About CONX Following the Transaction — Executive Officers and Directors” for additional information regarding the experience of the Board and CONX management team.
The explanation of CONX’s reasons for the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” and “Risk Factors” of this Offer to Purchase.

Satisfaction of 80% Test
The Nasdaq rules require that CONX’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of it signing a definitive agreement in connection with an initial business combination. It is also a requirement under CONX’s existing charter that CONX’s initial business combination must occur with one or more target businesses or assets that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). After consideration of the factors identified and discussed in the section entitled “The Transaction — Reasons for the Approval of the Transaction,” our Board determined that these requirements were met. Our Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of the Property met this requirement.
Interests of Certain Persons in the Transaction
You should be aware that aside from its interest as a stockholder, our Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the Transaction that are different from, or in addition to, the interests of our other Stockholders. Our Board and the Transaction Committee were aware of and considered these interests, among other matters, in evaluating the Purchase Agreement and the Transaction. These interests include, among other things:
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the fact that the Sponsor owns 18,750,000 founder shares (purchased for $25,000), which would be worthless if a business combination is not consummated (because the Sponsor has waived liquidation rights with respect to such shares);

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the fact that the Sponsor owns 11,333,333 Private Placement Warrants (purchased for $17.0 million), which Private Placement Warrants would expire worthless if a business combination is not consummated;

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the fact that our Chairman and Director, Charles W. Ergen, has a 90% economic interest in, and controls, the Sponsor, and that our Chief Executive Officer, Kyle Jason Kiser, has a 10% economic interest in, but no beneficial ownership over any securities owned by, the Sponsor;

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the fact that Charles W. Ergen’s subscription for 17,391,300 shares of CONX’s Series A Preferred Stock for a price equal to $11.50 per share will close upon the consummation of the Transaction (see “Certain Relationships and Related Party Transactions — Equity Forward Transaction”);

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the fact that each of our three independent directors owns 10,000 Independent Director Shares, which would vest only when we consummate our initial business combination;

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the fact that, unless the Company consummates a business combination, the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by it on behalf of the Company, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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the fact that as of the date of this Offer to Purchase, the Sponsor had extended approximately $2.6 million to us in connection with recurring payments to the Trust Account made by the Sponsor subsequent to the initial extension of our completion period in the fourth quarter of 2022, the second extension of our completion period in the second quarter of 2023 and certain working capital loans, and the Sponsor may extend additional loans to us including to satisfy working capital requirements, all of which would be repayable (and up to $1.5 million of which would be convertible into our warrants) when we consummate our business combination;

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the fact that, if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that none of our officers or directors has received any cash compensation for services rendered to the Company, the Independent Director Shares owned by our three independent directors would vest only when we consummate our initial business combination, and all of the current members of our Board are expected to continue to serve as directors at least through the date of the Special Meeting to vote on a proposed business combination and may even continue to serve following any potential business combination and receive compensation thereafter; and

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the fact that our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar and DISH and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,170,052 shares of Class A Common Stock outstanding on March 6, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Kyle Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 30 years.

As a result of the above, the interests of our Sponsor, certain of our officers, directors and their respective affiliates could influence their motivation in pursuing the Transaction and therefore there may be a conflict of interest when determining whether the Transaction is in CONX’s interests. The exercise of such directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the interests of CONX.
Anticipated Accounting Treatment
The purchase of the Property in the Transaction is intended to be accounted for as an asset acquisition. In accordance with the accounting requirements for transactions among entities under common control, the Property is initially recorded at Seller’s historical carrying value. As a result, the difference between such historical carrying value and the purchase price of the Property is recorded as an adjustment to equity.

THE PURCHASE AGREEMENT
This section describes the material provisions of the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, a copy of which is attached as Annex A hereto, in its entirety because it is the primary legal document that governs the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Purchase Agreement.
General
On March 10, 2024, CONX entered into the Purchase Agreement with Seller. Pursuant to the Purchase Agreement, among other things and subject to the terms and conditions contained therein, CONX will purchase from the Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million.
The Purchase Agreement provides for a due diligence period during the Inspection Period that is customary for a transaction of this nature. During the Inspection Period, CONX may advise Seller in writing of any objection to the exceptions, requirements or other matters set forth in the Title Commitment and the Survey (each as defined in the Purchase Agreement). If Seller notifies (or is deemed to have notified) CONX that Seller has elected not to cure any such matters, CONX will have the right to terminate the Purchase Agreement in accordance with the procedures set forth in the Purchase Agreement. The final Purchase Price may be increased or decreased based upon the final appraisal reports obtained during the Inspection Period.
Seller Lease Agreement
The parties have also agreed to the Seller Lease Agreement to be entered into concurrently with the Transaction Closing, pursuant to which Seller (or an affiliate of Seller) will lease back the Property from CONX. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under this Lease will be guaranteed by DISH Network Corporation, an affiliate of Seller. The Seller Lease Agreement is a “triple-net” lease, pursuant to which Seller will bear responsibility for all property costs and expenses associated with ongoing maintenance and operation, including utilities, property tax and insurance.
Conditions to the Transaction Closing
The obligations of CONX and Seller to consummate the Transaction are conditioned on (i) the final form of the Seller Lease Agreement having been agreed and delivered to the title policy provider and (ii) the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions) and the other party’s performance and compliance with its covenants, agreements and obligations under the Purchase Agreement.
CONX’s obligation to consummate the Transaction is also conditioned on: (i) CONX having obtained a customary title policy with respect to the Property; (ii) CONX having provided all holders of Class A Common Stock purchased in CONX’s Initial Public Offering the opportunity to have such shares redeemed and CONX having irrevocably accepted for payment all such shares validly delivered to CONX for redemption and not validly withdrawn; and (iii) CONX having obtained a fairness opinion from an independent investment banking firm or from an independent accounting or valuation firm concluding that the purchase of the Property for the Property Purchase Price is fair to CONX from a financial point of view. CONX has engaged an independent fairness opinion firm to deliver this fairness opinion.
Seller’s obligation to consummate the Transaction is also conditioned on Seller having obtained (i) approval of the Seller Lease Agreement by the audit committee of its board of directors and the disinterested members of its board of directors and (ii) an opinion from an independent accounting or valuation firm, or an independent commercial real estate appraiser or broker that the sale of the Property for the Property Purchase Price is fair to Seller from a financial point of view and the Seller Lease Agreement and the lease back of the Property are fair to Seller.
Representations and Warranties
The Purchase Agreement contains customary representations and warranties of CONX as the purchaser with respect to, among other things, authority to consummate the Transaction, sufficiency of cash to pay the Purchase Price, and consents necessary to consummate the Transaction. The Purchase Agreement contains customary representations and warranties of the Seller with respect to, among other things, authority to consummate the Transaction, no pending litigation, no pending proceedings of condemnation and environmental matters.
Covenants
The Purchase Agreement contains covenants by each of the parties during the period between the signing of the Purchase Agreement and the earlier of the Transaction Closing or the termination of the Purchase Agreement in accordance with its terms, including, among other things, covenants regarding (i) the operation of the Property in the ordinary course of business; (ii) the termination by Seller of any of its contracts as requested by CONX (subject to certain exceptions); (iii) additional title matters with respect to the Property; and (iv) with respect to the Seller Lease Agreement.
Trust Account Waiver and Seller Release
CONX and Seller agreed that they do not and will not have any right, title, interest or claim of any kind against CONX’s Trust Account (including distributions therefrom).
Termination
The Purchase Agreement may be terminated by CONX in the event of any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of the Property between the date of the signing of the Purchase Agreement and the Transaction Closing, other than with respect to an Immaterial Taking (as defined in the Purchase Agreement). If the Purchase Agreement is terminated by CONX, both parties will be relieved of any further obligations under the Purchase Agreement except for those obligations which expressly survive termination of the Purchase Agreement.
The foregoing description of the Purchase Agreement and the transactions contemplated thereby, including the Transaction, does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement. The copy of the Purchase Agreement attached as Annex A is included solely to provide investors with information regarding its terms and is not intended to provide any other factual information about CONX or Seller. The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates, as specified therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. In particular, the representations, warranties, covenants and agreements contained in the Purchase Agreement may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Purchase Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in CONX’s public disclosures.

THE OFFER
General
Upon the terms and subject to the conditions of the Offer, we will purchase up to 2,120,269 shares of Class A Common Stock validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.585614 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $22,126,780 as further described below under the heading “Purchase Price.” Our Sponsor, officers and directors have agreed not to tender any shares that they own in this Offer.
The Offer is not conditioned on any minimum number of Class A Common Stock being tendered in the Offer. The Offer is, however, subject to certain other conditions, including that the Transaction, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date. See “The Offer — Conditions of the Offer.” If any of the Offer conditions are not met, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Class A Common Stock pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Purchase Agreement, and we will promptly return all Class A Common Stock delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.
Only Class A Common Stock validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Class A Common Stock tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Date.
This Offer to Purchase and the related Letter of Transmittal for the Class A Common Stock will be mailed to record holders of the Class A Common Stock and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
Purchase Price
The Purchase Price is $10.585614 per share, which was determined by calculating the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account initially established to hold the proceeds of the IPO of CONX, as of two business days prior to the Transaction Closing, including interest not previously released to CONX to pay its taxes (which will not include, for the avoidance of doubt, payment of excise tax), by (ii) the total number of then outstanding shares of Class A Common Stock held by public stockholders. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. We are required to conduct the Offer in accordance with the terms of our Articles. See “The Offer — Extension of the Offer; Termination; Amendment.”
If we modify the price that may be paid for Class A Common Stock from $10.585614 per share, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extension of the Offer; Termination; Amendment.”
Purpose of the Offer; Certain Effects of the Offer
Purpose of the Offer
CONX and Seller executed the Purchase Agreement on March 10, 2024. In connection with the Transaction, CONX is offering to purchase up to 2,120,269 of its outstanding Class A Common Stock as contemplated by the Offer. The Offer provides our public stockholders with an opportunity to have CONX redeem their Class A Common Stock for a pro rata portion of our Trust Account (net of taxes payable)

as required by our Articles, and as disclosed in the prospectus for our IPO. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Transaction.
Our board of directors has (1) approved the Offer, (2) approved the Purchase Agreement, and the agreements and the transactions contemplated thereby and (3) determined that the Transaction is in the interests of CONX and, if consummated, would constitute our initial business combination pursuant to our Articles. If you tender your shares of Class A Common Stock pursuant to the Offer, you will not be participating in the Transaction because you will no longer hold such shares of Class A Common Stock in CONX following the consummation of the Transaction. However, even if you tender your shares of Class A Common Stock pursuant to the Offer, all outstanding warrants of CONX to purchase shares of Class A Common Stock will remain outstanding upon the Transaction Closing.
Certain members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of CONX’s other stockholders. See “The Transaction — Interests of Certain Persons in the Transaction.” You must make your own decision as to whether to tender your shares of Class A Common Stock pursuant to the Offer and, if so, how many shares of Class A Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares of Class A Common Stock with your broker, if any, or other financial advisor.
Stockholders who choose not to tender their shares of Class A Common Stock will retain their shares of Class A Common Stock and participate in the Transaction.
Certain Effects of the Offer
Approximately $22,126,780 will be required to purchase the shares of Class A Common Stock in the Offer at the Purchase Price of $10.585614 per share if the Offer is fully subscribed. In addition, we estimate approximately $2.51 million will be required to pay fees and expenses specifically related to the Offer and Transaction, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer.
The purchase of shares of Class A Common Stock in the Offer will be funded by CONX from amounts held in our Trust Account, which will be released to us upon consummation of the Transaction. Assuming the Transaction is successfully completed, we believe that our anticipated financial condition, cash flow and access to capital will provide us with adequate financial resources to meet our working capital requirements and to fund our activities. Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC.
CONX’s Units, Class A Common Stock and warrants are currently listed on Nasdaq; however, we can provide no assurance that CONX will continue to meet the listing requirements of Nasdaq after the Transaction. See “Risk Factors — Risks Relating to the Offer and Transaction” and “— Risks Relating to our Company Before the Completion of the Transaction.”
Except as described herein, CONX currently has no active plans, proposals or negotiations underway that relate to or would result in:
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any purchase, sale or transfer of a material amount of assets of CONX;

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any material change in CONX’s present dividend rate or policy, indebtedness or capitalization;

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any other material change in CONX’s business;

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any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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the acquisition by any person of any material amount of additional securities of CONX, or the disposition of any material amount of securities of CONX; or

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any changes to CONX’s Articles.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate. Subsequent to the completion of the Transaction, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize our ability to drive shareholder value. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, we are currently involved in ongoing discussions regarding potential acquisitions with the objective of becoming a diversified operating entity focused on the future of communications and connectivity.
Source and Amount of Funds
We expect that up to approximately $22,126,780 will be required to purchase the shares of Class A Common Stock tendered pursuant to the Offer if the Offer is fully subscribed. The purchase of shares of Class A Common Stock tendered in the Offer will be funded by the Company from the amounts held in our Trust Account, which will be released to us in connection with the consummation of the Transaction, but the fees and expenses specifically related to the Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or their affiliates or upon the consummation of an initial business combination.
Shares of Class A Common Stock that we acquire pursuant to the Offer will be retired and cancelled.
Scheduled Expiration of the Offer
The Offer is scheduled to expire at 5:00 p.m., New York City time, on April 29, 2024 unless we extend the Offer to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer (the “Expiration Date”).
Procedures for Tendering Shares of Class A Common Stock
Valid Tender of Class A Common Stock
For a stockholder to make a valid tender of shares of Class A Common Stock under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the shares of Class A Common Stock you wish to tender, or confirmation of receipt of the shares of Class A Common Stock pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Class A Common Stock, you must contact your broker or nominee to tender your Class A Common Stock. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold shares of Class A Common Stock through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.
Election to Participate in Offer
In the Letter of Transmittal, holders of shares of Class A Common Stock will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the withdrawal rights described below. Tendering stockholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.
Separation of Units
Only your shares of Class A Common Stock can be tendered in the Offer. If any or all of your shares of Class A Common Stock are held as part of Units, you will need to separate the Units into shares of Class A

Common Stock and warrants prior to tendering such shares of Class A Common Stock pursuant to the Offer and undertake all actions necessary to allow for tender of the separated shares of Class A Common Stock. For specific instructions regarding separation of Units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of The Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares of Class A Common Stock underlying their Units.
Signature Guarantees
No signature guarantee will be required on a Letter of Transmittal if:
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the registered holder of the shares of Class A Common Stock (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Class A Common Stock) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

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Shares of Class A Common Stock are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Class A Common Stock.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.
In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Class A Common Stock tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Method of Delivery
The method of delivery of all documents, including certificates for shares of Class A Common Stock, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholders. Shares of Class A Common Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Delivery
For purposes of the Offer, the Depositary will establish an account with respect to the shares of Class A Common Stock at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.
Return of Unpurchased Shares of Class A Common Stock
If any tendered shares of Class A Common Stock are not purchased pursuant to the Offer, or if less than all shares of Class A Common Stock evidenced by a stockholder’s certificates are tendered, certificates representing the unpurchased shares of Class A Common Stock will be returned promptly after the expiration or termination of the Offer or, in the case of shares of Class A Common Stock tendered by book-entry transfer at DTC, the shares of Class A Common Stock will be credited to the appropriate account maintained by the tendering stockholders at DTC, in each case without expense to the stockholders.
Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement
It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering stockholders’ acceptance of the terms and conditions of the Offer, as well as the tendering stockholders’ representation and warranty to us that (i) such stockholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.
A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.
Any tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of the Class A Common Stock is unknown and cannot be predicted with certainty; (iv) such stockholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such stockholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such stockholder’s tender of Class A Common Stock or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Class A Common Stock, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Class A Common Stock shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering stockholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.
Determination of Validity; Rejection of Class A Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects
All questions as to the number of shares of Class A Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of shares of Class A Common Stock will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered shares of Class A Common Stock or waive any defect or irregularity in any tender with respect to any particular shares of Class A Common Stock or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares of Class A Common Stock. None of the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares of Class A Common Stock, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.
Lost or Destroyed Certificates
If any certificate representing shares of Class A Common Stock has been lost, destroyed or stolen, the stockholder should complete the Letter of Transmittal, indicate the certificate(s) representing the shares of Class A Common Stock is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Withdrawal Rights
You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m., New York City Time, on April 29, 2024 or the date to which the Offer has been extended. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on April 29, 2024 if not accepted prior to such time. Except as this section otherwise provides, tenders of shares of Class A Common Stock are irrevocable.
For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the shares of Class A Common Stock to be withdrawn, the number of shares of Class A Common Stock to be withdrawn and the name of the registered holder of the shares of Class A Common Stock to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.
If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares of Class A Common Stock in more than one group of Class A Common Stock, the stockholder may withdraw shares of Class A Common Stock using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If certificates for shares of Class A Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares of Class A Common Stock, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares of Class A Common Stock have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Shares of Class A Common Stock” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.
All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of CONX, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.
If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares of Class A Common Stock on our behalf. Such shares of Class A Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for shares of Class A Common Stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.
Purchase of Shares of Class A Common Stock and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 2,120,269 shares of our Class A Common Stock validly tendered in the Offer and not properly withdrawn on or before the Expiration Date. If the Transaction Condition set forth in “— Conditions of the Offer”, including the Transaction Condition has not been satisfied or, where permissible, waived, we will either extend the Offer or terminate the Offer and will promptly return all shares of Class A Common Stock tendered at our expense. Our Sponsor, officers and directors have agreed not to tender their shares of Class A Common Stock in the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, shares of Class A Common Stock that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares of Class A Common Stock for payment pursuant to the Offer.
In all cases, payment for shares of Class A Common Stock tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of shares of Class A Common Stock into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for shares of Class A Common Stock tendered be made unless the conditions to the Offer, including the Transaction Condition, have been satisfied. We will make prompt payment upon satisfaction of the conditions to the Offer, but in no event later than three business days after the Expiration Date.

We will pay for Class A Common Stock purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.
Certificates for all shares of Class A Common Stock tendered in the Offer and not purchased will be returned or, in the case of shares of Class A Common Stock tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.
Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares of Class A Common Stock pursuant to the Offer. See “— Conditions of the Offer” below.
We will not pay any transfer taxes, if any, payable on the transfer to us, of shares of Class A Common Stock purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased shares of Class A Common Stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.
We urge stockholders who hold shares of Class A Common Stock through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.
Price Range of Securities
Our Class A Common Stock, Units and warrants are traded on the Nasdaq, under the symbols “CONX,” “CONX.U” and “CONX WS,” respectively. Each of CONX’s Units consists of one share of Class A Common Stock and one-fourth of one redeemable warrant. Our Units commenced trading on Nasdaq on October 30, 2020. Beginning on December 21, 2020, the Class A Common Stock and warrants underlying the Units sold in the IPO began to trade separately from the Units.
The following table shows, for the periods indicated, the high and low sale prices per share of the Company’s Class A Common Stock as reported by Nasdaq as at the close of trading on each day within the relevant period.
	Class A Common Stock
Quarter Ended	High	Low
2023
December 31	$11.35	$10.35
September 30	$10.63	$10.24
June 30	$10.88	$10.07
March 31	$10.31	$9.96
2022
December 31	$10.20	$9.92
September 30	$10.01	$9.89
June 30	$9.91	$9.84
March 31	$9.88	$9.78
Conditions of the Offer
Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if the following event has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event makes it inadvisable for us to proceed with the Offer:
•
the Transaction, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (the “Transaction Condition”).

We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our stockholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our stockholders, setting forth a final Expiration Date.
In addition, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of CONX to extend, terminate and/or modify the Offer, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:
•
any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting the Transaction;

•
a material adverse effect with respect to CONX shall have occurred since the date of this Offer to Purchase; or

•
the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to CONX or its stockholders.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Stockholders may challenge any determination that we make with respect to such matters.
Promptly following the scheduled Expiration Date, we will publicly announce whether the conditions to the Offer have been satisfied or waived (as applicable) and whether the Offer has been extended, terminated or delayed. If such conditions to the Offer are satisfied, promptly after the Expiration Date, and in any event concurrently with the consummation of the Transaction, we will purchase and pay the Purchase Price for each share of Class A Common Stock validly tendered and not properly withdrawn. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. In the event the Offer is terminated, we will promptly return any shares of Class A Common Stock, at our expense, that were delivered pursuant to the Offer.
You should evaluate current market quotes of our Class A Common Stock, among other factors, before deciding whether or not to accept the Offer. See “Market Information and Dividends” and “Risk Factors.”

Certain Information Concerning the Property and the Transaction
Set forth elsewhere in this Offer to Purchase is information concerning the Property and the Transaction. Stockholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Class A Common Stock. See “Summary Term Sheet” and “The Transaction.”
Interests of Directors and Executive Officers
See “Summary Term Sheet,” “The Transaction” and “Risk Factors” herein for information related to the interests of our officers and directors in the Offer and the Transaction and information related to certain transactions and arrangements concerning our securities.
Our Sponsor, officers and directors have agreed not to participate in the Offer with respect to shares they have acquired. Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor any of our directors, executive officers, and affiliates, including our Sponsor, have effected any transactions involving our Common Stock during the 60 days prior to the commencement of the Offer.
Certain Legal Matters; Regulatory Approvals
The Offer and the transaction contemplated by this Offer to Purchase are subject to the tender offer rules under Securities Exchange Act of 1934, as amended.
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
In addition, except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Class A Common Stock pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Class A Common Stock pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Class A Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.
Extension of the Offer; Termination; Amendment
We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Class A Common Stock. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Class A Common Stock, or if we increase or decrease the number of Class A Common Stock sought in the Offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the rules of the SEC, we may, and we expressly reserve our right to, notwithstanding any other statement contained herein, accept for payment an additional amount of Class A Common Stock not to exceed 2% of our issued and outstanding Class A Common Stock without amending the Offer or extending the Expiration Date.
Fees and Expenses
We have retained Continental Stock Transfer & Trust Company to act as Depositary and Morrow Sodali LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Class A Common Stock by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by CONX for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We have not agreed to pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of shares of Class A Common Stock pursuant to the Offer. Stockholders holding securities through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares of Class A Common Stock through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Class A Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.
In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services, as well as any reasonably incurred and documented fees or expenses in connection with due diligence and related research reports.

Appraisal Rights
No appraisal rights are available to stockholders in connection with the Offer.
Material U.S. Federal Income Tax Consequences
We expect that the receipt of cash for your tendered Class A Common Stock will generally be treated for U.S. federal income tax purposes as a sale. See “Material U.S. Federal Income Tax Consequences.”
Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Class A Common Stock pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.
You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF CONX’S SECURITIES
The information in the “Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” attached as Exhibit 4.2 to CONX’s Annual Report on Form 10-K, filed on March 1, 2023, is hereby incorporated by reference.

MARKET INFORMATION AND DIVIDENDS
Market Information
Our Class A Common Stock, Units and warrants are traded on the Nasdaq, under the symbols “CONX,” “CONX.U” and “CONX WS,” respectively. Each of CONX’s Units consists of one share of Class A Common Stock and one-fourth of one redeemable warrant. Our Units commenced trading on Nasdaq on October 30, 2020. Beginning on December 21, 2020, the Class A Common Stock and warrants underlying the Units sold in the IPO began to trade separately from the Units. As of March 28, 2024, the closing price of the Class A Common Stock was $10.60 per share.
Our Class A Common Stock may be delisted if we fail to maintain certain Nasdaq listing requirements. There can be no assurance that we will be able to maintain compliance with the Nasdaq continued listing requirements or that our securities will continue to be listed on Nasdaq. See “Risk Factors — Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.”
Dividends
We have not paid any cash dividends on our Common Stock to date and our board of directors does not anticipate declaring any dividends on our Common Stock prior to the completion of an initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONX
The following discussion and analysis should be read in conjunction with the “Summary Selected Historical Financial Information of CONX” and the accompanying financial statements and related notes included elsewhere in this Offer to Purchase. The following discussion contains forward-looking statements that reflect CONX’s future plans, estimates, beliefs and expected performance. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.
References in this section to “CONX,” “us” or “we” refer to CONX Corp.
Overview
We are a blank check company incorporated in the State of Nevada on August 26, 2020, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. We intend to effectuate our initial business combination utilizing cash from the proceeds of our initial public offering (the “Initial Public Offering”) and the sale of the Private Placement Warrants (as defined below), our capital stock, debt or a combination of cash, stock and debt.
Our registration statement for our Initial Public Offering was declared effective on October 29, 2020. On November 3, 2020, we consummated the Initial Public Offering of 75,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $750.0 million. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 11,333,333 Private Placement Warrants to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of $17 million.
Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $750.0 million was placed in the Trust Account (as defined below) and we had approximately $8,000 of cash held outside of the Trust Account as of December 31, 2023, and available for working capital purposes and to pay our taxes. We incurred $42.3 million in transaction costs, including $15 million of underwriting fees, $26.3 million of deferred underwriting fees and $1 million of other costs.
Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination.
Effective October 12, 2022, the Company converted all of the investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum, but such deposit account carries a variable rate, and we cannot assure you that such rate will not decrease or increase significantly.
Proposed Initial Business Combination
On March 10, 2024, we entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with EchoStar Real Estate Holding L.L.C., a subsidiary of EchoStar Corporation (“EchoStar”), which provides for our purchase from the Seller of the commercial real estate property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Purchase Price” and such transaction, the “Transaction”). See Item 1. Business, “Proposed Initial Business Combination” of this Annual Report for a discussion of the Transaction.

If we do not consummate the Transaction by April 29, 2024, we will not be able to demonstrate compliance with Nasdaq’s requirements and the shares of Class A Common Stock could be delisted from Nasdaq. Please see the Risk Factor entitled “Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions”. If we are unable to complete a business combination, including the Transaction, by May 3, 2024, as extended (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Nevada law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete a business combination within the Combination Period.
Working Capital Loans
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the Restated Note, this working capital loan is not convertible into warrants.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from August 26, 2020 (inception) through November 3, 2020 were organizational activities, and those necessary to prepare for the Initial Public Offering, described below. Subsequent to our Initial Public Offering, we have been focused on identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. Prior to October 12, 2022, we generated non-operating income in the form of interest income on proceeds derived from the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative warrant liabilities at each reporting period.
Effective October 12, 2022, the Company converted all of the investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum, but such deposit account carries a variable rate, and we cannot assure you that such rate will not decrease or increase significantly.
For the year ended December 31, 2022, we had net income of $24,194,749, which was primarily related to a change in fair value of derivative warrant liabilities of $21,359,166 and included interest income of $4,937,551, partially offset by income tax expense of $1,213,218 and general and administrative expenses of $888,749.

For the year ended December 31, 2023, we had net loss of $5,994,501, which was primarily related to a change in fair value of derivative warrant liabilities of $4,693,000 and included income tax expense of $65,469, loss on equity forward of $325,000 and general and administrative expenses of $1,178,513, partially offset by interest income of $267,481.
Liquidity and Capital Resources
Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through the receipt of $25,000 from Charles W. Ergen (the “Founder”) in exchange for the issuance of the founder shares, and a promissory note (the “Note”) issued by the Founder. We repaid the Note on November 3, 2020.
On November 3, 2020, we consummated the Initial Public Offering of 75,000,000 Units at a price of $10.00 per unit generating gross proceeds of $750.0 million. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 11,333,333 private placement warrants (the “Private Placement Warrants”) to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of $17 million.
Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $750.0 million was placed in the trust account (the “Trust Account”) and we had approximately $8,000 of cash held outside of the Trust Account as of December 31, 2023, and available for working capital purposes and to pay our taxes. We incurred $42.3 million in transaction costs, including $15 million of underwriting fees, $26.3 million of deferred underwriting fees and $1 million of other costs in connection with our Initial Public Offering and the sale of the Private Placement Warrants.
In connection with the Third Extension, stockholders holding 607,993 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result of the Third Extension Redemptions, approximately $6.3 million (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders and approximately $22.0 million remained in the Trust Account.
For the year ended December 31, 2022, net cash used in operating activities was $547,392, principally due to the payment of general and administrative expenses during the year.
For the year ended December 31, 2023, net cash used in operating activities was $1,789,134 principally due to the payment of general and administrative expenses during the year.
For the year ended December 31, 2023, net cash provided by investing activities was $62,544,762, offset by cash used in financing activities of $(62,144,762) relating to the liquidation and conversion to cash of investments and to Class A stock redemptions. As of December 31, 2022 and December 31, 2023, we had cash and marketable securities held in the Trust Account of $84,243,386 and $21,966,104, respectively. The decrease in cash and marketable securities was primarily due to Class A stock redemptions and income tax payments.
We intend to utilize substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the lender.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the promissory note, this working capital loan is not convertible into warrants.
We may need to raise additional funds in order to meet the expenditures required for operating our business. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. Lastly, the Company will be required to liquidate and dissolve if the Business Combination is not completed by May 3, 2024, unless extended. The Company intends to complete a Business Combination before the mandatory liquidation date as it may be extended in accordance with the Company’s Articles.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
Registration Rights
The holders of founder shares, Private Placement Warrants, and securities that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights pursuant to a registration and stockholder rights agreement dated as of October 29, 2020. These holders are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per unit, or $15 million in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $26.3 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete our initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies, except as described below.
We account for our warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for liability classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
Our Public and Private Placement Warrants meet the criteria as liability classified derivative instruments and are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the Statements of Operations. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Private Placement Warrants. At that time, the portion of the liability related to the Private Placement Warrants will be reclassified to additional paid-in capital.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Off-Balance Sheet Arrangements
As of December 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of CONX’s shares of Common Stock as of March 29, 2024 (pre-Transaction) and immediately following consummation of the Transaction:
•
each person known to us to own beneficially more than 5% of our Common Stock;

•
each of our current executive officers and directors; and

•
each of our directors and executive officers as a group.

Pre-Transaction Beneficial Ownership
	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned(2)	% of Class
Moore Capital Management LP(3)	1,500,000	70.9%
Jane Street Capital, LLC(4)	136,855	6.5%
nXgen Opportunities, LLC(5)	—	—	18,750,000	100%
Charles W. Ergen(5)	—	—	18,750,000	100%
Kyle Jason Kiser	—	—
Gerald Gorman	10,000	*
David K. Moskowitz	10,000	*
Adrian Steckel	10,000	*
All directors and executive officers as a group (five individuals)	30,000	1.5%	18,750,000	100%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is 5701 S. Santa Fe Dr., Littleton, CO 80120.

(2)
Interests shown consist solely of shares of Class B Common Stock which are referred to herein as founder shares. Such shares will automatically convert into shares of Class A Common Stock at the time of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)
Holdings as of December 31, 2023 as reported on Schedule 13G filed by Moore Capital Management LP (“MCM”), a Delaware limited partnership, MMF LT, LLC (“MMF”), Moore Global Investments, LLC (“MGI”) and Moore Capital Advisors, L.L.C. (“MCA”), each a Delaware limited liability company, and Mr. Louis M. Bacon, in his capacity as chairman, chief executive officer and director of MCM. According to Schedule 13G, MCM, as the investment manager of MMF, has voting and investment control over the shares held by MMF. MGI and MCA are the sole owners of MMF. Mr. Bacon controls the general partner of MCM, is the chairman and director of MCA, and is the indirect majority owner of MMF.

(4)
Holdings as of December 31, 2023 as reported on Schedule 13G filed by Jane Street Group, LLC.

(5)
Our Sponsor is the record holder of the shares reported herein. Charles W. Ergen controls our Sponsor. Charles W. Ergen disclaims beneficial ownership over any securities owned by our Sponsor other than to the extent of his pecuniary interest therein.

Post-Transaction Beneficial Ownership
Unless otherwise indicated, CONX believes that all persons named in the table will have, immediately after the consummation of the Transaction, sole voting and investment power with respect to all CONX securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, CONX believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Transaction, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All CONX stock subject to options or warrants exercisable within 60 days of the consummation of the Transaction are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
	Assuming No Redemptions(4)		Assuming 50% Redemptions(5)		Assuming Maximum Redemption(6)
Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Ownership(2)	Number of Shares Beneficially Owned(2)	Percentage of Ownership(2)	Number of Shares Beneficially Owned(2)	Percentage of Ownership(2)
Moore Capital Management LP	1,500,000	7.2%	750,000	3.8%	0	—
Jane Street Capital, LLC	136,855	0.7%	68,428	0.3%	0	—
nXgen Opportunities, LLC(3)	18,750,000	89.8%	18,750,000	94.6%	18,750,000	99.8%
Charles W. Ergen(3)	18,750,000	89.8%	18,750,000	94.6%	18,750,000	99.8%
Kyle Jason Kiser	0	—	0	—	0	—
Gerald Gorman	10,000	*	10,000	*	10,000	*
David K. Moskowitz	10,000	*	10,000	*	10,000	*
Adrian Steckel	10,000	*	10,000	*	10,000	*

*
Less than one percent

(1)
Unless otherwise indicated, the business address of each of the individuals is 5701 S. Santa Fe Dr. Littleton, CO 80120.

(2)
Interests shown include 18,750,000 founder shares. Such shares will automatically convert into shares of Class A Common Stock at the time of our initial business combination, including the Transaction, on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)
Our Sponsor is the record holder of the shares reported herein. Charles W. Ergen controls our Sponsor. Charles W. Ergen disclaims beneficial ownership over any securities owned by our Sponsor other than to the extent of his pecuniary interest therein.

(4)
The post-Transaction percentage of beneficial ownership in the table above is calculated based on 20,870,269 shares of Common Stock outstanding upon consummation of the Transaction.

(5)
The post-Transaction Combination percentage of beneficial ownership in the table above is calculated based on 19,810,135 shares of Common Stock outstanding upon consummation of the Transaction.

(6)
The post-Transaction Combination percentage of beneficial ownership in the table above is calculated based on 18,780,000 shares of Common Stock (including 18,750,000 founder shares and 30,000 Independent Director Shares) outstanding upon consummation of the Transaction.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this Offer to Purchase, unless defined below.
Introduction
The following unaudited pro forma condensed financial information of CONX presents the historical financial information of CONX, adjusted to give effect for the purchase of the Property from Seller. The following unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed balance sheet as of December 31, 2023 presents the historical balance sheet of CONX, adjusted to give effect to the purchase of the Property as of December 31, 2023, on a pro forma basis as if the Transaction had been completed on December 31, 2023.
The unaudited pro forma statement of operations for the year ended December 31, 2023 presents the historical statement of operations of CONX for such period on a pro forma basis as if the Transaction had been consummated on January 1, 2023, the beginning of the period presented.
The unaudited pro forma condensed financial information has been derived from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed financial information;

•
the historical audited financial statements of CONX as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this Offer to Purchase; and

•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CONX” and other financial information relating to CONX and the Property included elsewhere in this Offer to Purchase, including the Purchase Agreement.

The unaudited pro forma condensed financial information has been presented for illustrative purposes only and does not necessarily reflect what CONX’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated.
Further, the unaudited pro forma condensed financial information also may not be useful in predicting the future financial condition and results of operations of CONX. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed financial information are described in the accompanying notes. CONX believes that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed financial information.
The Transaction
CONX has entered into the Purchase Agreement with Seller. Pursuant to the Purchase Agreement, among other things and subject to the terms and conditions contained therein, CONX will purchase from Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million.
At or prior to the Transaction Closing, Seller and CONX will enter into the Seller Lease Agreement, pursuant to which Seller (or an affiliate of Seller) will lease back the Property from the Company. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement will be guaranteed by DISH, an affiliate of Seller.
Pursuant to our Articles, CONX is providing public stockholders of Class A Common Stock with the opportunity to redeem, upon the consummation of the Transaction, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Transaction) in the Trust Account. CONX cannot predict how many of its public stockholders will exercise their right to have their shares redeemed for cash.
Anticipated Accounting Treatment
The purchase of the Property is intended to be accounted for as an asset acquisition. In accordance with the accounting requirements for transactions among entities under common control, the Property is initially recorded at Seller’s historical carrying value. As a result, the difference between such historical carrying value and the Property Purchase Price of the Property is recorded as an adjustment to equity.
Basis of Pro Forma Presentation
The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of CONX upon consummation of the Transaction and the other events contemplated by the Purchase Agreement in accordance with U.S. GAAP.
The unaudited pro forma condensed financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transaction occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transaction and the other events contemplated by the Purchase Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed financial information does not purport to project the future operating results or financial position of CONX following the consummation of the Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed financial information and are subject to change as additional information becomes available and analyses are performed.
For illustrative purposes, the unaudited pro forma condensed financial information has been prepared assuming three alternative levels of additional redemptions of Class A Common Stock in connection with the Transaction:
•
Assuming No Redemptions (“Minimum Redemption”) — this scenario assumes that no public stockholders of CONX exercise redemption rights with respect to their public shares; and

•
Assuming 50% Redemptions (“50% Redemption”) — this scenario assumes that 1,045,135 shares of Class A Common Stock are redeemed at approximately $10.51 per share (which is equal to the per share redemption price as of December 31, 2023) for an aggregate payment of approximately $10,984,358; and

•
Assuming Maximum Redemptions (“Maximum Redemption”) — this scenario assumes that 2,090,269 shares of Class A Common Stock are redeemed at approximately $10.51 per share (which is equal to the per share redemption price as of December 31, 2023) for an aggregate payment of approximately $21,968,727.

The purchase of the Property under each of the redemption scenarios is intended to be accounted for under U.S. GAAP as an asset acquisition.
Upon the consummation of the Offer, we plan to use the cash available from the funds held in the Trust Account to purchase the shares of Class A Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund a portion of the Purchase Price for the Property. Assuming a Transaction Closing as of December 31, 2023, the balance of the Trust Account as of the Transaction Closing would have been (i) $21,966,104, assuming no redemptions (ii) $10,983,052 assuming 1,045,135 shares of Class A Common Stock were tendered for redemption and (iii) $0, assuming all of the 2,090,269 shares of Class A Common Stock subject to possible redemption were tendered for redemption.
The three redemption scenarios assumed in the unaudited pro forma condensed balance sheet and statement of operations do not include adjustments for (i) the outstanding warrants issued in connection with the Initial Public Offering, as such warrants are not exercisable for shares of Class A Common Stock until 30 days after the Transaction Closing, or (ii) the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock in the Forward Equity Transaction, as such Series A Preferred Stock is not convertible until (x) the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, and (y) the issuance of shares has been approved by the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635.
The following summarizes the pro forma shares of Common Stock issued and outstanding immediately after the Transaction:
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemption
Name and Address	Number of Shares Beneficially Owned	Percentage of Ownership	Number of Shares Beneficially Owned	Percentage of Ownership	Number of Shares Beneficially Owned	Percentage of Ownership
Public stockholders	2,090,269	10.0%	1,045,135	5.27%	0	—
Sponsor	18,750,000	89.8%	18,750,000	94.6%	18,750,000	99.8%
Independent Directors	30,000	*	30,000	*	30,000	*
Total shares	20,879,269		19,825,135		18,780,000

*
Less than one percent

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2023
	CONX Corp (Historical)	Transaction Adjustments			Pro Forma (Assuming No Redemption)	Additional Transaction Adjustments (Assuming 50% Redemption)			Pro Forma (Assuming 50% Redemption)	Additional Transaction Adjustments (Assuming 100% Redemption)			Pro Forma (Assuming 100% Redemption)
Assets
Current Assets:
Cash	$8,162		$(26,750,000)	A	191,714,007		$(10,983,052)	H	$180,730,955		$(10,983,052)	H	$169,747,903
			200,000,000	B
			(1,126,833)	D
			(275,000)	F
			(2,108,426)	G
			21,966,104	H
Prepaid expenses	9,166				9,166				9,166				9,166
Total current assets	17,328		191,705,845		191,723,173		(10,983,052)		180,740,121		(10,983,052)		169,757,069
Noncurrent Assets:
Cash held in trust	21,966,104		(21,966,104)										—
Property and equipment, net	—		23,578,323	A	24,798,178				24,798,178				24,798,178
			197,670	C
			1,022,185	D
Total noncurrent assets	21,966,104		2,832,074		24,798,178				24,798,178				24,798,178
Total assets	$21,983,432		$194,537,919		$216,521,351		$(10,983,052)		$205,538,299		$(10,983,052)		$194,555,247
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$76,826	$			$76,826	$			$76,826	$			$76,826
Working capital loan – related party	400,000		(400,000)	G	—				—		—
Extension notes – related party	1,708,426		(1,708,426)	G	—				—		—
Accrued expenses	1,097,000				1,097,000				1,097,000				1,097,000
Accrued excise tax payable	639,193				639,193				639,193				639,193
Income taxes payable	70,011		(25,116)	D	44,895				44,895				44,895
Total current liabilities	3,991,456		(2,133,542)		1,857,914		—		1,857,914		—		1,857,914
Long-Term Obligations, Net of Current Portion:
Deferred legal fees	275,000		(275,000)	F	—				—				—
Deferred underwriting fee payable	26,250,000		(26,250,000)	E	—				—				—
Equity forward liability	325,000		(325,000)	B
Derivative warrant liabilities	9,205,500				9,205,500				9,205,500				9,205,500
Total long-term obligations, net of current portion	36,055,500		(26,850,000)		9,205,500		—		9,205,500		—		9,205,500
Total liabilities	40,046,956		(28,983,542)		11,063,414		—		11,063,414		—		11,063,414

	CONX Corp (Historical)	Transaction Adjustments		Pro Forma (Assuming No Redemption)	Additional Transaction Adjustments (Assuming 50% Redemption)	Pro Forma (Assuming 50% Redemption)	Additional Transaction Adjustments (Assuming 100% Redemption)	Pro Forma (Assuming 100% Redemption)
Class A common stock subject to possible redemption	21,966,104			21,966,104	(10,983,052)	10,983,052	(10,983,052)	—
Stockholders’ Equity (Deficit):
Preferred stock	—	200,325,000	B	200,325,000		200,325,000		200,325,000
Class A common stock	3			3		3		3
Class B common stock	1,875			1,875		1,875		1,875
Accumulated deficit	(40,031,506)	197,670	C	(16,835,045)		(16,835,045)		(16,835,045)
		(3,171,677)	A
		(79,532)	D
		26,250,000	E
Total stockholders’ equity (deficit)	(40,029,628)	223,521,461		183,491,833	—	183,491,833	—	183,491,833
Total liabilities and stockholders’ equity (deficit)	$21,983,432	$194,537,919		$216,521,351	$(10,983,052)	$205,538,299	$(10,983,052)	$194,555,247

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 2023
	CONX Corp (Historical)	Transaction Adjustments		Pro Forma (Assuming No Redemption)	Additional Transaction Adjustments (Assuming 50% Redemption)		Pro Forma (Assuming 50% Redemption)	Additional Transaction Adjustments (Assuming 100% Redemption)		Pro Forma (Assuming 100% Redemption)
Revenue:
Rental revenue	$—	$2,742,000	BB	$2,742,000	$		$2,742,000	$		$2,742,000
Total revenue	—	2,742,000		2,742,000		—	2,742,000		—	2,742,000
Costs and Expenses
General and administrative expenses	1,178,513	(197,670)	CC	1,085,491			1,085,491			1,085,491
		104,648	DD
Depreciation and amortization		929,022	AA	958,478			958,478			958,478
		29,456	EE
Total costs and expenses	1,178,513	865,456		2,043,969		—	2,043,969		—	2,043,969
Operating income (loss)	(1,178,513)	1,876,544		698,031		—	698,031		—	698,031
Other Income (Expense):
Other income	—			—			—			—
Change in fair value of derivative warrant liabilities	(4,693,000)			(4,693,000)			(4,693,000)			(4,693,000)
Change in fair value of equity forward	(325,000)			(325,000)			(325,000)			(325,000)
Interest income on investments held in Trust Account	267,481			267,481			267,481			267,481
Other interest income	—	8,624,087	FF	8,624,087			8,624,087			8,624,087
Total other income (expense)	(4,750,519)	8,624,087		3,873,568		—	3,873,568		—	3,873,568
Income (loss) before income taxes	(5,929,032)	10,500,631		4,571,599			4,571,599			4,571,599
Income tax (expense) benefit	(65,469)	(2,520,151)	GG	(2,585,620)			(2,585,620)			(2,585,620)
Net income (loss)	(5,994,501)	7,980,479		1,985,978		—	1,985,978		—	1,985,978
Weighted-average common shares outstanding, basic and diluted
Class A – Common Stock	5,047,364			5,047,364			3,985,008			2,937,010
Class B – Common stock	18,750,000			18,750,000			18,750,000			18,750,000
Basic and diluted net (loss) income per common share
Class A – Common Stock	$(0.25)			$0.08			$0.09			$0.09
Class B – Common stock	$(0.25)			$0.08			$0.09			$0.09

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of the Transaction
CONX has entered into the Purchase Agreement with Seller. Pursuant to the Purchase Agreement, among other things and subject to the terms and conditions contained therein, CONX will purchase from the Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million.
At or prior to the Transaction Closing, Seller and CONX will enter into the Seller Lease Agreement, pursuant to which Seller (or an affiliate of Seller) will lease back the Property from CONX. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement will be guaranteed by DISH, an affiliate of Seller.
Note 2 — Basis of the Presentation
The unaudited pro forma condensed financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of CONX has been adjusted by the transaction accounting adjustments to illustrate the estimated effect of the Transaction and certain other events contemplated by the Purchase Agreement to provide relevant information necessary for an understanding of CONX upon consummation of the Transaction described herein.
The unaudited pro forma condensed financial information is based on the historical financial information of CONX, as adjusted to give effect to the Transaction, which is treated as an asset acquisition under U.S. GAAP.
The unaudited pro forma condensed financial information has been prepared using the Minimum Redemption, 50% Redemption and Maximum Redemption scenarios with respect to the potential redemption of Class A Common Stock held by public stockholders into cash. The public stockholder redemptions are expected to be within the parameters described by these three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.
The purchase of the Property is intended to be accounted for under U.S. GAAP as an asset acquisition.
Note 3 — Transaction Accounting Adjustments to the CONX Unaudited Pro Forma Condensed Balance Sheet as of December 31, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed balance sheet as of December 31, 2023 are as follows:
(A)
Reflects the acquisition of the Property under the terms of the Purchase Agreement for $26.75 million. In accordance with the accounting requirements for transactions among entities under common control, the Property is initially recorded at Seller’s historical carrying value. The difference between such historical carrying value and the purchase price is recorded as an adjustment to equity.

(B)
Reflects the receipt as of January 1, 2023, of a $200 million investment pursuant to the terms of the Subscription Agreement, resulting in the issuance of 17,391,300 shares of the Company’s Series A Preferred Stock. In connection with this issuance, the equity forward liability was settled and the carrying value was reclassified to Preferred Stock.

(C)
Reflects the capitalization of certain legal costs attributable to the Transaction. Such costs were previously recorded and expensed when incurred in 2023 pending the occurrence of the Transaction becoming probable.

(D)
Reflects the estimated other transaction costs incurred by the Company and allocated between the costs directly attributable to the Transaction, which are capitalized, and costs not directly attributable to the Transaction, which are expensed.
The following table shows the total capitalized transaction costs:
Legal	$691,785
Accounting	$62,500
Financial advisory	$207,000
Administrative	$35,900
Miscellaneous	$25,000
$1,022,185

(E)
Reflects the reversal of the accrued underwriting fee obligation, due to DBSI’s waiving its entitlement to any portion of the deferred underwriting fee payable to it under the underwriting agreement.

(F)
Reflects the payment of the accrued legal costs as of the Transaction Closing.

(G)
Reflects the net repayment of related party obligations. Subsequent to December 31, 2023, the Sponsor advanced to the Company an additional $500,000 under the Restated Note for working capital, which is also reflected as repaid as of the Transaction Closing.

(H)
Reflects cash paid for the redemption of Class A common stock and the reclassification of cash held in Trust to unrestricted cash for shares of Class A common stock subject to possible redemption that are not redeemed.

Note 4 — Transaction Accounting Adjustments to the CONX Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:
(AA)
Reflects depreciation expense in the amount recognized by Seller for the year ended December 31, 2023, based on Seller’s historical carrying value and depreciable life of the Property.

(BB)
Reflects total annual rental income for the Property from Seller in the amount of $228,500 per month.

(CC)
Reflects the capitalization of certain legal costs attributable to the Transaction. Such costs were previously recorded and expensed when incurred in 2023 pending the occurrence of the Transaction becoming probable.

(DD)
Reflects the estimated other transaction costs incurred by the Company and allocated between the costs directly attributable to the Transaction, which are capitalized, and costs not directly attributable to the Transaction, which are expensed. See adjustment (D) under Note 3 above for a tabular presentation of the capitalized transaction costs.

(EE)
Reflects depreciation expense for the directly attributable transaction costs incurred by the Company.

(FF)
Reflects the incremental interest income at a 5% rate of return generated from the cash held by the Company, after taking into consideration the funds received from the issuance of the Company’s Series A Preferred Stock, payment of the Purchase Price for the Property and other Transaction related expenditures.

(GG)
Reflects the incremental tax expense assuming a combined 24% rate on the unaudited condensed pro forma statement of operations.

Note 5 — Net (Loss) Income per Share
The following table shows the net (loss) income per share calculated using the historical weighted average shares of Common Stock outstanding for the year ended December 31, 2023.
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Year Ended December 31, 2023
Pro forma net income	$1,985,978	$1,985,978	$1,985,978
Pro forma weighted average shares outstanding – basic and diluted	23,797,364	22,735,008	21,687,010
Net income per share – basic and diluted	$0.08	$0.09	$0.09
Pro Forma Weighted Average Shares
Public stockholders	5,017,364	3,955,008	2,907,010
Sponsor	18,750,000	18,750,000	18,750,000
Independent Directors	30,000	30,000	30,000
Pro forma weighted average shares outstanding, basic and diluted	23,797,364	22,735,008	21,687,010

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Initial Public Offering
On August 28, 2020, our Founder purchased an aggregate of 28,750,000 founder shares for $25,000, or approximately $0.001 per share, and transferred 2,875,000 founder shares to Jason Kiser, our Chief Executive Officer, for approximately the same per-share price initially paid by our Founder. On October 21, 2020, our Founder and Jason Kiser contributed their founder shares to our Sponsor, in return for proportionate equity interests. On October 23, 2020, our Sponsor forfeited 7,187,500 founder shares, resulting in our Sponsor holding 21,562,500 founder shares. On December 14, 2020 our Sponsor forfeited 2,812,500 founder shares, resulting in our Sponsor holding 18,750,000 founder shares.
Our Sponsor purchased an aggregate of 11,333,333 Private Placement Warrants (each exercisable to purchase one share of Class A Common Stock at $11.50 per share, at a price of  $1.50 per warrant), in a private placement that closed simultaneously with the closing of our Initial Public Offering. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.
On October 23, 2020, we granted 10,000 Independent Director Shares to one of our independent directors, Mr. Gorman, and on January 27, 2021, we granted 10,000 Independent Director Shares to our second independent director, Mr. Steckel. On October 29, 2021, we granted 10,000 Independent Director Shares to David Moskowitz. We expect to make similar grants to our additional independent directors we may appoint prior to completion of our initial business combination.
Prior to the closing of our Initial Public Offering, our Founder agreed to loan us up to $1,000,000 to be used for a portion of the expenses of our Initial Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of our Initial Public Offering. This loan was repaid on November 3, 2020.
Working Capital and Extension Loans
In connection with the First Extension, our Sponsor agreed to advance to us the First Extension Loans. In connection with the First Extension, 66,651,616 shares of Class A Common Stock were redeemed in the First Extension Redemptions and 8,348,384 shares of Class A Common Stock were not redeemed. Our Sponsor had advanced a total of $1,168,774 to the Trust Account as of December 31, 2023. The First Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of: (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those First Extension Loans. At the option of our Sponsor, up to $1,500,000 of the First Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On October 31, 2022, we issued the First Extension Note, evidencing our indebtedness with respect to the First Extension Loans. As of December 31, 2023, the balance of the First Extension Note was $1,168,774.
In connection with the Second Extension, our Sponsor agreed to advance to us the Second Extension Loans. In connection with the Second Extension, 5,650,122 shares of Class A Common Stock were redeemed in the Second Extension Redemptions and 2,698,262 shares of Class A Common Stock were not redeemed. Our Sponsor had advanced a total of $539,652 to the Trust Account as of December 31, 2023. The Second Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of: (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those Second Extension Loans. At the option of our Sponsor, up to $300,000 of the Second Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant. On June 2, 2023, we issued the Second Extension Note, evidencing our indebtedness with respect to the Second Extension Loans. As of December 31, 2023, the balance of the Second Extension Note was $539,652.

On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Transaction and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the Restated Note, this working capital loan is not convertible into warrants. On March 25, 2024, we issued an amended and restated promissory note (the “Second Restated Note”) to the Sponsor. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. As of March 27, 2024, the Company had borrowed $900,000 under the Second Restated Note.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, including the Transaction, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible, post-Transaction, into warrants of CONX at a price of  $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
Any of the foregoing payments to our Sponsor, repayments of loans from our Sponsor or repayments of working capital loans prior to our initial business combination have been or will be made using funds held outside the Trust Account.
Equity Forward Transaction
On November 1, 2023, CONX entered into the Subscription Agreement with our Founder. Pursuant to the Subscription Agreement, our Founder agreed, subject to the closing of CONX’s initial business combination, to purchase, and CONX agreed to issue and sell to our Founder, 17,391,300 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, at an aggregate purchase price of approximately $200 million, or $11.50 per share. The closing of the Equity Forward Transaction is contingent upon, and expected to occur substantially concurrently with, the consummation of the Transaction.
On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share. For additional discussion, see the section entitled “Information About CONX Before the Transaction”.
Partial Waiver of Lock-up Restrictions
On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 founder shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.
The Transaction
On March 10, 2024, CONX entered into a Purchase Agreement with Seller, which provides for the Company’s purchase from Seller of the Property for the Property Purchase Price. The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Articles. For additional discussion, see the sections entitled “The Transaction” and “The Purchase Agreement”.
For further discussion, see “The Transaction — Interests of Certain Persons in the Transaction”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of material U.S. federal income tax consequences of the Offer for holders of Class A Common Stock. This discussion does not address the warrants or the Units, and it applies only to holders of Class A Common Stock that hold their stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). Further, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of the Common Stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, persons who acquired their Common Stock through the exercise of an employee option or otherwise as compensation or through a tax-qualified retirement plan, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any holders of founder shares, or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as estate or gift taxes, the Medicare tax on net investment income, or the alternative minimum tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the Offer in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Class A Common Stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our Class A Common Stock. A “Non-U.S. Holder” means any beneficial owner of shares of Class A Common Stock that is not a U.S. Holder.
This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax considerations discussed below.
Stockholders Not Participating in the Offer
Holders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer. Such holders should consult their own tax advisors about the tax consequences of the ownership and disposition of Class A Common Stock following the Transaction.
Stockholders Selling their Class A Common Stock Pursuant to the Offer
Redemption of Class A Common Stock
In the event that a holder’s shares of Class A Common Stock are redeemed pursuant to the Offer, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. Holder will be treated as described below under the section titled “U.S. Holders — Gain or Loss on Sale of Class A Common Stock,” and a Non-U.S. Holder will be treated as described under the section titled “Non-U.S. Holders — Gain on Sale of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. Holder described below under the section titled “U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. Holder described below under the section titled “Non-U.S. Holders — Taxation of Distributions.”
Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants)

relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of any warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the holder does not constructively own any other stock. The redemption of Class A Common Stock will be not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. Holder will be as described below under the section titled “— U.S. Holders — Taxation of Distributions,” and the tax effects to such Non-U.S. Holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in the warrants or possibly in other stock constructively owned by it.
Because none of the shares of Common Stock held by the Sponsor and directors will be tendered in this Offer, we expect that the redemption of Class A Common Stock pursuant to the Offer will generally be treated as not essentially equivalent as a dividend and therefore as a sale of shares of Class A Common Stock. A holder should consult its tax advisors as to the tax consequences of a redemption.
U.S. Holders
Gain or Loss on Sale of Class A Common Stock.   If our redemption of a U.S. Holder’s shares of Class A Common Stock is treated as a sale, as discussed above under the section titled “Redemption of Class A Common Stock,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock described in this Offer to Purchase may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the cash received in the Offer and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. Holder’s acquisition cost of the Class A Common Stock less any prior distributions paid to such U.S. Holder with respect to its shares of Class A Common Stock treated as a return of capital.
Allocation of Purchase Price between Class A Common Stock and Warrants.   A holder of Class A Common Stock and warrants purchased in the IPO generally was required to allocate the issue price paid for Class A Common Stock and warrants between the Class A Common Stock and warrants based on the relative fair market value of each at the time of purchase. The price allocated to each share of Class A Common Stock and each warrant is the holder’s tax basis in such share of Class A Common Stock or such warrant, as the case may be. A holder’s purchase price allocation is not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Accordingly, each U.S. Holder of Class A Common Stock is advised to consult its own tax adviser with respect to its basis in the Class A Common Stock.
Taxation of Distributions.   If our redemption of a U.S. Holder’s shares of Class A Common Stock is treated as a distribution, as discussed above under the section titled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described above under the section titled “U.S. Holders — Gain or Loss on Sale of Class A Common Stock.”
Provided certain holding period requirements are met, dividends received by a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares and cause such corporate U.S. Holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends received by a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights (including this Offer to Purchase) with respect to the Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. Each U.S. Holder should consult their tax advisors as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.
Non-U.S. Holders
Gain on Sale of Class A Common Stock.   If our redemption of a Non-U.S. Holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition as discussed above under the section titled “— Redemption of Class A Common Stock,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on such sale.
Taxation of Distributions.   If our redemption of a Non-U.S. Holder’s shares of Class A Common Stock is treated as distribution, as discussed above under the section titled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described above under the section titled “Non-U.S. Holders — Gain on Sale of Class A Common Stock.”
It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of Class A Common Stock. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the filing requirements of the Exchange Act. We are required to file with the SEC an Annual Report on Form 10-K containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 8-K, certain unaudited financials in each quarter of our fiscal year. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
DISH Network Corporation (“DISH”), which will be the guarantor under the Seller Lease Agreement, files annual, quarterly and current reports with the SEC. Such reports include the audited financial statements of DISH. DISH’s publicly available filings can be found on the SEC’s website at www.sec.gov and on EchoStar’s website at https://ir.echostar.com/financial-information/sec-filings [ir.echostar.com]. Neither DISH’s nor EchoStar’s filings or the other information contained on EchoStar’s website are incorporated by reference herein or into the Schedule T-O filed with the SEC, of which this Offer to Purchase forms a part.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our stockholders nor the decision to tender, or not to tender, Class A Common Stock, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
Attn: Compliance Department
1 State Street Plaza, 30th Floor
New York, NY 10004
By Facsimile (for Eligible Institutions only):
(212) 616-7616
Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.
The Information Agent for the Offer is:
Morrow Sodali
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals, please call (800) 662-5200
Banks and brokerage firms, please call (203) 658-9400
Email: CONX.info@investor.morrowsodali.com

OFFER TO PURCHASE
April 1, 2024

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of CONX Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of CONX Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022 in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional capital or complete a business combination by May 3, 2024, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 28, 2024
PCAOB ID: 100

CONX Corp.
BALANCE SHEETS
	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$8,162	$1,397,296
Prepaid expenses	9,166	23,105
Total current assets	17,328	1,420,401
Cash held in trust account	21,966,104	84,243,386
Total assets	$21,983,432	$85,663,787
Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$76,826	$19,114
Working capital loan – related party	400,000	—
Extension notes – related party	1,708,426	333,935
Accrued expenses	1,097,000	575,300
Accrued excise tax payable	639,193	—
Income taxes payable	70,011	1,208,515
Total current liabilities	3,991,456	2,136,864
Deferred legal fees	275,000	275,000
Deferred underwriting fee payable	26,250,000	26,250,000
Equity forward liability	325,000	—
Derivative warrant liabilities	9,205,500	4,512,500
Total liabilities	40,046,956	33,174,364
Commitments and Contingencies
Class A common stock subject to possible redemption, 2,090,269 shares at redemption value of $10.51 per share at December 31, 2023 and 8,348,384 shares at redemption value of $10.09 per share at December 31, 2022	21,966,104	84,243,386
Stockholders’ Deficit :
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued or outstanding at December 31, 2023 and 2022	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 30,000 shares issued and outstanding at December 31, 2023 and 2022	3	3
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 18,750,000 shares issued and outstanding at December 31, 2023 and 2022	1,875	1,875
Accumulated deficit	(40,031,506)	(31,755,841)
Total Stockholders’ Deficit	(40,029,628)	(31,753,963)
Total Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit	$21,983,432	$85,663,787
The accompanying notes are an integral part of the financial statements.

CONX Corp.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
General and administrative expenses	$1,178,513	$888,749
Loss from operations	(1,178,513)	(888,749)
Other income
Change in fair value of equity forward	(325,000)	—
Change in fair value of derivative warrant liabilities	(4,693,000)	21,359,166
Interest income on investments held in Trust Account	267,481	4,937,551
Total other (loss) income	(4,750,519)	26,296,717
(Loss)income before income tax provision	(5,929,032)	25,407,968
Income tax provision	65,469	1,213,218
Net (loss) income	$(5,994,501)	$24,194,750
Weighted average common shares outstanding, basic and diluted
Class A – Common stock	5,047,364	64,226,579
Class B – Common stock	18,750,000	18,750,000
Basic and diluted net (loss) income per common share
Class A – Common stock	$(0.25)	$0.29
Class B – Common stock	$(0.25)	$0.29
The accompanying notes are an integral part of the financial statements.

CONX Corp.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance January 1, 2023	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
Accretion adjustment	—	—	—	—	—	(1,641,971)	(1,641,971)
Excise tax imposed on common stock redemption	—	—	—	—	—	(639,193)	(639,193)
Net loss	—	—	—	—	—	(5,994,501)	(5,994,501)
Balance – December 31, 2023	30,000	$3	18,750,000	$1,875	$—	$(40,031,506)	$(40,029,628)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance January 1, 2022	30,000	$3	18,750,000	$1,875	$—	$(51,793,069)	$(51,791,191)
Accretion adjustment	—	—	—	—	—	(4,157,522)	(4,157,522)
Net income	—	—	—	—	—	24,194,750	24,194,750
Balance-December 31, 2022	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
The accompanying notes are an integral part of the financial statements.

CONX Corp.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating Activities
Net (loss) income	$(5,994,501)	$24,194,750
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(267,481)	(4,937,551)
Change in fair value of derivative warrant liabilities	4,693,000	(21,359,166)
Change in fair value of equity forward liability	325,000	—
Changes in operating assets and liabilities:
Prepaid expenses	13,938	46,895
Other receivable	—	3,508
Accounts payable	57,714	19,114
Accrued expenses	521,700	289,289
Income taxes payable	(1,138,504)	1,195,769
Net cash used in operating activities	(1,789,134)	(547,392)
Investing Activities
Deposit of cash into trust account	(1,374,491)	—
Cash distributed from Trust Account	63,919,253	670,774,520
Net cash provided by investing activities	62,544,762	670,774,520
Financing Activities
Redemptions of Class A common stock	(63,919,253)	(669,914,136)
Cash from Working Capital Loan	400,000	—
Proceeds from extension notes payable	1,374,491	333,935
Net cash used in financing activities	(62,144,762)	(669,580,201)
Net change in cash	(1,389,134)	646,927
Cash – beginning of the year	1,397,296	750,369
Cash – end of the year	$8,162	$1,397,296
Supplemental Cash Flow Information
Cash paid for income taxes	$1,190,035	$—
Supplemental Disclosure of Non-cash Financing and Investing Activities
Excise tax liability accrued for common stock redemptions	$639,193	$—
The accompanying notes are an integral part of the financial statements.

CONX Corp.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Note 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
CONX Corp. (the “Company” or “we,” “our” or “us”) was incorporated in Nevada on August 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”).
As of December 31, 2023, the Company had not commenced operations. All activity for the period from August 26, 2020 (inception) through December 31, 2023 relates to the Company’s initial public offering and subsequent search for a potential Business Combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest.
The Company’s Sponsor is nXgen Opportunities, LLC, a Colorado limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on October 29, 2020. On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units (the “Units” and the shares of Class A common stock included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750.0 million (the “Initial Public Offering”), and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, a total of $750.0 million ($10.00 per Unit), consisting of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below. Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash (as discussed above). On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum.
The Company filed a Form 8-K on November 1, 2022 notifying stockholders of the approval at the meeting of stockholders held on October 31, 2022 (the “First Special Meeting”) to extend the date by which the Company was required to consummate a business combination from November 3, 2022 to June 3, 2023 (the “First Extension”). Stockholders holding 66,651,616 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $669.9 million (approximately $10.05 per share) was removed from the Trust Account to pay such redeeming holders (the “First Extension Redemptions”).
In connection with the First Extension, our Sponsor agreed to advance to the Company (i) $0.02 for each public share that was not redeemed in connection with the First Special Meeting plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3,

2022, and on the third day of each subsequent month, or portion thereof, that the Company required to complete a business combination from November 3, 2022 until June 3, 2023 (such advances, the “First Extension Loans”). In connection with the First Extension, 66,651,616 shares of Class A common stock were redeemed in the First Extension Redemptions and 8,348,384 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly First Extension Loans payable by our Sponsor to us were $166,968. Our Sponsor had advanced a total of $1,168,774 to the Trust Account as of December 31, 2023. The First Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) the Company’s liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those First Extension Loans. At the option of our Sponsor, up to $1,500,000 of the First Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On October 31, 2022, the Company issued a promissory note in the principal amount of up to $1,168,774 to our Sponsor (the “First Extension Note”), evidencing the Company’s indebtedness with respect to the First Extension Loans. As of December 31, 2023, the balance of the First Extension Note was $1,168,774.
The Company filed a Form 8-K on June 2, 2023 notifying stockholders of the approval at the meeting of stockholders held on June 1, 2023 (the “Second Special Meeting”) to extend the date by which the Company was required to consummate a business combination from June 3, 2023 to November 3, 2023 (the “Second Extension”). Stockholders holding 5,650,122 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $57.6 million (approximately $10.19 per share) was removed from the Trust Account to pay such redeeming holders (the “Second Extension Redemptions”).
In connection with the Second Extension, our Sponsor agreed to advance to us (i) $0.04 for each public share that was not redeemed in connection with the Second Special Meeting plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that the Company requires to complete a business combination from June 3, 2023 until November 3, 2023 (such advances, the “Second Extension Loans”). In connection with the Second Extension, 5,650,122 shares of Class A common stock were redeemed in the Second Extension Redemptions and 2,698,262 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly Second Extension Loans payable by our Sponsor to us were $107,930. Our Sponsor had advanced a total of $539,652 to the Trust Account as of December 31, 2023. The Second Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those Second Extension Loans. At the option of our Sponsor, up to $300,000 of the Second Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On June 2, 2023, the Company issued a promissory note in the principal amount of up to $539,652 to our Sponsor (the “Second Extension Note”), evidencing our indebtedness with respect to the Second Extension Loans. As of December 31, 2023, the balance of the Second Extension Note was $539,652.
The Company filed a Form 8-K on November 8, 2023 notifying stockholders of the approval at the meeting of stockholders held on November 3, 2023 (the “Third Special Meeting”) to extend the date by which the Company must consummate a business combination from November 3, 2023 to May 3, 2024 (the “Third Extension”). In connection with the Third Extension, stockholders holding 607,993 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $6.3 million (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders. The Third Extension will provide the Company with additional time to complete a business combination.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the promissory note, this working capital loan is not convertible into warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by any deferred underwriting commissions (as discussed in Note 5). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. In connection with a Business Combination, the Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), the independent directors have agreed to vote the shares granted to them as compensation (the “Independent Director Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders and independent directors have agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
The Articles of Incorporation provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

Our Sponsor, Messrs. Charles W. Ergen and Jason Kiser (the “initial stockholders”) have agreed not to propose an amendment to the Articles of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination by May 3, 2024, as extended (the “Combination Period”) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to pay taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to its obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders and independent directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Independent Director Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or independent directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, our Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective targets or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern
Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2023, the Company had borrowed $400,000 under the Working Capital Loans.
The Company will be required to liquidate and dissolve if the Business Combination is not completed by the end of the Combination Period. Management intends to seek additional financing to the extent current funds are insufficient to meet the Company’s working capital needs until completion of a Business Combination or mandatory liquidation. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates in a liquidation to which Section 331 of the Internal Revenue Code (“Code”) applies (so long as Section 332(a) of the Code also does not apply), distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation is made are not subject to the excise tax. Consequently, we would not expect the 1% excise tax to apply if there is a complete liquidation of the Company under Section 331 of the Code.
Any excise tax that may be imposed on any redemption or other repurchase effected by us, in connection with a business combination, extension vote or otherwise, would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A Common Stock or cash available for distribution in a subsequent liquidation. Whether and to what extent we would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. The Company does not intend to use the proceeds placed in the Trust Account to pay excise taxes or other fees or taxes similar in nature (if any) that may be imposed on the Company pursuant to any current, pending or future rules or laws, including any excise tax due imposed under the IR Act on any redemptions in connection with the Extension or a business combination by the Company.

During the year ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63,919,253. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $639,193 on the Balance Sheet as of December 31, 2023 (see Note 5).
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets, except for the public and private placement warrants.
See Note 8 for additional information on assets and liabilities measured at fair value on a recurring basis.
Derivative Financial Instruments
The Company evaluated the Public and Private Warrants and the Equity Forward as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”).
The Company’s Public and Private Warrants derivative instruments are recorded at fair value as of the Initial Public Offering (November 3, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Statements of Operations. Derivative assets and liabilities are classified on the Balance Sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the Balance Sheet date. The Company has determined the Warrants are a derivative instrument. As the Warrants meet the definition of a derivative the Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurements and Disclosures,” with changes in fair value recognized in the Statements of Operations in the period of change.
The Equity Forward is a liability classified instrument in accordance with ASC 480 because the underlying instrument contains a contingent redemption feature. The Equity Forward was recorded at fair value on the date of issuance and re-valued at each reporting period, with changes in the fair value reported in the Statements of Operations. The Equity Forward is classified on the Balance Sheets as current or non-current based on whether or not the contingent redemption feature could be required within 12 months of the Balance Sheet date.
Investments and Cash Held in Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which had been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company. Investments held in the Trust Account were classified as trading securities and presented on the Balance Sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account were included in interest income on investments held in Trust Account in the accompanying Statements of Operations.
Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum, but such deposit account carries a variable rate, and we cannot assure you that such rate will not decrease or increase significantly.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The determination of the fair value of the warrant liabilities is a significant accounting estimate included in these financial statements. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and no cash equivalents held outside the Trust Account as of December 31, 2022.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses or income in the Statements of Operations. Offering costs associated with the Class A common stock were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Common Stock Subject to Possible Redemption
The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders have agreed to vote their Founder Shares (as defined below in Note 4), the independent directors have agreed to vote the Independent Director Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders and independent directors have agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
Effective October 31, 2022, the redemption amount was increased (i) $0.02 for each public share that was not redeemed as of October 31, 2022, plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from November 3, 2022 until June 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the First Extension Note (see Note 4).
Effective June 2, 2023, the redemption amount was increased (i) $0.04 for each public share that was not redeemed as of June 2, 2023, plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that is required to complete a Business Combination from June 3, 2023 until November 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the Second Extension Note (see Note 4).
The Articles of Incorporation provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
Net (loss) income Per Share of Common Stock
Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted-average number of shares of common stock outstanding for the period. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. When calculating its diluted net (loss) income per share, the Company has not considered the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the Warrants is contingent upon the occurrence of future events. The calculation excludes 18,750,000 Public Warrants, 11,333,333 Private Placement Warrants, and any Private Placement Warrants that would be issued as a result of the conversion of advances from the First Extension Note and Second Extension Note (see Note 4) into warrants.

	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(1,271,419)	$(4,723,082)	$18,727,526	$5,467,224
Denominator:
Basic and diluted weighted average shares outstanding	5,047,364	18,750,000	64,226,579	18,750,000
Basic and diluted net (loss) income per share	$(0.25)	$(0.25)	$0.29	$0.29
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed de minimis as of December 31, 2023 and 2022.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.
The following is a summary of the Company’s net deferred tax asset (liability):
	December 31, 2023	December 31, 2022
Deferred tax asset (liability)
Startup and organizational costs	$394,830	$234,069
Accrued expenses	268,502	140,810
Total deferred tax asset (liability)	663,332	374,879
Valuation allowance	(663,332)	(374,879)
Deferred tax asset (liability), net of allowance	$—	$—

The income tax provision consists of the following:
	For the Years Ended
	December 31, 2023	December 31, 2022
Federal
Current expense	$65,469	$995,966
Deferred benefit (expense)	247,488	220,738
State and Local
Current	—	217,252
Deferred	40,965	55,054
Change in valuation allowance	(288,453)	(275,792)
Income tax provision	$65,469	$1,213,218
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2023 and 2022:
	2023	2022
Statutory federal income tax rate (benefit)	21.0%	21.0%
Change in fair value of derivative warrant liabilities and equity forward	(17.6)%	(17.7)%
Change in valuation allowance	(4.1)%	0.7%
Income tax expense	(0.7)%	4.0%
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units at $10.00 per Unit, generating gross proceeds of $750.0 million, and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, par value $0.0001 per share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 28, 2020, Charles W. Ergen (the “Founder”) purchased an aggregate of 28,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share and transferred 2,875,000 Founder Shares to Jason Kiser, the Company’s Chief Executive Officer, for approximately the same per-share price initially paid by the Founder. On October 21, 2020, the Founder and Mr. Kiser contributed their Founder Shares to our Sponsor, in return for proportionate equity interests, resulting in our Sponsor holding 28,750,000 Founder Shares. On October 23, 2020, our Sponsor forfeited 7,187,500 Founder Shares, resulting in our Sponsor holding 21,562,500 Founder Shares. All share and per share amounts have been restated to reflect the forfeited shares. On December 14, 2020, as a result of the underwriters not exercising the over-allotment option, our Sponsor forfeited 2,812,500 Founder Shares, resulting in our Sponsor holding 18,750,000 Founder Shares. On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, and on January 27, 2021, the Company granted

10,000 Independent Director Shares to Adrian Steckel. On October 29, 2021, Mr. David K. Moskowitz was appointed as a new director to the board of directors of the Company and was granted 10,000 Independent Director Shares.
Subscription Agreement
On November 1, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Founder (the “Subscriber”). Pursuant to the Subscription Agreement, the Subscriber agreed, subject to the closing of the Company’s initial business combination, to purchase, and the Company agreed to issue and sell to the Subscriber, 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share (the “Equity Forward Transaction” or “Equity Forward”). The closing of the Equity Forward Transaction is contingent upon, and is expected to occur substantially concurrently with, the consummation of the Company’s initial business combination.
In connection with the closing of the Equity Forward Transaction, the Company will file a Certificate of Designation for the Preferred Stock in substantially the form attached as an exhibit to the Subscription Agreement (the “Certificate of Designation”) with the Secretary of State of the State of Nevada setting forth the terms, rights, obligations and preferences of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into shares of the Corporation’s Class A common stock on a one-for-one basis, subject to certain customary adjustments for stock dividends, stock splits and similar corporate actions.
If the Preferred Stock has not earlier been converted, the Company will redeem each Preferred Share after the date that is the fifth anniversary of the closing of the Company’s initial business combination, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments.
The Preferred Stock will entitle Subscriber to receive dividends equal to and in the same form as dividends actually paid on shares of the Company’s common stock, in each case, on an as-converted basis. The Preferred Stock will not have voting rights.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (i) 180 days after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Upon filing the Certificate of Designation, the Series A Convertible Preferred Stock will provide for a mandatory redemption at $11.50 that is five years from the date of issuance, unless converted to Class A common stock at an earlier date. This redemption feature requires the financial instrument to be liability classified and reported at fair value for each reporting period, which is reported as Equity Forward in the Balance Sheet as of December 31, 2023.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement

Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
IPO Expense Loan
On August 28, 2020, the Founder agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). Prior to November 3, 2020, the Company borrowed $373,000 under the Note. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds. No future borrowings are permitted.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the promissory note, this working capital loan is not convertible into warrants.
First Extension Note
On October 31, 2022, our Sponsor agreed to loan the Company an aggregate of up to $1,168,774 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is non-interest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $1,500,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “First Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The First Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. Amounts outstanding under this note as of December 31, 2023 and 2022 were $1,168,774 and $333,935, respectively. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
Second Extension Note
On June 2, 2023, our Sponsor agreed to loan the Company an aggregate of up to $539,652 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is noninterest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $300,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “Second Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The Second Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. As of December 31, 2023, the balance under the Second Extension Note was $539,652. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
NOTE 5 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of Founder Shares, Private Placement Warrants, Independent Director Shares and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and stockholder rights agreement signed at the effective date of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration and stockholder rights agreement neither provides for any maximum cash penalties nor any penalties connected with delays in registering the Company’s common stock.
Underwriting Agreement
The underwriters received an underwriting discount of $0.20 per unit, or $15,000,000 in the aggregate, upon the closing of the Initial Public Offering. $0.35 per unit, or $26,250,000 in the aggregate was payable to the underwriters for deferred underwriting commissions (which deferred underwriting commission was waived by the underwriters subsequent to the Balance Sheet date, see Note 9). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Excise Tax
During the period ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63,919,253. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $639,193 on the Balance Sheet as of December 31, 2023. The liability does not impact the statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
Deferred Legal Fees
The Company obtained legal advisory services in connection with the Initial Public Offering and agreed to pay approximately $275,000 of such fees upon the consummation of the initial Business Combination, which was recorded as deferred legal fees in the Balance Sheets as of December 31, 2023 and 2022.

NOTE 6 — STOCKHOLDERS’ EQUITY DEFICIT
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2023, there were 2,120,296 shares of Class A common stock issued and outstanding (of which 30,000 shares were Independent Director Shares and not subject to redemption). As of December 31, 2022, there were 8,378,414 shares of Class A common stock issued and outstanding (of which 30,000 shares were Independent Director Shares and not subject to redemption).
On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, and on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel. On October 29, 2021, Mr. David K. Moskowitz was appointed as a new director to the board of directors of the Company and was granted 10,000 Independent Director Shares. The Independent Director Shares will vest on the date of the consummation of a Business Combination, subject to continued service on the Company’s board of directors until that date. The Company’s independent directors have entered or, in the case of independent directors subsequently appointed, will enter into a letter agreement with the Company pursuant to which they will be subject to the same transfer restrictions and waivers as the Company’s initial stockholders, Sponsor, officers and directors with respect to their Founder Shares, as discussed in Note 1 and Note 4. The sale of the Independent Director Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Independent Director Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Independent Director Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Independent Director Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Independent Director Shares.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, 18,750,000 shares of Class B common stock were outstanding. Our Sponsor owns approximately 89.9% of the Company’s issued and outstanding common stock.
Holders of record of Class A common stock and holders of record of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of stock entitling the holder to one vote, except as required by law or stock exchange rule, and except that prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of two-thirds of the voting power of the Founder Shares may remove a member of the board of directors for any reason.
The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of the shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (excluding Independent Director Shares and after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to our Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Preferred Stock — The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.
NOTE 7 — WARRANTS
As of December 31, 2023 and 2022, the Company had 18,750,000 Public Warrants and 11,333,333 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
If the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. If the Private Placement

Warrants are held by someone other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sales price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, the Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive a certain number of shares of Class A common stock, based on the fair market value of the Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders; and

•
if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following tables present information about the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2023 and 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Significant deviations from these estimates and inputs could result in a material change in fair value.
Description	Level	December 31, 2023
Liabilities:
Private Placement Warrants	2	$3,468,000
Public Warrants	1	$5,737,500
Equity Forward	3	$325,000
Description	Level	December 31, 2022
Liabilities:
Private Placement Warrants	2	$1,700,000
Public Warrants	1	$2,812,500
Warrant Liabilities
As of December 31, 2023 and 2022, the Company’s derivative warrant liability was valued at $9,205,500 and $4,512,500, respectively. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Balance Sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative warrant liabilities in the Statements of Operations.
Equity Forward
As of December 31, 2023, the Company’s equity forward was valued at $325,000. The Equity Forward is accounted for as a liability classified financial instrument in accordance with ASC 480 and is presented with equity forward in the Balance Sheet as of December 31, 2023.
Measurement — Warrants
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2023 and 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CONXW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.
The following table presents the changes in the fair value of derivative warrant liabilities during the years ended December 31, 2023 and 2022:
	Aggregate Private Warrants	Public Warrants	Warrant Liability
Fair value as of December 31, 2022	$1,700,000	$2,812,500	$4,512,500
Change in fair value	1,768,000	2,925,000	4,693,000
Fair value as of December 31, 2023	$3,468,000	$5,737,500	$9,205,500
Measurement — Equity Forward
The Equity Forward is measured at fair value on a recurring basis. The subsequent measurement of the Equity Forward as of December 31, 2023 is classified as Level 3 due to unobservable inputs that are supported by little or no market activity that are significant to the fair value of the liability.

Equity Forward
Fair value as of December 31, 2022	$—
Fair value at inception, November 1, 2023	325,000
Change in fair value	—
Fair value as of December 31, 2023	$325,000
The Equity Forward was valued as follows:
Valuation Technique	Unobservable Input	Amount
Monte Carlo simulation	Volatility	27%
	Credit adjusted discount rate	35%
	Transaction probability	4%
Extension Notes — Related party
The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
NOTE 9 — SUBSEQUENT EVENTS
The Company evaluated events that have occurred after the Balance Sheet date through March 28, 2024, the date on which the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as described below.
On March 10, 2024, the Company entered into a definitive purchase and sale agreement with EchoStar Real Estate Holding L.L.C., a subsidiary of EchoStar Corporation, which provides for our purchase from the Seller of the commercial real estate property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (such transaction, the “Transaction”). The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles”). Accordingly, in connection with the consummation of the Transaction, the Company will provide all holders of shares of its Class A common stock, par value of $0.0001 per, purchased in the Company’s initial public offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles.
On March 22, 2024, CONX received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI waived its entitlement to any portion of the deferred underwriting fee due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between CONX and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by the Company or any of its affiliates in connection with the Transaction.
On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to the Sponsor. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. As of March 28, 2024, the Company had borrowed $900,000 under the Second Restated Note.
On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 Founder Shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.

On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share.

ANNEX A
PURCHASE AND SALE AGREEMENT
(5701 South Santa Fe Boulevard, Littleton, Colorado)
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 10th day of March, 2024, by and between EchoStar Real Estate Holding L.L.C., a Colorado limited liability company (“Seller”), and CONX CORP., a Nevada corporation (“Purchaser”).
Recitals
The term “Property,” as used herein, means:
That certain building located at 5701 South Santa Fe Boulevard, Littleton, Colorado 80120, and consisting of (a) the real property legally described in Exhibit A attached hereto (the “Land”), (b) the building(s), fixtures and certain other improvements located on the Land, subject to certain exceptions for excluded improvements identified by Seller (the “Improvements”); the Land and the Improvements being sometimes collectively referred to herein as the “Real Property”), and (c) certain mutually agreed upon items of equipment, supplies, furniture and personal property owned by Seller that are used in connection with and necessary for the maintenance and operation of the Real Property (the “Personal Property”);
All right, title and interest of Seller in and to certain contracts identified by Seller as necessary for the repair or maintenance of the Real Property or the Personal Property (the “Contracts”), to the extent Seller’s interest thereunder is assignable and which Purchaser agrees to assume;
All right, title and interest of Seller in and to all unexpired assignable warranties and guaranties relating to the Real Property or the Personal Property (the “Warranties”); and
All manuals, plans, specifications, drawings, approvals, reports and studies directly related to the Real Property, the Improvements, or the Personal Property (collectively, the “Intangible Personal Property”).
Seller and Purchaser hereby acknowledge and agree that the Land, as specified in Exhibit A, does not include all parcels of real property owned by Seller that comprise Seller’s “Riverfront” campus. Seller and Purchaser will discuss in good faith whether and to what extent to amend this Agreement to include the purchase and sale of additional parcels adjacent to the Land and any related modifications to the terms and conditions set forth in this Agreement (including, without limitation, the Purchase Price, as defined below). For the avoidance of doubt, neither Purchaser nor Seller has any obligation to enter into any such amendment to this Agreement.
Seller wishes to sell the Property to Purchaser, and Purchaser wishes to purchase the Property from Seller, subject to and upon the terms and conditions set forth herein.
Agreement
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the parties covenant and agree as follows:
PURCHASE AND SALE OF THE PROPERTY
Purchase.   Seller agrees to sell, convey and assign the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, subject to and upon the conditions set forth herein.
Purchase Price.   The total purchase price (the “Purchase Price”) for the Property shall be $26,750,000.00, payable as follows:
Deposit.   Purchaser shall deposit earnest money in the amount of $10.00 (which amount, together with all interest earned thereon, is hereinafter called the “Deposit”) into escrow with Land Title Guarantee Company (the “Title Company”), at the address set forth in Section 13.6, within five (5) business days after the Effective Date. The “Effective Date” shall be the date on which this Agreement has been duly executed by an authorized representative of both Purchaser and Seller. Title Company shall place the Deposit in an insured, interest-bearing account reasonably acceptable to and for the benefit of Purchaser. The Deposit shall be credited to the Purchase Price payable to Seller at Closing. In the event the Closing does not occur and this Agreement is terminated, then the Deposit shall be either refunded to Purchaser or forfeited and paid to Seller as expressly provided in this Agreement.
Balance.   At the Closing, Title Company shall pay the Deposit to Seller in immediately available funds, and the balance of the Purchase Price, subject to the prorations and adjustments expressly provided for herein, shall be deposited by Purchaser into escrow with Title Company, to be disbursed by Title Company to Seller at Closing.
Escrow.   Title Company, by acceptance of any funds deposited by Purchaser hereunder, agrees to hold such funds and disburse the same only in accordance with the terms and conditions of this Agreement. If Title Company is in doubt as to its duties or liabilities hereunder, it may continue to hold such funds until the parties mutually agree to the disbursement thereof, or until an order or judgment of a court of competent jurisdiction shall determine the rights of the parties hereto. Title Company is a depository only and shall not be liable for any loss, damage or cost including, but not limited to, attorneys’ fees, which may be suffered by Seller or Purchaser in connection with Title Company’s action or inaction except those caused by Title Company’s gross negligence or willful failure to perform its duties hereunder. In no circumstance shall Title Company be responsible or liable for the failure of any financial institution into which any funds deposited with Title Company have been deposited.
INVESTIGATION OF THE PROPERTY
Seller’s Initial Deliveries.   Within ten (10) business days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser, the following documents relating to the Property to the extent in Seller’s possession (collectively, “Seller’s Deliveries”):
Title Commitment or Report.   A current title insurance commitment or report issued by Title Company, including legible copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), reflecting title to the Property, as well as a copy of the most recent title insurance policy insuring Seller or Seller’s lender with respect to the Property;
Survey.   Any existing surveys of the Property (or portion of the Property) in Seller’s possession, including Seller’s most recent ALTA survey of the Property (or portion of the Property);
Operating Statements.   Copies of monthly expense statements for the Property for the last three (3) complete calendar years as well as 2024 year-to-date, and copies of the operating budget and the capital budget for the Property for the current calendar year;
Tax Statements.   Copies of the tax statements covering the Property for the three (3) most recent tax years, copies of any notices with respect to taxes received by Seller since the most recent tax statements were issued, any notices of increased valuation or special assessments in Seller’s possession, and any documents relating to tax appeals in Seller’s possession;
Certificates.   Copies of certificates of occupancy or similar certificates or approvals issued with respect to the Property or any portion thereof (“Certificates of Occupancy”);
Reports.   Copies of any asbestos, lead-based paint, soils, seismic, geologic, drainage, engineering, environmental, structural, physical condition, appraisal, mold, remediation, aged delinquency, ADA/Title 24, or other reports in Seller’s possession relating to the Property; and
Site Plans.   A copy of all site plans, floor plans, and “as built” plans and specifications in Seller’s possession.
To the extent not listed above, Seller shall deliver to Purchaser any documents and materials relating to the Property reasonably requested by Purchaser from time to time that are readily accessible and in Seller’s possession.

Purchaser’s Investigations.
Purchaser shall have until 11:59 p.m. Mountain Time on April 15, 2024 (the “Inspection Period”) to investigate and evaluate the Property and all matters relevant to its acquisition, use, ownership and operation. Purchaser’s right of investigation shall include, without limitation, the right to have made, at Purchaser’s expense, a current ALTA survey of the Property (the “Survey”) and any other studies or inspections of the Property as Purchaser may deem necessary or appropriate; provided, however, that all inspections shall occur during normal business hours, not interfere with Seller’s business operations at the Property, and Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent as to the timing and scope of work to be performed. Seller agrees to cooperate reasonably with any such investigations, inspections or studies made by or at Purchaser’s direction so long as such cooperation is at no material expense or out-of-pocket expense to Seller, including by providing Purchaser with access to the books, records and other documentation pertaining to the Property and readily accessible and in the possession of Seller or Seller’s property manager.
Purchaser shall have until the expiration of the Inspection Period to review the Title Commitment and the Survey and to advise Seller, in writing, of any objection to exceptions, requirements or other matters (each a “matter” for the purposes of this Section 2.2(b) and Section 5.3) set forth therein. If Purchaser objects to any such matters (collectively, the “Disapproved Matters”), Seller may (but shall have no obligation to) satisfy, cure, cause to be cured, or obtain title insurance insuring against the effect of (collectively, “Cure”) the Disapproved Matters. Seller shall notify Purchaser in writing within five (5) days after receipt of Purchaser’s notice of Disapproved Matters whether Seller elects to Cure such matters, at its own expense. If Seller fails to timely deliver such notice to Purchaser, Seller shall be deemed to have elected not to Cure any Disapproved Matters. If Seller notifies (or is deemed to have notified) Purchaser that Seller has elected not to Cure any Disapproved Matters, then Purchaser shall notify Seller within five (5) days after receipt of such notice (or deemed notice) whether Purchaser elects to terminate this Agreement or to proceed to Closing, taking title subject to such Disapproved Matters that Seller has elected (or been deemed to have elected) not to Cure. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have elected to proceed to Closing, taking title subject to any Disapproved Matters that Seller has elected (or been deemed to have elected) not to Cure. “Permitted Exceptions,” as used hereafter, shall be those matters reflected in the Title Commitment or revealed by the Survey other than: (i) Disapproved Matters that Seller agrees to Cure in accordance with this Section 2.2(b) or Section 5.3, and, notwithstanding anything contained in this Section 2.2(b), Section 5.3 or in Seller’s response or deemed response to any Disapproved Matters notice from Purchaser, (ii) delinquent taxes or assessments, (iii) any deed of trust, mortgage or other lien or monetary encumbrance affecting the Property or any part thereof, and (iv) any Required Cure Items (as defined below). If Seller elects to Cure any Disapproved Matter, whether pursuant to this Section or Section 5.3, and fails to do so by the Closing Date, Purchaser may terminate this Agreement, whereupon the Deposit shall be returned to Purchaser, and the parties shall be relieved of all further obligations hereunder, except for the Surviving Obligations. “Required Cure Items” as used herein, shall mean, collectively, (i) whether or not Purchaser objects thereto, liens evidencing monetary encumbrances (other than liens for non-delinquent real estate taxes), (ii) whether or not Purchaser objects thereto, ad valorem taxes and assessments attributable to 2023 and prior years (payable in 2024 and prior years), and (iii) title matters created by, through or under Seller on or after the Effective Date.
If Purchaser delivers to Seller a written notice before the expiration of the Inspection Period in which Purchaser accepts the condition of the Property subject to no conditions or qualifications other than the terms of this Agreement (the “Approval Notice”), then this Agreement shall continue in full force and effect in accordance with its terms, and the Deposit shall be nonrefundable to Purchaser, except as expressly set forth in this Agreement. If, on or before the expiration of the Inspection Period, Purchaser gives Seller written notice setting forth Purchaser’s dissatisfaction with the Property for any reason or no reason whatsoever, and states in such notice Purchaser’s election to terminate this Agreement (a “Termination Notice”), then this Agreement shall terminate in which case the Deposit shall be returned to Purchaser and both parties shall be relieved from any further liability hereunder except for those obligations which expressly survive termination of this Agreement (the “Surviving Obligations”). If Purchaser does not deliver to Seller the Approval Notice or a Termination Notice before the expiration of the Inspection Period, then shall be deemed to have elected to proceed to Closing and to have accepted the condition of the Property subject to no conditions or qualifications other than the terms of this Agreement.

Indemnity.   Purchaser agrees to indemnify, defend and hold harmless Seller from any and all claims, demands, liabilities, losses, damages, liens, costs and expenses asserted against Seller or the Property arising out of or resulting from Purchaser’s investigations of, access to and/or activities related to the Property prior to Closing and to pay Seller all costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred in defending any such matter; provided, however, that this indemnity shall not extend to and in no event shall Purchaser be liable to Seller to the extent any such matter is based on (a) for any gross negligence or willful misconduct of Seller or any agent, contractor or employee of Seller, or (b) any pre-existing conditions on or about the Property. In addition to and without limitation of the foregoing, Purchaser shall repair and restore any damage caused to the Property arising from Purchaser’s investigations, inspections, activities, access and/or entry by Purchaser or its agents or representatives. The provisions of this Section 2.3 shall survive any termination of this Agreement.
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents, warrants and covenants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
Authority.   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Subject to Section 6.6 of this Agreement, Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. Subject to Section 6.6 of this Agreement, all requisite action has been taken by Seller in connection with the execution of this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby.
Litigation.   There are no actions, suits, litigation or proceedings pending, or to Seller’s Actual Knowledge threatened, affecting the Property, or affecting the right, power or authority of Seller to enter into and perform this Agreement in accordance with its terms, or which question the validity or enforceability of this Agreement or any action taken or to be taken by Seller under this Agreement.
Condemnation.   Seller has no Actual Knowledge, and has received no notice from any governmental authorities, that proceedings for the condemnation of any portion of the Property are pending.
No Violations.   To Seller’s Actual Knowledge, the Property (including any parking areas or facilities) has been and is presently used and operated in compliance in all material respects with, and in no material way violates, any applicable statute, law, regulation, rule, ordinance, order or permit of any kind whatsoever affecting the Property or any part thereof. Seller has received no notices from any governmental authority of environmental protection, clean air or pollution violations with respect to the Property.
Hazardous Waste.   To Seller’s Actual Knowledge, (i) the Property has not at any time been used for the purposes of storing, manufacturing, releasing or dumping hazardous materials, and there are no hazardous materials located at, on or under the Property, except for normal quantities of hazardous materials utilized in connection with the normal maintenance and operation of the Property in compliance with all environmental laws, and (ii) no underground storage tanks, pipelines or clarifiers have been or are located on the Property.
Operating Statements.   To Seller’s Actual Knowledge, the operating statements delivered to Purchaser pursuant to Section 2.1 present fairly the financial condition of the Property at such date and the result of its operations for the periods described therein.
Seller’s Deliveries.   To Seller’s Actual Knowledge, the Seller’s Deliveries delivered to Purchaser pursuant to Section 2.1 constitute all of such materials as are in Seller’s possession and readily accessible to Seller using reasonable efforts.
Money Laundering.
Neither Seller nor, to Seller’s Actual Knowledge, its direct or indirect beneficiaries, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit,

Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
Neither Seller nor, to Seller’s Actual knowledge, its direct or indirect beneficiaries, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
Neither Seller nor, to Seller’s Actual Knowledge, its direct or indirect beneficiaries, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Money Laundering and Anti-Terrorism Laws.
Neither Seller, nor, to Seller’s Actual Knowledge, any direct or indirect beneficiary of Seller, is a country, territory, individual or entity named on a Government List, and, to Seller’s Actual Knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto will not be used in connection with any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
Changed Circumstances.   If Seller receives Actual Knowledge of any act or circumstances which would change or render incorrect, in any material respect, any representation or warranty made by Seller under this Agreement, whether as of the date given or any time thereafter through the Closing Date and whether or not such representation or warranty was based upon Seller’s knowledge and/or belief as of a certain date, Seller will give prompt written notice of such changed fact or circumstance to Purchaser; in which event, unless Seller elects to cause and does cause the representation or warranty to again become true or correct prior to Closing, Purchaser may elect to: (i) as its sole and exclusive remedy, terminate this Agreement by delivering writing notice to Seller at or prior to the Closing (in which case the Deposit shall be returned to Purchaser, and both parties shall be relieved of any further obligations hereunder except for the Surviving Obligations); or (ii) waive any objection to the representation or warranty to the extent it has become untrue or incorrect and to proceed with the Closing. Notwithstanding the foregoing, in the event that any representation or warranty made by Seller under this Agreement is rendered incorrect as a result of any wrongful act of Seller or circumstances caused or consented to by Seller, and Seller does not cause the representation or warranty to again become true or correct prior to Closing, then Purchaser shall be entitled to exercise the remedies set forth in Section 11.1 of this Agreement.
Omissions.   All representations and warranties made by Seller in this Agreement, are, to Seller’s Actual Knowledge, free from any untrue statement of material fact and do not, to Seller’s Actual Knowledge, omit to state any material facts necessary to make the statements contained herein or therein not misleading. The copies of any documents furnished to Purchaser in connection with this transaction are, to Seller’s Actual Knowledge, true and complete copies of the documents they purport to be. Notwithstanding the foregoing, it is expressly understood and agreed that Seller makes no representations or warranties of any kind with respect to the accuracy or completeness of any reports, studies or other documents furnished to Purchaser that were prepared by parties other than Seller, including, without limitation, any environmental or structural studies or reports.
Survival.   Each of the representations and warranties contained in this Article 3 are acknowledged by Seller to be material and to be relied upon by Purchaser in proceeding with this transaction, and shall survive the Closing for a period of six (6) months. Seller shall indemnify, defend and hold Purchaser, its shareholders, directors, officers, employees, agents, successors and assigns harmless from and against any claim, loss, liability or expense, including reasonable attorneys’ fees, that, during such six-month period, arise out of or result from the breach by Seller of any of the foregoing representations or warranties.
No Other Representations.   With the sole exception of the representations set forth in this Article 3, this Agreement is made without representation or warranty of any kind by Seller. With the sole exception of the representations set forth in this Article 3, Seller makes no representation or warranty of any kind with regard to the physical condition of the Property or any component thereof, with regard to any restrictions, requirements, costs or constraints that may be associated with the Property, or with regard to the suitability of the Property for Purchaser’s purposes, it being the parties’ express understanding and agreement that Purchaser shall fully inspect the Property and all aspects thereof during the Inspection Period and prior to Closing, and that Purchaser will rely solely on its own inspection in determining the physical condition and other features of the Property, any restrictions, requirements, costs or constraints that may be associated with the Property, and whether the Property is suitable for Purchaser’s intended purposes. With the sole exception of the representations set forth in this Article 3, Purchaser will acquire the Property in “AS IS” and “WITH ALL FAULTS” condition. Without limiting the generality of the foregoing, except to the extent the representations and warranties set forth in this Article 3 are not true and correct, Purchaser, for itself and its successors and assigns, releases Seller and Seller’s agents, employees, managers, members, brokers, contractors and representatives from, and waives any and all causes of action or claims against any of such persons for, (a) any and all liability attributable to any physical condition of or at the Property, including, without limitation, the presence on, under or about the Property of any hazardous materials; and (b) any and all liability resulting from the failure of the Property to comply with any applicable laws, including, without limitation, any environmental law.
Actual Knowledge.   As used in this Agreement, the phrase “to Seller’s Actual Knowledge” or words of similar import shall mean the actual knowledge of Bryan Morrow Facilities Director (“Designated Individual”). Seller represents and warrants that the Designated Individual is the current employee of the Seller with the best knowledge of the Property and that such person is the current employee of Seller with the responsibility for overseeing the management and operation of the Property.
PURCHASER’S REPRESENTATIONS AND WARRANTIES
Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:
Authority.   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. All requisite action has been taken by Purchaser in connection with the execution of this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby.
Purchase Price Funds.   Purchaser has sufficient cash in immediately available funds to pay the entire Purchase Price without borrowing funds and without selling any assets.
Money Laundering.
Neither Purchaser nor, to Purchaser’s actual knowledge, its direct or indirect beneficiaries, is in violation of any laws relating to terrorism, money laundering, including, without limitation, the Executive Order or any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller nor, to Seller’s Actual knowledge, its direct or indirect beneficiaries, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
Neither Purchaser nor, to Purchaser’s actual knowledge, its direct or indirect beneficiaries, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Money Laundering and Anti-Terrorism Laws.
Neither Purchaser, nor, to Purchaser’s actual knowledge, any direct or indirect beneficiary of Purchaser, is a country, territory, individual or entity named on a Government List, and, to Purchaser’s actual knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto will not be used in connection with any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).
Consents; Binding Obligations.   No third-party approval or consent is required to enter into this Agreement or to consummate the transactions contemplated hereby. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.
Omissions.   All representations and warranties made by Purchaser in this Agreement are, to Purchaser’s actual knowledge, free from any untrue statement of material fact and do not, to Purchaser’s actual knowledge, omit to state any material facts necessary to make the statements contained herein or therein not misleading.
Survival.   Each of the representations and warranties contained in this Article 4 are acknowledged by Purchaser to be material and to be relied upon by Seller in proceeding with this transaction, and shall survive the Closing for a period of six (6) months. Purchaser shall indemnify, defend and hold Seller, its shareholders, directors, officers, employees, agents, successors and assigns harmless from and against any claim, loss, liability or expense, including reasonable attorneys’ fees, that, during such six months period, arise out of or result from the breach by Purchaser of any of the foregoing representations or warranties.
No Other Representations.   With the sole exception of the representations set forth in this Article 4, this Agreement is made without representation or warranty of any kind by Purchaser.
UNDERTAKINGS PENDING CLOSING
Operation of Property.   Seller covenants with Purchaser that, so long as this Agreement remains in effect:
From and after the Effective Date, Seller will operate, maintain, and manage the Property in a normal businesslike manner and consistent with its current practices, maintaining present services.
After the expiration of the Inspection Period, Seller shall not enter any amendment to any existing Contract that will survive the Closing and affect Purchaser’s use, operation or enjoyment of the Property after the Closing without Purchaser’s prior written consent, which Purchaser may grant or withhold, condition or delay in Purchaser’s absolute discretion; provided, however, the foregoing restriction does not apply to any Contract that covers properties other than the Property.
Seller will maintain in effect all insurance policies now maintained on the Property, up to and including the Closing Date.
Seller shall not, after the Effective Date and prior to the Closing Date, create or consent to the creation of any lien, encumbrance or other matter affecting title to the Property, with the exception of those liens, encumbrances and other matters affecting the Property as of the Effective Date, without Purchaser’s prior written consent.
Seller shall promptly inform Purchaser in writing of any material event known to Seller prior to the Closing Date that adversely affects the use, occupancy, operation or maintenance of the Property.
Intentionally omitted.
Additional Title Matters.   If any update of the Title Commitment or Survey shows any matters that are not Permitted Exceptions, Seller shall use such efforts and expend such amounts as it may, in its sole judgment, deem appropriate to Cure any such additional matters prior to the Closing. Seller shall not have the obligation, however, to Cure such additional matters. Seller shall notify Purchaser in writing within two

(2) business days after receipt of notice from Purchaser objecting to any such additional matters (also “Disapproved Matters”) whether Seller elects to Cure any such additional Disapproved Matters. If Seller fails to timely deliver such notice to Purchaser, Seller shall be deemed to have elected not to Cure any such additional Disapproved Matter. If Seller notifies (or is deemed to have notified) Purchaser that Seller has elected not to Cure any additional Disapproved Matter, then Purchaser shall notify Seller within three (3) business days after receipt of such notice (or deemed notice) whether Purchaser elects to terminate this Agreement or to proceed to Closing, taking title subject to such additional Disapproved Matters that Seller has elected (or been deemed to have elected) not to Cure. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have elected to proceed to Closing, taking title subject to such additional Disapproved Matters that Seller has elected (or been deemed to have elected) not to Cure. If Purchaser elects (or is deemed to have elected) to take title subject to any additional matter under this Section 5.3, such additional matter shall become a Permitted Exception and the Purchase Price shall not be reduced. If Purchaser elects to terminate this Agreement under this Section 5.3, then the Deposit shall be returned to Purchaser and the parties shall be relieved of any further obligations hereunder except for the Surviving Obligations.
Seller Lease Agreement.   Seller (or an affiliate of Seller) and Purchaser shall diligently and in good faith negotiate and finalize a lease agreement for Seller’s (or an affiliate of Seller’s) lease back of the Property pursuant to the basic lease terms set forth in Section 13.14 herein and in substantially the form of the Commercial Lease Agreement attached hereto as Exhibit B (the “Seller Lease Agreement”) prior to the expiration of the Inspection Period.
Good Faith Efforts.   Seller and Purchaser shall each use their diligent and good faith efforts to complete and/or gain all requisite approvals required to meet the conditions to closing set forth in Article 6 herein.
CONDITIONS TO CLOSING
Performance of Obligations.   Unless waived by the party entitled to the benefit thereof, the obligations of either party to close under this Agreement shall be subject to the satisfaction of the conditions that all representations and warranties of the other party contained in this Agreement shall be true and correct as of the Closing and that the other party shall have performed all covenants, agreements and obligations required to be performed by it under this Agreement.
Title Policy.   It shall be a condition precedent to Purchaser’s obligation to close under this Agreement that Title Company shall have agreed to issue to Purchaser an ALTA extended form owner’s policy of title insurance, insuring title to the Real Property in Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions and including such endorsements as Seller or Title Company has agreed, prior to the expiration of the Inspection Period, to provide (the “Title Policy”).
Consummation of Purchaser Redemptions.   Purchaser shall have provided all holders of shares of Purchaser’s Class A common stock, par value of $0.0001 per share (the “Class A Shares”) purchased in the Purchaser’s initial public offering, the opportunity to have their Class A Shares redeemed (the “Purchaser Redemptions”) pursuant to, and subject to the limitations of, Sections 9.2 of Purchaser’s Amended and Restated Articles of Incorporation, and the Purchaser shall have irrevocably accepted for payment all Class A Shares validly delivered to Purchaser for redemption and not validly withdrawn in connection with such Purchaser Redemptions.
Seller Lease Agreement.   The Seller Lease Agreement shall be mutually agreed upon and duly executed by an authorized representative of both Purchaser and Seller (or an affiliate of Seller), and delivered to the Title Company at Closing pursuant to Section 7.2 herein.
Fairness Opinions.   It shall be a condition precedent to Purchaser’s obligation to close under this Agreement that Purchaser obtains an opinion from an independent investment banking firm or from an independent accounting or valuation firm that the purchase of the Property for the Purchase Price is fair to Purchaser from a financial point of view. It shall be a condition precedent to Seller’s obligation to close under this Agreement that Seller obtains an opinion from an independent accounting or valuation firm, or an independent commercial real estate appraiser or broker that: (i) the sale of the Property for the Purchase

Price is fair to Seller from a financial point of view; and (ii) the lease of the Property pursuant to the terms set forth in Section 13.14 of this Agreement and the Seller Lease Agreement is fair to Seller. Following the Effective Date, both Purchaser and Seller shall promptly commence and diligently pursue fulfillment of the condition set forth in this Section 6.5 to the extent within their respective reasonable control.
Requisite Seller Approval.   It shall be a condition precedent to Seller’s obligation to close under this Agreement that Seller shall have obtained approval of the transaction set forth in this Agreement (including, without limitation, the Seller Lease Agreement) by the audit committee of its board of directors and the disinterested members of its board of directors. Following the Effective Date, Seller shall promptly commence and diligently pursue fulfillment of the condition set forth in this Section 6.6 to the extent within its reasonable control.
Should any of the foregoing conditions for the benefit of Purchaser fail, Purchaser may terminate this Agreement by notice to Seller prior to or on the Closing Date, in which event the Deposit will be returned to Purchaser and both parties will be released of all obligations under this Agreement, other than those obligations which expressly survive termination. Should any of the foregoing conditions for the benefit of Seller fail, Seller may terminate this Agreement by notice to Purchaser prior to or on the Closing Date, in which event the Deposit will be returned to Purchaser and both parties will be released of all obligations under this Agreement, other than those obligations which expressly survive termination.
CLOSING
Date of Closing.   The closing of the purchase (the “Closing”) shall take place in the offices of Title Company, or at such other place as the parties shall mutually agree. The time and date of Closing (the “Closing Date”) shall be 11:00 a.m. Mountain Time on April 29, 2024, subject to adjustment based on mutual agreement of Purchaser and Seller. In the event that the Closing does not occur on or before May 15, 2024, then either Purchaser or Seller may terminate this Agreement by written notice to the other party, in which case the Deposit shall be returned to Purchaser and both parties shall be relieved from any further obligation or liability hereunder except for those obligations which expressly survive termination of this Agreement.
Deliveries.   At Closing, the following shall occur (either directly or through Title Company, as is customary for transactions of this type in the State of Colorado):
Seller shall execute and deliver to Purchaser a duly executed and acknowledged special warranty deed (the “Deed”), conveying to Purchaser the Real Property.
If applicable, Seller shall execute and deliver to Purchaser a bill of sale, conveying to Purchaser all of Seller’s right, title and interest in and to the Personal Property (if any).
If applicable, Seller and Purchaser shall execute and deliver two duplicate originals of a general assignment. If applicable, Seller shall also deliver to Purchaser all written Contracts that are assigned to Purchaser.
Seller shall execute and deliver to Purchaser and Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code.
Seller and Purchaser shall execute (or cause to be executed) the Seller Lease Agreement and deliver to the Title Company.
Seller shall execute and deliver to Title Company such affidavits and agreements concerning parties in possession, claims for mechanics’ liens, and gap coverage as may be reasonably required by Title Company in order to issue the Title Policy.
Seller and Purchaser shall execute and deliver any applicable transfer tax, transfer declarations, ownership information or other disclosure forms or reports required under the laws of the State of Colorado or the United States.
To the extent the same are in Seller’s possession, Seller shall deliver to Purchaser the original Certificates of Occupancy for the Property and the originals of the other certificates, licenses and permits necessary for the ownership and operation of the Property, except to the extent the same are required to be and are affixed at the Property.
Seller shall deliver to Purchaser and Title Company satisfactory evidence of the formation, existence and good standing of Seller and its authority to transfer the Property to Purchaser.
Seller and Purchaser shall execute and deliver settlement statements to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.
Purchaser shall pay to Seller the Purchase Price as provided in Section 1.2 hereof, subject to the adjustments described in Article 8 hereof.
Seller shall deliver possession of the Property to Purchaser.
Seller and Purchaser agree to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.
ADJUSTMENTS AND PRORATIONS
Closing Adjustments.   The Purchase Price due at Closing pursuant to Section 1.2(b) hereof shall be subject to adjustment as of the Closing Date in accordance with the following provisions:
Taxes.   Real and personal property taxes on the Property shall be prorated as of 11:59 p.m. on the day preceding the Closing Date based on the most recent tax information available, which proration shall be deemed a final settlement between the parties. Notwithstanding the foregoing, if, after Closing, additional property taxes are assessed or become known and if all or a portion of those taxes relate to the period before Closing, then the parties agree to prorate the additional taxes and Seller will promptly pay to Purchaser any portion that relates to the period prior to Closing; Purchaser will be responsible for any portion that relates to the period after Closing.
Assessments.   If, at the time of the Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments levied or imposed for improvements of a capital nature, then, for the purposes of this Agreement, all unpaid installments of any such special assessment and shall prorated as of 11:59 p.m. on the day preceding the Closing Date.
Association Charges.   Regular, periodic assessments levied on the Property by any property owners’ association or declarant under any private declaration of covenants or conditions shall be prorated as of 11:59 p.m. on the day preceding the Closing Date based on the most recent information available, which proration shall be deemed a final settlement between the parties. Special assessments or other charges or fees levied on the Property by such association or declarant with respect to the period prior to Closing will be paid by Seller prior to or at Closing.
Insurance.   No insurance policies of Seller are to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made. Purchaser acknowledges that it shall be responsible for securing its own insurance for the Property.
Utilities.   To the extent possible, the parties shall cause all utilities meters to be read on the day preceding the Closing Date. Seller shall be responsible for the payment of all utility charges incurred prior to the Closing Date. If any utility meters cannot be read on the day prior to the Closing Date, the parties shall pay the bills therefor in accordance with Section 8.2. Seller shall be entitled to a return by any utility provider or company of any refundable deposits that Seller has made with any of the utility services or companies servicing the Property. Except to the extent requested otherwise by Seller (including, without limitation, in connection with the Seller Lease Agreement), Purchaser shall arrange with all utility services and companies servicing the Property to have new accounts started in the name of Purchaser beginning at 12:01 a.m. on the Closing Date.
Contracts.   Amounts due under any of the Contracts assigned to Purchaser hereunder shall be prorated as of 11:59 p.m. on the day preceding the Closing Date.

Closing Costs.   Seller shall pay (i) the cost of recording any instruments required to discharge any liens or encumbrances against the Property including prepayment premiums or other charges payable in connection therewith, if any, (ii) all real or personal property transfer taxes, excise taxes, sales and use taxes, deed stamp taxes and gains taxes, (iii) the premium for the extended coverage Title Policy and premiums for endorsements to the Title Policy issued for the purpose of effectuating a Cure, and (iv) all legal, accounting and consulting fees and expenses incurred by Seller. Purchaser shall pay (i) the cost of the Survey (if any), (ii) the premium for endorsements to the Title Policy other than those issued for the purpose of effectuating a Cure, (iii) all legal, accounting and consulting fees and expenses incurred by Purchaser, and (iv) the cost of recording the Deed. Seller and Purchaser shall pay, in equal shares, any closing or escrow fee charged by the Title Company. Seller and Purchaser will use reasonable efforts to minimize, wherever possible, each of the foregoing costs and expenses.
Post-Closing Adjustments.   In general, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date, and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on the Closing Date. Purchaser and Seller shall undertake, within ninety (90) days following Closing, to adjust between themselves, as of the Closing Date, any income or expenses of the Property that are not correctly adjusted on the settlement statement.
CASUALTY
Notice and Estimate of Casualty.   In the event that any of the Real Property should be damaged by any casualty prior to Closing, Seller shall promptly give Purchaser written notice of such occurrence, and as soon thereafter as practicable shall provide Purchaser with an estimate made by an architect, engineer or contractor selected by Seller and reasonably acceptable to Purchaser of the cost and amount of time required to repair such damage. The Closing Date shall become the later of the date set forth in Section 7.1 and twenty-five (25) days after Purchaser’s receipt of such estimate. If Purchaser does not terminate this Agreement pursuant to Section 9.3, then Purchaser shall be given an opportunity to review and approve any construction contract which Seller proposes to enter into to have such damage repaired and Purchaser shall not unreasonably withhold, condition or delay such approval.
Minor Damage.   If the damage is not Major Damage (as defined below), then Purchaser will not have a right to terminate this Agreement for such casualty and Seller shall promptly contract for and commence the repairs and complete so much thereof as may be accomplished prior to the Closing Date. If such repairs are not completed on or before the Closing Date, the Closing shall take place as scheduled and, at Closing, Seller shall assign to Purchaser so much of the insurance proceeds resulting from such damage as have not then been expended for repairs, Purchaser shall receive a credit against the Purchase Price in the amount of the deductible under Seller’s insurance policy, and Seller will assign to Purchaser, and Purchaser will assume, the rights and obligations under the construction contract pursuant to which such repairs are being completed.
Major Damage.   “Major Damage” is damage (a) the estimated cost of the repair of which is $250,000 or more, (b) which causes a material loss of parking on the Property which is anticipated to continue for 180 days or more, or (c) which causes a material impairment of access to or from the Property which is anticipated to continue for 180 days or more. In the event of Major Damage, then Purchaser may elect to terminate this Agreement upon notice to Seller within 15 days after Purchaser’s receipt of the information, including repair cost estimates, regarding such casualty, in which event the Deposit shall be returned to Purchaser and both parties shall be relieved of any further obligations hereunder except for the Surviving Obligations; however, if Purchaser does not elect to so terminate this Agreement, then this Agreement shall remain in full force and effect and the parties shall proceed to Closing in accordance with Section 9.2 above.
CONDEMNATION
Notice of Condemnation.   If prior to Closing, Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of the Real Property, Seller will notify Purchaser promptly thereof.

Termination.   Other than with respect to an Immaterial Taking (as defined below), any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of the Real Property between the date of this Agreement and the Closing Date shall, at Purchaser’s option and Purchaser’s written notice thereof to Seller, cause a termination of this Agreement. The Closing Date shall become the later of the date set forth in Section 7.1 and twenty-five (25) days after Purchaser’s receipt of Seller’s notice given under Section 10.1. The election to terminate provided hereby must be exercised by Purchaser (or will be deemed to have been waived) by notice to Seller to that effect given within fifteen (15) days following Purchaser’s receipt of Seller’s notice pursuant to Section 10.1 above. Upon delivery of such termination notice, the Deposit shall be returned to Purchaser and both parties shall be relieved of any further obligations hereunder except for the Surviving Obligations. If Purchaser shall not elect to so terminate this Agreement, or in the event of an Immaterial Taking, Seller shall be relieved of all obligations under this Agreement with respect to the portion of the Real Property so taken or condemned, but Purchaser will be entitled to receive all proceeds of any such taking or condemnation, and Seller agrees that it will not make any adjustment or settlement of any such taking or condemnation proceeding without Purchaser’s consent and will take at Closing all action necessary to assign its entire interest in such award to Purchaser. Any taking or condemnation for any public or quasi-public purpose or use which does not materially affect access, materially reduce parking or take any substantial part of the Improvements shall be deemed an “Immaterial Taking.”
REMEDIES
Breach by Seller.   Time is of the essence of Seller’s obligations hereunder. If Seller fails to perform any of its obligations hereunder, or breaches any representation or warranty hereunder and such failure to perform or breach continues uncured for three (3) business days after Seller receives notice thereof from Purchaser (except that no such notice or cure period will apply with respect to a failure by Seller to perform any of its obligations to be performed on the Closing Date), then Purchaser shall have the right to: (i) bring an action for specific performance of Seller’s obligations hereunder, provided that any action for specific performance must be initiated no later than thirty (30) days after the date that Closing is scheduled to occur under this Agreement; or (ii) terminate this Agreement, in which case the Deposit shall be returned to Purchaser and both parties shall be relieved from any further liability hereunder except for those obligations which expressly survive termination of this Agreement.
Breach by Purchaser.   Time is of the essence of Purchaser’s obligations hereunder. If Purchaser fails to perform any of its obligations hereunder or breaches any representation or warranty hereunder and such failure to perform or breach continues uncured for three (3) business days after Purchaser receives notice thereof from Seller (except that no such notice or cure period will apply with respect to a failure by Purchaser to perform any of its obligations to be performed on the Closing Date), then Seller shall have the right to terminate this Agreement, in which case the Deposit and Liquidated Damages (as defined and specified below) shall be paid to Seller and both parties shall be relieved from any further liability hereunder except for those obligations which expressly survive termination of this Agreement. In the event that Seller terminates this Agreement pursuant to this Section 11.2, then, in addition to retention of the Deposit, Seller shall be entitled to an amount equal to $100,000.00 as liquidated damages, and not as a penalty, for the Purchaser Default (“Liquidated Damages”). Purchaser shall pay the Liquidated Damages to Seller within ten (10) days following the date of termination of this Agreement. Purchaser and Seller acknowledge that the damages to Seller resulting from a Purchaser Default would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 11.2 represents both parties’ reasonable efforts to approximate such potential damages.
Attorneys’ Fees.   If any legal proceeding is commenced to enforce or interpret any provision of this Agreement, the substantially prevailing party in such suit shall be entitled to recover, in addition to all other remedies or damages, its attorneys’ fees and expenses.
Survival.   The provisions of this Article 11 shall survive any termination of, or Closing under, this Agreement.

“AS-IS” PURCHASE
PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S WARRANTY OF TITLE CONTAINED IN THE DEED DELIVERED AT CLOSING AND SELLER’S REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT (COLLECTIVELY, “SELLER’S WARRANTIES”), THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE MADE AND SHALL BE MADE WITHOUT (AND SELLER HEREBY SPECIFICALLY DISCLAIMS) ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY, AND WHETHER ORAL OR WRITTEN), OF, AS TO, OR CONCERNING (A) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY AND ALL IMPROVEMENTS, WATER, SOIL AND GEOLOGY, (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT, (C) FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, (D) COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, (E) ABSENCE OF DEFECTS OR FAULTS, (F) FLOODING, (G) COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT, (H) THE ABSENCE OR EXISTENCE OF ANY OF HAZARDOUS OR TOXIC SUBSTANCES OR ANY OTHER ENVIRONMENTAL HAZARDS OR CONDITIONS OR COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS, RULES, REGULATIONS, OR (I) OTHER COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL ENTITY OR BODY.
PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION(S) OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT, EXCEPT FOR SELLER’S WARRANTIES, PURCHASER IS NOT NOW RELYING, AND SHALL NOT AT THE TIME OF CLOSING RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY.
ADDITIONALLY, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER’S WARRANTIES, PURCHASER IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, OR OTHER ASSERTION WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING UPON ITS EXAMINATION OF THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT THE SALE OF THE PROPERTY IS MADE, AND PURCHASER AGREES TO ACCEPT THE PROPERTY, ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS (EXCEPT FOR SELLER’S WARRANTIES). THE PROVISIONS OF THIS ARTICLE 12 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS (INCLUDING, WITHOUT LIMITATION, THE DEED).
MISCELLANEOUS
Brokers.   Seller and Purchaser each represent and warrant to the other that it has not negotiated or dealt with any real estate broker, salesperson or agent in connection with the making of this Agreement or the transaction contemplated hereby, or incurred any liability for the payment of any brokerage fee, commission or compensation to any broker, salesperson or agent. Seller and Purchaser agree to save and hold each other, and their respective shareholders, directors, officers, employees, agents, successors and assigns, free, clear and harmless from any claim, cost or expense, including reasonable attorneys’ fees, for or in connection with any breach of the representation and warranty made by each respective party in this Section and any claim for commissions or compensation claimed or asserted by or through each respective party in connection with the transaction contemplated herein. The provisions of this Section 13.1 shall survive the Closing or any termination of this Agreement.
Entire Agreement.   No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property and supersedes all prior understandings and agreements between the parties. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.
Survival.   All of the parties’ representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through Closing, shall be deemed not merged into any instrument delivered at Closing and shall remain fully enforceable thereafter, subject to any limitations specifically set forth herein.
Dates.   If any date set forth in this Agreement for the delivery of any document or the happening of any event should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.
Governing Law.   This Agreement and its terms and provisions shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Colorado and the United States of America. The federal and state courts in the city of Denver, State of Colorado shall have exclusive jurisdiction to hear and determine any claims, disputes, actions, or suits which may arise under or out of this Agreement. The parties agree and voluntarily consent to the personal jurisdiction and venue of such courts for such purposes.
Notices.   All notices, demands or other communications required or permitted to be given hereunder shall be in writing and any and all such items shall be deemed to have been duly delivered upon personal delivery; or as of the immediately following business day after deposit for overnight delivery with Federal Express or a similar overnight courier service, addressed as follows; or at the time of delivery by email to the email address set forth below:
If to Seller:
EchoStar Real Estate Holding L.L.C.
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attention:
Director of Facilities

Telephone No.:
(720) 514-3381

E-Mail:
bryan.morrow@dish.com

with a copy to:
EchoStar Real Estate Holding L.L.C.
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attention:
Chief Legal Officer

Telephone No.:
(301) 601-7315

E-Mail:
legalnotices@echostar.com

If to Purchaser:
CONX Corp.
5701 S. Santa Fe Dr.
Littleton, CO 80120
Attention:
David Moskowitz

Telephone No.:
303-882-3811

E-Mail:
davidmoskowitz@hotmail.com

with a copy to:
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80202
Attention:
Thomas J. Balmat

Telephone No.:
(303) 295-8357

E-Mail:
tjbalmat@hollandhart.com

If to Title Company:
Land Title Guarantee Company
3033 E. First Avenue, Suite 600
Denver, Colorado 80206
Attention:
Katherine C. Talcott

Telephone No.:
(303) 331-6229

E-Mail:
ktalcott@ltgc.com

Any telephone numbers provided above are provided for convenience only, and oral communications shall in no event constitute notice hereunder. Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section.
Confidentiality.   Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any person any terms of this Agreement, any information or materials disclosed, provided or made available by Seller or in obtained or derived from Purchaser’s investigations, and any other documents, materials, data or other information with respect to the Property which is not generally known to the public (the “Confidential Information”); provided, however, that Purchaser and Seller shall be permitted (a) to disclose any Confidential Information to the extent required to make disclosures required by, and to otherwise comply with, applicable laws or a binding order of a government agency or court of competent jurisdiction, and in any such case, the disclosing party shall limit disclosure to the Confidential Information that is legally required to be disclosed and notify the other party thereof, or (b) to disclose Confidential Information to its and/or its affiliates’ respective directors, officers, employees, agents, members, and prospective or existing investors and partners, including lenders, financial advisors, attorneys, consultants and accountants, on a “need-to-know” basis as reasonably required to evaluate whether to proceed with the transaction evidenced by this Agreement, provided that the disclosing party shall advise each such person of the confidential nature of such Confidential Information. Upon request of Seller in connection with the termination of negotiations related to the transaction, the termination or expiration of this Agreement or the termination or expiration of any purchase and sale agreement for the Property between Seller and Purchaser, Purchaser will return or destroy all of the Confidential Information in Purchaser’s possession or control and will not retain any copies or excerpts of the Confidential Information, subject to Purchaser’s document retention policies. Notwithstanding the foregoing, the term “Confidential Information” does not include information that (w) is or becomes generally available to the public other than as a result of disclosure by a party in violation of this Agreement, (x) was within a party’s possession on a non-confidential basis prior to its disclosure by the other party or its representatives, (y) becomes available to a party on a non-confidential basis after the date hereof from any third party not known by such party to be bound by a confidentiality agreement with respect to such information, or (z) was developed by a party or its representatives independently of, and without reference to, any Confidential Information received hereunder. The provisions of this Section 12.9 shall survive any termination of this Agreement.
Headings.   The paragraph headings which appear in some of the Sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the Sections in which they appear.
Construction.   The parties acknowledge that they have reviewed and revised this Agreement, and their counsel has done or has had the opportunity to do the same, and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Assignment.   This Agreement shall not be assignable without the prior written consent of Seller, which may be granted or withheld in Seller’s sole and absolute discretion.

Successors and Assigns.   Subject to Section 13.10, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
No Recording.   Neither Seller nor Purchaser shall record this Agreement or any memorandum hereof in any public records, except to the extent require by applicable laws.
Counterparts; Delivery.   This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original. Executed signature pages sent by telecopy or email PDF shall be effective for purposes of executing and delivering this Agreement.
Seller Lease Back.   Upon Closing, Seller (or an affiliate of Seller) shall lease back the Property from Purchaser pursuant to the Seller Lease Agreement.
Trust Waiver.   Notwithstanding anything herein to the contrary, but subject to the following sentence of this Section 13.15, Seller hereby waives any and all right, title, interest or claim of any kind arising under this Agreement (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in connection with the Company’s initial public offering, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. Notwithstanding the foregoing, Seller does not waive any Claims and does not waive its rights to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for distributions of remaining funds released to Purchaser from the Trust Account following redemptions or other distributions to Purchaser’s public stockholders.
[remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) set forth below.
SELLER:
EchoStar Real Estate Holding L.L.C., a Colorado limited liability company
By:
/s/ Dean A. Manson

Name:
Dean A. Manson

Title:
Chief Legal Officer

Date: March 10, 2024
PURCHASER:
CONX Corp., a Nevada corporation
By:
/s/ Kyle Jason Kiser

Name:
Kyle Jason Kiser

Title:
Chief Executive Officer

Date: March 10, 2024

EXHIBIT A
LEGAL DESCRIPTION
PARCEL 1:
LOT 1A, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 2:
LOT 2C, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 6:
LOT 4, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 7:
LOT 2A, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 8:
LOT 2B, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.

EXHIBIT B
FORM OF SELLER LEASE AGREEMENT
[Form of Seller Lease Agreement begins on the following page.]

COMMERCIAL LEASE AGREEMENT
A.
B.      BETWEEN
C.
DISH WIRELESS L.L.C.
AS TENANT
D.           AND
CONX CORP.
AS LANDLORD

Summary of Lease Terms*
Commencement Date:	April 29, 2024
Address:	5701 South Santa Fe Drive, Littleton, Colorado 80120
Square footage of Premises:	Square Feet
Square footage of the Building	Square Feet
Tenant’s Proportionate Share of Operating Expenses (if applicable)	100.00%
Term:	Approximately 10 years
Base Rent:	$228,500 per month (escalating by 2% per annum)

*
Note This summary is provided for the parties’ convenience only. It is not intended to be, and shall not be construed as a part of the Lease agreement. In the event that there is a conflict between this summary and the Lease, the terms set forth in the Lease agreement shall prevail.

E.   COMMERCIAL LEASE AGREEMENT
THIS COMMERCIAL LEASE AGREEMENT (this “Lease”) is entered into as of April 29, 2024, and shall be effective as of April 29, 2024, by and between CONX CORP., a Nevada corporation (“Landlord”) having a place of business at                  , and DISH Wireless L.L.C., a Colorado limited liability company (“Tenant”), having a place of business at                  . (Tenant, and together with Landlord, the “Parties,” and each a “Party”).
WITNESSETH:
1.   PREMISES AND TERM
1.1   Premises.   In consideration of the obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby leases from Landlord the premises situated within the County of Arapahoe, State of Colorado, more particularly described in Exhibit A, attached hereto and incorporated herein by this reference (the “Premises”), together with all rights, privileges, easements, appurtenances and amenities belonging to or in any way pertaining to the Premises (including, without limitation, the right of ingress and egress and access to all public streets within and bordering the Premises), to have and to hold, subject to the terms, covenants and conditions of this Lease.
1.2   Term.   The term of this Lease shall be for approximately ten (10) years (the “Term”), which Term shall commence on April 29, 2024 (the “Commencement Date”) and shall expire on May 31, 2034, unless terminated sooner, renewed or extended as provided herein. Notwithstanding the fact that the Commencement Date may be subsequent to the effective date of this Lease, the Parties agree that each has vested rights hereunder and that this Lease constitutes a binding and valid obligation of each as of the date this Lease is fully executed.
1.3   Condition of the Premises.   To Landlord’s actual knowledge, as of the Commencement Date, the Premises, including, without limitation: the roof; floor slabs; foundations systems; exterior walls; all electrical, plumbing, gas, heating, ventilation, air -conditioning, water and sewage systems (including all fixtures and equipment related thereto); window glass; loading docks and dock highs; exterior steps; doors; loading doors; and interior walls, ceilings and floors, are in good order and repair. Without limiting the foregoing, the Parties acknowledge and agree that immediately prior to the effective date hereof, Tenant (or an affiliate of Tenant) owned the Premises, and therefore had full control and knowledge of the condition thereof. Accordingly, in no event shall Landlord be liable or responsible for statements made concerning the condition of the Premises.
1.4   Acceptance of the Premises.   By taking possession of the Premises, Tenant acknowledges that: (i) it has inspected the Premises; (ii) it accepts the Premises; (iii) the Premises are suitable for the purpose for which the Premises are leased; and (iv) except as otherwise set forth in this Lease (including all exhibits and attachments), no representations or warranties have been made by Landlord with respect to the Premises. In the event that Landlord shall be unable, by reason of construction delays or otherwise (unless delay is caused solely by Tenant), to deliver physical possession of the Premises on the date set forth in Section 1.2, above, within sixty (60) days after the date this Lease is fully executed, Tenant shall have the right, but not an obligation, upon written Notice (as defined in Section 23.8 of this Lease) to Landlord, to terminate this Lease without penalty or further obligation to Landlord, its employees, officers, agents or lenders. If Tenant chooses not to terminate this Lease, Tenant may withhold Base Rent payments until physical possession occurs. Rental payments shall not commence until Tenant takes physical possession of the Premises.
2.   BASE RENT, OPERATING EXPENSE PAYMENTS AND SECURITY DEPOSIT
2.1   Base Rent.   Beginning on the Commencement Date and for each calendar month thereafter during the Term of this Lease, Tenant shall pay to Landlord rent for the Premises (“Base Rent”) in advance, without demand or set-off (except as otherwise explicitly set forth in this Lease), in the amount of: $228,500 per month, which Base Rent payment shall escalate by 2% per annum during the Term, with such escalation to occur on each May 1 during the Term.
All Base Rent payments shall be made on or before the first day of the month in lawful money of the United States of America, without prior Notice or demand, at such place or places as may be designated in writing from time to time by Landlord, except that all payments due hereunder for any fractional calendar month shall be prorated based upon the number of days during said month that the payment obligation was in force.
2.2   Additional Rent; Maintenance And Operations.
2.2.1   Operating Expenses.   Beginning on the Commencement Date and continuing throughout the Term, Tenant agrees to pay as “Additional Rent” its Proportionate Share of Operating Expenses (as defined below in this Section 2.2.1) for the building of which the Premises are a part (the “Building”) and any common areas associated therewith including, without limitation, paving and parking areas, roads, roofs, alleys, and driveways, landscaping, utility lines, exterior lighting, electrical systems and other mechanical and Building systems (“Common Areas”) to the extent that such maintenance and costs are chargeable to Tenant under this Lease. The term “Operating Expenses” means, except as otherwise expressly set forth in this Lease, all costs and expenses incurred by Landlord with respect to the maintenance and operation of the Building including, without limitation: (i) intentionally omitted; (ii) insurance maintained by Landlord pursuant to Section 12; (iii) utilities (except as separately metered and paid directly to the utility by Tenant); (iv) maintenance; (v) maintenance of Common Areas; (vi) repair of any portion of the Building or Common Areas; (vii) deductibles on insurance loss; (viii) security services, if any; (ix) trash collection and sweeping; (x) snow removal; and (xi) the cost of any capital improvements that are made to the Building or Common Areas with the Parties’ express prior written agreement or approval as to same (including, without limitation, with respect to the nature and scope of the capital improvements, any and all plans related thereto, the cost thereof and any and all contractors to be used in connection with the performance thereof and any modification or change to any of the foregoing prior to completion of the applicable improvements). For clarity, Tenant has no obligation whatsoever for any capital improvements that are made to the Building, Common Areas, Land and/or the Project by Landlord other than as described in the immediately preceding clause (xi) or otherwise made in accordance with this Section 2.2.1. Without limiting the foregoing, if the Parties are unable to agree on capital improvements, as, when and to what extent they are required, then the Parties shall engage a licensed third-party professional (in the area of expertise required for the subject capital improvement(s)) to determine commercially reasonable maintenance, repair or replacement steps under the circumstances. For the purposes of this Lease, the term “Proportionate Share” means the percentage determined by dividing the rentable square footage of the Premises by the total rentable square footage of the Building. Landlord and Tenant agree that as of the Commencement Date, Tenant’s Proportionate Share shall be one hundred percent (100%). Landlord shall equitably adjust Tenant’s Proportionate Share in the event the Premises or Building are expanded or reduced. Operating Expenses shall be calculated in conformity with generally accepted accounting principles, applied on a consistent basis throughout the Term, and in accordance with industry standards such as those published by the Building Owners and Managers Association. The costs of any allowable expenditure which under generally accepted accounting principles is properly classified as a capital expenditure shall be amortized on a straight-line basis over a period equal to the lesser of the useful life thereof for federal income tax purposes or fifteen (15) years and, if paid by Landlord and not Tenant, shall be passed-through to Tenant on that basis (provided that, if Tenant agrees to pay for such capital expenditure up front or on an alternative payment schedule, then any payment made by Tenant attributable to any period of time after the Term expires shall be paid or reimbursed by Landlord to Tenant), except to the extent otherwise expressly agreed by Landlord and Tenant prior to incurring any such capital expenditure.
2.2.2   Operating Expense Exclusions.   Notwithstanding the foregoing, Operating Expenses shall not include any of the following: (i) depreciation on the Building and/or on any project of which the Building is a part (the “Project”); (ii) intentionally deleted; (iii) ground lease payments, mortgage principal or interest; (iv) capital expenses, other than those in strict compliance with clause (xi) of Section 2.2.1 of this Lease; (v) the costs of any service provided to any tenant in the Building which are directly billed to such tenant; (vi) the costs of repairs due to casualty or condemnation which are reimbursed by third parties; (vii) any cost incurred due to Landlord’s breach of this Lease or the lease of any other tenant of the Building or Project; (viii) any amount payable by Landlord by way of indemnity or for damages; (ix) any amount payable by Landlord which constitutes a fine, interest or penalty, except to the extent directly caused by Tenant; (x) any income, estate, inheritance or other transfer tax and any excess profit, franchise or similar taxes on Landlord’s business; (xi) any legal fees incurred by Landlord in enforcing its rights under other leases for premises in the Building or the Project; (xii) any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations; (xiii) intentionally deleted; (xiv) costs for sculptures, paintings or other objects of art; (xv) except to the extent expressly approved in writing by Tenant in advance, costs, including, without limitation, materials, labor, architecture, permits, licenses, and inspection fees incurred with respect to the construction or installation of tenant improvements or otherwise improving, decorating, painting, or redecorating vacant space for new tenants or other occupants of the Building; (xvi) intentionally deleted; (xvii) any amount paid to subsidiaries or affiliates of Landlord, or to any other party as a result of a non-competitive selection process, for management or other services to the building, or for supplies or other materials, to the extent that such amounts exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord and/or on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Premises are located; (xviii) reserves set aside for maintenance or repair of Common Areas, the Building or the Project or costs for reserves of any kind; (xix) any fines, costs, penalties or interest resulting from the negligence, misconduct or omission of the Landlord or its agents, contractors or employees; (xx) wages, salaries and other compensation paid to any executive employee of Landlord and/or any employee of Landlord not directly involved in the management and operation of the Premises; and (xxi) any cost or expense related to removal, cleaning, abatement or remediation of “hazardous materials” in or about the Building, including, without limitation, hazardous materials in the soil or ground water, subject to Tenant obligations referenced in Section 21.2 of this Lease.
2.2.3   Payment of Additional Rent.   On or before the Commencement Date and thereafter not more than once per calendar year, Landlord shall furnish Tenant a written statement estimating Tenant’s Proportionate Share of the annual Operating Expenses of the Building, the Premises, the Common Areas, if any, and the Project, if any (the “Estimate”), which Estimate shall apply only to those Operating Expenses not paid directly by Tenant. Beginning on the Commencement Date and on the first day of each month during the Term, Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12) of the Estimate then in effect (the “Estimated Payments”). As soon as practical after the end of each calendar year (or on the expiration or earlier termination of this Lease), Landlord shall furnish Tenant a written statement showing a detailed and itemized breakdown of the total Operating Expenses actually paid by Landlord with respect to the Building, the Premises, the Common Areas, if any and the Project, if any for the calendar year just ended (the “Actual Expenses”). If Tenant’s Proportionate Share of the Actual Expenses exceeds the Estimated Payments, for the same period of time, then Tenant agrees to pay within thirty (30) days of receipt of said statement, the difference between Tenant’s Proportionate Share of the Actual Expenses and the Estimated Payments. If the Estimated Payments exceed Tenant’s Proportionate Share of the Actual Expenses, then Landlord agrees to refund the difference at the time that such statement is furnished. The provisions of this Section shall apply for any partial calendar year during which this Lease is effective, subject to a pro rata adjustment based upon the number of calendar months or portions thereof that this Lease is in effect. Tenant’s obligation to pay such difference and/or Landlord’s obligation to refund such difference shall survive the termination or expiration of this Lease.
2.3   Real Estate Taxes.   Tenant shall pay directly all Taxes that accrue against the Building during the Term; provided, however, that Tenant’s obligation to pay Taxes is conditioned on Landlord timely delivering to Tenant any and all necessary documentation for the payment of Taxes and Landlord’s reasonable cooperation with respect thereto. “Taxes” means any present or future federal, state, municipal or local taxes, assessments, levies, benefit charges, and/or other governmental and/or private impositions (including business park charges and dues), levied, assessed and/or agreed to be imposed upon the Building, or upon the rent due and payable hereunder, whether or not now customary or within the contemplation of the Parties hereto and regardless of whether the same shall be extraordinary or ordinary, general or special, or similar or dissimilar to any of the foregoing, but shall not include any inheritance, estate, succession, income, profits or franchise tax. Tenant shall have the right to, at its sole cost and expense, contest any increase in Taxes or any increase in the assessment of the real property on which the Building is located (the “Land”). If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. In addition to the foregoing,

Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.
2.4   Audit Rights.   Tenant shall have the right upon reasonable Notice to Landlord (but no more often than once per calendar year) and at its own cost and expense (without requirement that Tenant pay Landlord’s costs of complying with this provision), to audit or inspect Landlord’s books and records relating to Landlord’s calculation of Operating Expenses and/or other Additional Rent payable by Tenant. Landlord shall utilize or cause to be utilized accounting records and procedures for each fiscal year (or other applicable time period) conforming to generally accepted accounting principals, consistently applied, with respect to all Operating Expenses and calculations of other forms of Additional Rent. Landlord shall cooperate with Tenant during the course of an audit, making all pertinent records available to Tenant, Tenant’s employees or agents for inspection during normal business hours in Landlord’s building manager’s office. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant, Tenant’s employees or agents to conduct such audit. Tenant, Tenant’s employees or agents shall be entitled to make copies of such records, provided Tenant bears the expense of such copying and further provided that Tenant agrees to keep such copies in a confidential manner. If during the course of an Audit, Tenant uncovers that Landlord has overcharged Tenant, then Landlord shall pay to Tenant: (i) the overcharged amounts; and (ii) in the event that Landlord overcharged Tenant by more than five percent (5%), in addition to the overcharged amounts, the reasonable costs and expenses incurred by Tenant in connection with the Audit. The making of payments to Landlord by Tenant and the acceptance of payments from Landlord by Tenant shall not preclude Tenant from questioning the accuracy of any payment made or charge assessed by Landlord for Operating Expenses for up to two (2) years after the end of year adjustment has been made as provided above.
2.5   Security Deposit.   On or before the Commencement Date, Tenant will deposit with Landlord a sum equal to one (1) month of Base Rent as set forth in Section 2.1 for the first year of the Term of this Lease, which shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that this deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an event of default, Landlord may use all or part of the deposit to pay past due rent or other payments due Landlord under this Lease, without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the security deposit to its original amount. The security deposit shall be returned to the Tenant within thirty (30) days after the expiration or earlier termination of this Lease.
3.   RENEWAL; EXTENSION; SURRENDER
3.1   Options To Renew.   Tenant shall have the right and option, but not an obligation, to renew this Lease for two (2) additional terms of five (5) years (each, a “Renewal Term”); provided that this Lease is in full force and effect immediately prior to the date of the commencement of the applicable Renewal Term and that Tenant is not in default under any of the provisions of this Lease at the time Tenant exercises its option to renew or at the time the applicable Renewal Term is scheduled to commence and Tenant shall have no further renewal rights. During each Renewal Term, all of the terms, covenants, conditions and limitations set forth in this Lease shall be, and remain, in full force and effect, except that the Base Rent due hereunder for the first year of the applicable Renewal Term shall be adjusted to the then-prevailing market rate for similar size and use properties within a five (5) mile radius of the Premises (the “Market Rate”); provided, in no event shall the Base Rent determined from the Market Rate for the first year of the applicable Renewal Term decrease from the Base Rent paid during the immediately preceding twelve (12) — month period; provided further, that after the Market Rate is determined and agreed to, the Base Rent shall increase by two-percent (2%) per annum for each subsequent year of the applicable Renewal Term. If Tenant elects to exercise its option to renew, it must do so by delivery of written Notice of the exercise thereof (the “Renewal Notice”) to Landlord no later than one hundred twenty (120) days prior to expiration of the Term (or Renewal Term, as applicable). Following delivery of the Renewal Notice, the Parties shall promptly, but in no event later than ten (10) days following delivery of the Renewal Notice, commence good faith discussions regarding the Market Rate for the applicable Renewal Term. In the event that despite such good faith discussions, the Parties cannot agree on the Market Rate for the applicable Renewal Term within sixty (60) days following delivery of the Renewal Notice, then Tenant may, in its sole and absolute discretion, rescind the Renewal Notice and the election to exercise its option to renew without any liability or obligation to Landlord, its employees, officers, agents or lenders.
3.2   Extension By Mutual Consent.   If Tenant lawfully occupies the Premises after the end of the Term (or a Renewal Term, if applicable), after having obtained Landlord’s written consent to do so, this Lease and all its terms, provisions, conditions, covenants, waivers, remedies and any and all of Landlord’s rights herein specifically given and agreed to, shall be in force for one month thereafter and thereafter from month-to-month until either Party gives the other thirty (30) days’ written Notice of its desire to terminate this Lease.
3.3   Surrender.   Except as otherwise set forth in Section 8.1, at the expiration or termination of the Term of this Lease (including any period(s) of renewal or extension) in each case in accordance with the terms of this Lease, Tenant shall surrender the Premises to Landlord, together with all additions, alterations and improvements thereto, in broom clean condition and in good order and repair except for ordinary wear and tear. Nothing herein, however, shall prohibit Tenant from removing any of its computers, voice and data network components, phone system components, phone switch, TVs and other video equipment, antennae, office equipment, furniture, office supplies, storage racks and/or other personal property in, on or about the Premises the Building or the Land (collectively, “Tenant Property”) in accordance with the terms of this Lease. Tenant shall repair any damage to the Premises caused by the removal of such Tenant Property. Any Tenant Property not removed by Tenant as required herein shall be deemed abandoned thirty (30) days after the expiration or earlier termination of this Lease, and may be stored, removed and disposed of by Landlord in its discretion, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention or disposal of same. Tenant shall be entitled to no payment or offset for the value of any abandoned property (even if sold by Landlord) and Tenant shall pay on demand all costs incurred by Landlord in connection with such removal or disposal. No retention, disposal or sale of such abandoned property shall limit remedies otherwise available to Landlord hereunder for a breach of this Lease by Tenant. All obligations of Tenant hereunder not fully performed as of the termination or expiration of this Lease shall survive such termination or expiration, until they are performed.
3.4   Holding Over.   If Tenant occupies the Premises beyond the Term of this Lease or any properly exercised Renewal Term, without Landlord’s written consent (“Hold Over”), Tenant shall be deemed to occupy the Premises on a month -to -month basis, terminable by either Party on fifteen (15) days’ written Notice to the other Party and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord a rental equal to one hundred twenty-five percent (125%) of the monthly Base Rent applicable hereunder at the expiration of the Term or applicable Renewal Term, prorated for the number of days of such holding over. If Tenant refuses to vacate after receiving a Notice of termination as provided in this Section 3.4, Tenant shall be deemed a Tenant at sufferance and Landlord may institute a forcible detainer or similar action against Tenant or any other party in possession of the Premises or pursue any other remedy available at law or in equity. Notwithstanding the foregoing, Tenant understands that it does not have the right to Hold Over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as seek to recover actual damages incurred by Landlord (expressly excluding the right to seek punitive damages), due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease.
4.   UTILITIES   Beginning on the Commencement Date, Tenant shall pay directly to the applicable utility provider for all gas, electric, telephone, internet, water, sewer, refuse and trash collection, and other utilities and services used on or at the Premises, including without limitation, janitorial and security services. Landlord hereby expressly acknowledges and agrees that any and all utility accounts shall be maintained in the name of Tenant and that Tenant shall pay any and all applicable utility providers directly. Tenant will have no obligations to pay Landlord for any utility expenses pursuant to this Lease, except and to the extent that Landlord, and not Tenant, pays any utility company(ies) directly for utilities used and consumed at the Building, then Tenant shall pay its Proportionate Share of all utility expenses in accordance with Section 2.2 of this Lease. Except to the extent directly caused by Landlord’s breach of this Lease, negligence or intentional misconduct, Landlord shall not be liable for any interruption in the service provided by any utility or other service provider to the Building.
5.   PARKING   Landlord shall provide Tenant exclusive use, at no additional cost or expense, of any and all parking spaces adjacent to and/or surrounding the Building and otherwise located on the Land

(including, without limitation, the parking structure) as shown in the attached Exhibit B to this Lease. Tenant’s exclusive parking rights may be subject to any other binding written agreement in effect as of the Commencement Date between Landlord and any other lessee of other premises located on the Land.
6.   SIGNAGE   Tenant will not place or permit on any exterior door or window or any exterior wall of the Premises any sign, awning, canopy, advertising matter or lettering without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
7.   USE   Tenant agrees that it will use and occupy the Premises for general office and administrative activities and for such lawful purposes as may be incident thereto and for no other purpose without Landlord’s prior written consent. Landlord acknowledges that Tenant’s use and occupancy existing as of the date of this Lease (and any customary and reasonable uses similar thereto) is permitted under this Lease. Tenant shall comply with all governmental laws, rules, ordinances and regulations applicable to the use of the Premises, and promptly comply with all governmental orders and directives for the correction and abatement of nuisances in or upon the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would unreasonably interfere with, or endanger Landlord or any other tenants of the Building or Project.
8.   ALTERATIONS
8.1   Tenant shall not make any alterations, additions or improvements to the Premises, except for non-structural alterations that cost less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per project, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant, at its own cost and expense, may erect such office equipment and furniture, shelves, bins, machinery and trade fixtures as it desires provided that: (i) such items do not alter the basic character of the Premises or the Building; (ii) such items do not overload or damage the same; (iii) such items may be removed without injury to the Premises; and (iv) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and all provisions of this Lease. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the Term of this Lease and shall be the property of Landlord upon the expiration or earlier termination of this Lease provided that nothing herein shall prohibit Tenant from removing Tenant Property in accordance with Section 3.3, above. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed in accordance with Section 3.3 on or before the expiration or earlier termination of this Lease, at which time Tenant shall restore the Premises to their original condition as delivered on the Commencement Date, ordinary wear and tear excepted. All alterations, installations, removals and restoration shall be performed in a good, workmanlike and lien-free manner.
8.2   Mechanics Liens.   Tenant shall promptly pay all contractors and materialmen, and will use its best efforts to prevent any lien from attaching to the Premises or any part thereof. If any lien is filed purporting to be for labor or material furnished or to be furnished at the request of Tenant, Tenant shall do all acts necessary to discharge such lien within twenty (20) days of filing, or if Tenant desires to contest any lien, then Tenant shall deposit with Landlord one and one-half (1 1/2) times the amount of said lien as security for its payment. In the event Tenant fails to deposit the security with Landlord and fails to pay any lien claim after entry of final judgment in favor of the claimant, then Landlord shall have the right to expend all sums reasonably necessary to discharge the lien claim, and Tenant shall pay all reasonable sums expended by Landlord in discharging said lien, including reasonable attorneys’ fees. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor or any person dealing with Tenant, including, without limitation, those who may furnish materials or perform labor for any construction or repairs.
8.3   Antennae.   Notwithstanding anything in this Lease (including its exhibits and attachments) to the contrary, Landlord shall permit Tenant to install antennae on the roof of the Building and elsewhere on the Land and connect said antennae to the Premises, provided that all work shall be performed in a good and workmanlike manner, free and clear of all liens and encumbrances and in compliance with all applicable laws. Tenant shall be responsible for the cost of installation, operation and maintenance of said antennae and all such antennae installed by Tenant shall be and remain the property of Tenant and Tenant shall have the right to remove them at the expiration or earlier termination of this Lease. All roof work involved in installing said antennas shall be performed or monitored by Landlord’s roof contractor so as to not invalidate Landlord’s roof warranty.
8.4   Security Cameras and Access.   Tenant may install, at Tenant’s expense and subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed), security cameras and other security devices on interior and exterior walls and throughout the Building and the Land. The cameras will be used to monitor areas of the Building and/or the Land, provide parking lot security and for any other reasonable security purposes determined by Tenant. Said security cameras shall not penetrate the roof of the Premises. In addition to and without limitation of the foregoing, Tenant may install, at Tenant’s sole cost and expense: (i) a security and/or badge-access system to monitor entry to and exit from the Premises; and (ii) security and/or access gates to control security and access into and out of the Building and surrounding parking areas.
9.   MAINTENANCE
9.1   Tenant’s Maintenance Responsibilities.   Tenant shall at all times during the Term keep the Premises (including all entrances and vestibules) and all partitions, windows and window frames and moldings, glass, doors, door openers, fixtures, equipment and appurtenances thereof (including lighting, electrical, and plumbing equipment and appurtenances and all interior heating, ventilation and air-conditioning equipment (all such interior heating, ventilation and air-conditioning equipment is collectively referred to as “HVAC”)) and all parts of the Premises, in good order, condition and repair, and in compliance with all applicable laws, rules, ordinances and regulations, damage by unavoidable casualty excepted. If replacement of equipment, fixtures and appurtenances thereto are necessary, Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality, and shall repair all damages done in or by such replacement. In addition, Tenant, and not Landlord, shall be responsible for providing for the following services at the Premises: (i) standard cleaning and custodial services; (ii) routine maintenance, painting and electrical lighting service for the Building and Common Areas; and (iii) any other maintenance and service responsibilities desired by Tenant at the Premises. In addition to and without limitation of the foregoing, and notwithstanding anything to the contrary in this Lease (including, without limitation, Section 8.1 of this Lease), Landlord expressly acknowledges and agrees that Tenant may make such repairs to the Building and/or the Common Areas as needed and desired by Tenant in Tenant’s reasonable judgment. Without limiting the foregoing, Tenant shall use reasonable efforts to notify Landlord in the event that, to Tenant’s actual knowledge and in Tenant’s reasonable judgment, there are any material repairs needed or material damage to any structural portions of the Building (including, without limitation, foundations, roof, and load bearing and exterior walls). As between Landlord and Tenant, Tenant will be responsible for the payment of any repairs and/or replacements to the structural portions of the Building that are performed by Tenant, provided that, with respect to the costs of any expenditure by Tenant which under generally accepted accounting principles is properly classified as a capital expenditure, any payment made by Tenant attributable to any period of time after expiration or termination of this Lease (assuming amortization of the relevant expenditure on a straight-line basis over a period equal to the lesser of the useful life thereof for federal income tax purposes or fifteen (15) years) shall be paid or reimbursed by Landlord to Tenant upon expiration or termination of this Lease, except to the extent otherwise expressly agreed by Landlord and Tenant prior to incurring any such capital expenditure. In the event that Landlord pays for any repairs and/or replacements to the structural portions of the Building, then any reimbursement or payment by Tenant will be handled pursuant to and in accordance with Section 2.2 of this Lease. In the event of a bona fide emergency that may result in damage or injury to persons or Tenant’s property, damage that has a material impact on Tenant’s ability to conduct business as contemplated under this Lease, or damage that otherwise exposes Tenant (in Tenant’s reasonable judgment) to liability, Tenant may, unless Landlord commences and diligently pursues such repairs within five (5) days after receipt of written Notice (or such shorter period as would reasonably be expected under the given circumstances) make such repairs. Provided, if in Tenant’s reasonable judgment, immediate action must be taken to protect the Building or Premises or persons therein from damage or injury, Tenant may, without giving Notice to Landlord, make such repairs on behalf of Landlord and give written Notice thereof to Landlord as soon as reasonably practicable.

10.   ASSIGNMENT AND SUBLETTING
10.1   Tenant shall not, either voluntarily or by operation of law, assign, transfer, or sublet the Premises, or any part thereof, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any such assignment or sublease, Tenant or the assignee or subtenant of Tenant shall pay to Landlord any out-of-pocket legal and administrative costs actually incurred by Landlord in approving such assignment or subletting, not to exceed One Thousand Five Hundred and 00/100 Dollars ($1,500.00). Consent to any assignment or subletting shall not be deemed a consent to any future assignment or subletting. Notwithstanding the foregoing, Tenant shall have the right (without obtaining Landlord’s prior written consent which shall not be required) to assign this Lease in whole or in part or to sublet all or any portion of the Premises to any person or entity controlling, controlled by or under common control with Tenant, if the assignee assumes, in writing delivered to Landlord, Tenant’s obligations under this Lease.
10.2   Neither: (i) a change in ownership of Tenant as a result of a merger, consolidation or reorganization; nor (ii) the sale of all or substantially all of the assets of Tenant shall be considered an assignment under this Section 10 requiring Landlord’s consent and Landlord shall have no right to delay, alter or impede any of the foregoing transactions.
11.   RIGHT OF ENTRY   Landlord, its employees and agents, shall have the right to enter the Premises with a designated representative of Tenant upon reasonable notice during regular business hours for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants of the Premises. In the case of a bona fide emergency, Landlord may enter the Premises after using its best efforts to provide Tenant with the greatest possible notice under the circumstances and in the event that representatives of Tenant are not present to accompany Landlord or to open and permit entry into the Premises during the course of such emergency, then Landlord may enter the Premises forcibly and without being accompanied by a representative of Tenant without such entry constituting an eviction of Tenant or termination of this Lease. Except in the case of a bona fide emergency, Landlord, its employees and agents will abide by all reasonable security procedures established for the Premises by Tenant.
12.   INSURANCE
12.1   Landlord’s Obligations.   Throughout the Term, including, without limitation, any renewal or extension thereof, Landlord shall maintain the following insurance coverage: (i) standard all risk coverage in an amount equal to the replacement cost of the Building; (ii) Commercial General Liability of not less than $1,000,000 per occurrence and $2,000,000 aggregate; and (iii) such other insurance policies as may be deemed normal and customary for substantially similar buildings, including, without limitation, coverage for loss of rent. Subject to the policy minimums set forth above in this Section 12.1, the insurance required of Landlord hereunder may be maintained by a blanket or master policy that includes properties other than the Premises.
12.2   Tenant’s Obligations.
12.2.1   Tenant shall keep in effect, at Tenant’s sole cost and expense, during the Term: (i) workers’ compensation insurance with no less than the minimum limits required by law; and (ii) Commercial General Liability with a minimum limit of $2,000,000 per occurrence and $4,000,000 aggregate. All such policies shall be: (a) issued by insurers that are (1) licensed to do business in the state in which the Premises is located, and (2) rated A- or better by Best’s Key Rating Guide; and (b) endorsed to include Landlord as additional insured (Commercial General Liability only).
12.2.2   Fire and Casualty Insurance.   Tenant shall not do or suffer to be done any act, matter or thing whereby the fire and casualty insurance carried by Landlord on the Building shall be suspended or rated as more hazardous than on the Commencement Date. In case of breach of this covenant (as Landlord’s sole and exclusive remedies in lieu of all other remedies given to Landlord for breach of any covenants or conditions of this Lease), Tenant agrees to pay as Additional Rent any and all increase of premium for fire and casualty insurance carried by Landlord caused in any way by the actions or occupancy of Tenant.

12.3   Waiver Of Subrogation.   Landlord and Tenant for themselves and any and all Parties claiming under or through them, including, without limitation, their respective insurers, hereby mutually release and discharge each other and their respective officers, directors, employees, agents and affiliates from any claims for damage to any person or to the Premises, the Building or any other real or personal property that are caused by or result from risks insured against under any insurance policies carried by Landlord or Tenant and in force at the time of such damage and hereby waive any right of subrogation that might otherwise exist in or accrue to any person on account thereof. All policies required to be carried by either Party herein shall contain an endorsement in favor of the other Party waiving the insurance company’s right of subrogation against such other Party. THIS RELEASE SHALL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED BY THE FAULT OR NEGLIGENCE OF A PARTY HERETO OR BY ANY PERSON FOR WHICH SUCH PARTY IS RESPONSIBLE. EACH PARTY AGREES TO NOTIFY ITS INSURANCE CARRIER(S) OF THIS PROVISION.
13.   DAMAGE OR DESTRUCTION OF PREMISES
13.1   In case the Premises are damaged to the extent of fifty percent (50%) or more of its value by fire or any other cause, then either Party may, by a Notice in writing sent no later than thirty (30) days after such damage, terminate this Lease as of the date of such damage, and any fixed rent for the unexpired period paid in advance beyond the date of such damage, shall be refunded by Landlord to Tenant.
13.2   If the Premises are damaged to an extent less than fifty percent (50%) of its value or neither Party exercises its right to terminate this Lease under Section 13.1 above, then Landlord shall diligently commence restoration and restore the Premises to a condition equal to its condition before the damage. Landlord’s obligation to rebuild is contingent upon its receipt of insurance proceeds sufficient to make such repairs. In the event any mortgagee or lender requires such sums to be applied to any debt, Landlord will not be deemed to have received the proceeds. A proportion of the rent herein reserved, according to the extent that such damage and its repair shall interfere with the full enjoyment and use of the Premises, shall be suspended and abated from the date of such damage until Landlord’s repairs have been completed. In the event that the Premises have not been restored to a condition equal to their condition before the damage within two hundred seventy (270) days after the date of such damage, then Tenant may, by a Notice in writing sent no later than thirty (30) days after the expiration of such two hundred seventy (270) day period, terminate this Lease as of the date of such damage, and any fixed rent for the unexpired period paid in advance beyond the date of such damage, shall be refunded by Landlord to Tenant.
14.   REMEDIES OF LANDLORD UPON TENANT’S DEFAULT
14.1   Tenant’s Default Defined.   The following shall be considered an “Event of Default” under and a breach of this Lease: (i) any failure of Tenant to pay any Base Rent or Additional Rent due hereunder for more than five (5) business days after receipt of written Notice of non-payment; (ii) any failure by Tenant to perform or observe any of the other terms, provisions, conditions and covenants of this Lease for more than thirty (30) days after receipt of written Notice of such failure provided, however, that if the event for which the Notice is given is of a nature that may not be reasonably cured within said thirty (30) day period, Tenant shall not be in default for so long as Tenant commences to cure the failure within the thirty (30) day period and diligently pursues it to conclusion; (iii) Tenant is adjudged bankrupt in a final decision of a court of competent jurisdiction, or makes a general assignment for the benefit of its creditors; (iv) a receiver of any property of Tenant in or upon the Premises is appointed in any action, suit, or proceeding by or against Tenant and such appointment is not vacated or annulled within sixty (60) days; (v) this Lease, Tenant’s interest herein or in the Premises, any improvements thereon, or any property of Tenant is executed upon or attached; or (vi) Tenant transfers possession of the Premises to a third party, except as expressly permitted under this Lease.
14.2.   Landlord’s Remedies.   Upon the occurrence of any Event of Default specified in Section 14.1, Landlord shall have the right to pursue any one or more of the following remedies:
14.2.1   Terminate this Lease and, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises by summary dispossession proceedings or any other method authorized by law and recover from Tenant: (i) all rent due and unpaid up to the time of re-entry; (ii) the costs of repairing or otherwise putting the Premises into the condition required by this Lease; and (iii) the present value of the unpaid rent and charges reserved in this Lease for the remainder of the Term of this Lease (i.e., the duration of this Lease had it not been terminated) less the present value of the fair market rental of the Premises (which shall be determined taking into account a reasonable period of time for Landlord to procure a new tenant, and the reasonable costs which would be incurred by Landlord in doing so) from the date of termination to the expiration date, all of which shall be immediately due and payable by Tenant to Landlord; or
14.2.2   Without terminating this Lease, enter upon and take possession of the Premises, by summary dispossession proceedings or any other remedy authorized by law and relet the Premises, or any part thereof, for such term or terms (which may extend beyond the Term of this Lease), for the highest rent reasonably obtainable (even if such rent is below market value) and to recover from Tenant the difference between the rent reserved by this Lease and the amount obtained through such reletting plus the following costs, if reasonably incurred by Landlord in such reletting: (i) brokerage fees and/or leasing commissions; (ii) the costs of removing and storing Tenant’s property; and (iii) the costs of repairing or otherwise putting the Premises into the condition required by this Lease. In no event shall Tenant be entitled to any excess rent obtained by reletting the Premises over and above the rent reserved herein.
14.3   Landlord’s Performance for Account of Tenant.   If Tenant shall continue in default in the performance of any of the covenants or agreements herein contained, after any applicable cure period, Landlord may perform the same for the account of Tenant. Any amount incurred by Landlord in the performance of any such matter for the account of Tenant shall be deemed to be Additional Rent and the same may, at the option of Landlord, be added to any rent then due or thereafter falling due hereunder or shall be payable by Tenant to Landlord within thirty (30) days after written demand.
14.4   No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written Notice of such termination is given by Landlord to Tenant.
15.   REMEDIES OF TENANT UPON LANDLORD’S DEFAULT
15.1   Landlord shall be in default of this Lease (a “Landlord Default”) if it shall fail to perform any duty or obligation imposed upon it by this Lease and such failure shall continue for a period of thirty (30) days after Landlord’s receipt of written Notice of such failure; provided, however, that if the event for which the Notice is given is of a nature that may not reasonably be performed within said thirty (30) -day period, Landlord shall not be in default for so long as Landlord commences its performance within said thirty (30) -day period and diligently pursues it to conclusion. Upon the occurrence of a Landlord Default, Tenant, in addition to all other rights or remedies Tenant may have for such default at law, in equity or otherwise, shall have the right to exercise any self-help measures as may be reasonably necessary to cure such default. Any costs and expenses incurred by Tenant to cure such Landlord Default shall be reimbursed by Landlord within thirty (30) days after written demand. If Landlord fails to cure any Landlord Default within the time periods set forth above in this Section 15.1, Tenant shall have the right to abate Base Rent until such Landlord Default is cured.
15.2   All obligations of Landlord under this Lease will be deemed binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease means only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing (but not from obligations and/or defaults accruing during such Landlord’s ownership), but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership. Any liability of a current Landlord under this Lease shall be limited solely to its interest in the Project, including, without limitation, any equity therein, income, rents and/or profits derived therefrom, insurance and condemnation awards or personal property on or about the Project, and in no event shall any personal liability be asserted against either Party in connection with this Lease nor shall any recourse be had to any other property or assets of either Party.
16.   EMINENT DOMAIN   In the event that more than twenty percent (20%) of the Premises are taken by paramount governmental authority or in any way condemned or appropriated by the exercise of the right of eminent domain or a deed or conveyance in lieu of eminent domain, (each a “Taking”), either

Party hereto shall have the right, at its option, within sixty (60) days after said Taking, to terminate this Lease upon thirty (30) days’ written Notice to the other Party. In the event that either Party elects to terminate this Lease, the rent herein set forth shall be abated and Tenant’s liability therefore will cease as of the date of such Taking, this Lease shall terminate as of said date, and any prepaid rent shall be returned to Tenant. If this Lease is not terminated as herein provided, then it shall continue in full force and effect, and Landlord shall within a reasonable time after possession is physically taken by the condemning authority restore the remaining portion of the Premises to render it reasonably suitable for the uses permitted by this Lease and the Base Rent shall be proportionately and equitably reduced. Notwithstanding the foregoing, Landlord shall not be obligated to expend an amount greater than the proceeds received from the condemning authority less all expenses reasonably incurred in connection therewith (including attorneys’ fees) for the restoration. In the event any mortgagee or lender requires that all or any portion of the proceeds received from the condemning authority be applied to any debt, Landlord will not be deemed to have received such proceeds. All compensation awarded in connection with or as a result of a Taking shall be the property of the Landlord, except that Tenant may apply for and keep as its property a separate award for: (i) the value of Tenant’s leasehold interest; (ii) the value of Tenant Property or Tenant’s trade fixtures or personal property; (iii) Tenant’s moving expenses; (iv) Tenant’s business relocation expenses; and (v) damages to Tenant’s business incurred as a result of such Taking.
17.   SUBORDINATION OF LEASE
17.1   This Lease is and shall remain subordinate and subject to any mortgage or mortgages or deeds of trust which are now, or at any time hereafter shall be placed, upon the interest of Landlord in the Premises or any part thereof or to any assignment of the interest of Landlord in this Lease; provided that, so long as Tenant is not in default hereunder, its possession will not be disturbed nor will its leasehold interest be divested. Tenant agrees to execute and deliver to Landlord, without cost, any instrument that may be deemed necessary by Landlord to further effect the subordination of this Lease to any such mortgage, mortgages or assignments, except that such instrument shall provide that, so long as Tenant is not in default hereunder, its possession will not be disturbed nor will its leasehold interest be divested.
17.2   In the event of a foreclosure of any such mortgage, Landlord and Tenant hereby agree that this Lease shall not terminate by reason thereof, and Tenant further agrees to attorn to and to recognize as Landlord hereunder the mortgagee or purchaser at a foreclosure sale for the balance of the Term (including the Renewal Term(s), if applicable), subject to all the terms and provisions hereof; provided, however, that any such mortgagee or purchaser at a foreclosure sale, which shall become the Landlord hereunder, shall not be:
(i)   liable for acts or omissions of Landlord occurring prior to its ownership of the Premises;
(ii)   subject to any offsets or defenses which Tenant might have against Landlord that accrue prior to its ownership of the Premises;
(iii)   bound by any Base Rent or Additional Rent that Tenant may have paid to Landlord more than thirty (30) days in advance; or
(iv)   bound by any amendment or modifications of this Lease made after Tenant receives written Notice of such foreclosure.
18.   ESTOPPEL CERTIFICATE   Either Party shall, at any time and from time to time within twenty (20) days following receipt of written request from the other Party, execute, acknowledge and deliver to the requesting Party a written statement certifying that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), certifying the date to which the rent reserved hereunder has been paid, and certifying that there are not, to the responding Party’s knowledge, any uncured defaults on the part of the Party requesting the certificate, or specifying such defaults if any are claimed. The responding Party’s failure to deliver such statement within such twenty (20) -day period shall be conclusive upon such Party that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in the requesting Party’s performance hereunder.
19.   RULES AND REGULATIONS   Tenant and Tenant’s agents, employees and invitees shall faithfully observe and comply with all reasonable, uniform rules and regulations promulgated by Landlord from time to time for the safety, care or cleanliness of the Premises and for the preservation of good order therein, provided that such rules and regulations do not materially increase Tenant’s duties or obligations under this Lease. In the event of any conflict or inconsistency between the terms and conditions of this Lease and any rules and regulations promulgated by Landlord, the conflict or inconsistency shall be resolved by giving precedence to the terms and conditions of this Lease. Landlord and Tenant acknowledge and agree that no such rules and regulations exist as of the Commencement Date of this Lease.
20.   QUIET ENJOYMENT   Landlord represents and warrants that it has the authority to enter into this Lease. Landlord further represents, warrants and covenants that so long as Tenant pays all amounts due hereunder and performs all other material covenants and conditions of this Lease to be performed by the Tenant hereunder, Landlord and its successors and assigns shall not interfere, nor permit interference, with Tenant’s quiet use and enjoyment of the Premises and that, subject to the terms and conditions of this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof.
21.   ENVIRONMENTAL MATTERS
21.1   Definitions.
21.1.1   For purposes of this Lease, the term “Environmental Laws” means any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date.
21.1.2   For purposes of this Lease, the term “Hazardous Substance” means: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants or other substances identified as toxic or hazardous under CERCLA or any other Environmental Law; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde and radioactive materials.
21.2   Tenant’s Obligations.
21.2.1   Tenant shall not cause or knowingly permit any Hazardous Substance to be placed, stored, treated, released, spilled, transported or disposed of on, under, at or from the Premises in violation of any Environmental Laws during the Term. Nor will Tenant knowingly permit the Premises to be used or operated in a manner that may cause the Building, the Project, or any part thereof, to be contaminated by any Hazardous Substance in violation of any Environmental Laws during the Term.
21.2.2   During the Term, Tenant shall contain at or remove from the Premises or perform any other remedial action regarding any Hazardous Substance placed, held, located, released, spilled, transported or disposed of on, under, at or from the Premises by Tenant, its employees, agents, customers/invitees, or contractors, at Tenant’s sole cost and expense, if, as and when such containment, removal or other remedial action is required under any Environmental Law, and shall perform such containment, removal or other remediation in compliance with all Environmental Laws.
21.2.3   Tenant shall provide Landlord with written Notice (and a copy as may be applicable) within five (5) business day after Tenant obtains actual knowledge of any of the following: (i) any governmental or regulatory actions instituted or threatened under any Environmental Law affecting Tenant or the Premises; (ii) all claims made or threatened by any third party against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance; (iii) the discovery during the Term of any occurrence or condition on the Premises that could cause the Premises to be classified in a manner which may support a claim under any Environmental Law; and (iv) the discovery during the Term of any Hazardous Substance on, under, at or from the Premises not authorized or permitted under Environmental Laws.

21.3   Landlord’s Obligations.   Landlord understands and agrees that notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant have any liability whatsoever, including, without limitation, any liability or obligation under this Section 21, with respect to any Hazardous Substance that was generated, possessed, used, stored, released, spilled, treated, transported, manufactured, refined, handled, produced or disposed of on, about, adjacent to, or near the Premises, the Building, the Project and/or the Land by: (i) Landlord, its agents, employees, contractors or invitees; or (ii) any third party who is not an affiliate, employee, agent, contractor or invitee of Tenant.
22.   WAIVER; INDEMNIFICATION
22.1   Waiver.   EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, NEITHER PARTY OR ITS AGENTS OR EMPLOYEES, SHALL BE LIABLE TO THE OTHER PARTY OR ANY PERSON CLAIMING THROUGH THAT PARTY FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) FOR ANY CAUSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, CLAIMS CAUSED BY OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTY, ITS AGENTS, CONTRACTORS OR EMPLOYEES.
22.2   Tenant’s Indemnity.   Except to the extent caused by the breach of this Lease by Landlord or the acts or omissions of Landlord, its officers, agents, employees, contractors, or any other person or entity for whom Landlord is legally responsible, Tenant shall defend, indemnify and hold Landlord and its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, demands, litigation, settlements, judgments, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising directly or indirectly out of: (i) any act or omission of Tenant, its officers, agents, employees, contractors, or any other person or entity for whom Tenant is legally responsible; or (ii) a breach of any representation, warranty or covenant of Tenant contained or incorporated in this Lease, including, without limitation, those set forth in Section 21, above. Tenant’s obligations under this Section 22.2 shall survive the expiration or earlier termination of this Lease for two (2) years.
22.3   Landlord’s Indemnity.   Except to the extent caused by the breach of this Lease by Tenant or the acts or omissions of Tenant, its officers, agents, employees, contractors, or any other person or entity for whom Tenant is legally responsible, Landlord shall defend, indemnify and hold Tenant, its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all claims, demands, litigation, settlements, judgments, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising directly or indirectly out of: (i) any act or omission of Landlord, its officers, agents, employees, contractors or any other person or entity for whom Landlord is legally responsible; or (ii) a breach of any representation, warranty or covenant of Landlord contained or incorporated in this Lease, including without limitation those set forth in Section 21, above. Landlord’s obligations under this Section 22.3 shall survive the expiration or earlier termination of this Lease for two (2) years.
22.4   Indemnification Procedure.   The Party seeking indemnification (the “Indemnified Party”) shall promptly send Notice to the Party from whom indemnification is being sought (the “Indemnifying Party”) of the claim or suit for which indemnification is sought. The Indemnified Party shall not make any admission as to liability or agree to any settlement of or compromise any claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall, at the Indemnifying Party request and expense, give the Indemnifying Party all reasonable assistance in connection with those negotiations and litigation.
23.   MISCELLANEOUS
23.1   Force Majeure.   Notwithstanding anything to the contrary in this Lease, and except for the timely payment of rent, additional rent and operating expenses due hereunder, neither Party shall be liable to the other Party for nonperformance or delay in performance of any of its obligations under this Lease due to causes beyond its reasonable control, including, without limitation, strikes, lockouts, labor troubles, acts of God, accidents, technical failure governmental restrictions, insurrections, riots, enemy act, war, civil commotion, fire, explosion, flood, windstorm, earthquake, natural disaster or other casualty (“Force Majeure”). Upon the occurrence of a Force Majeure condition, the affected Party shall immediately notify the other Party with as much detail as possible and shall promptly inform the other Party of any further developments. Immediately after the Force Majeure event is removed or abates, the affected Party shall perform such obligations with all due speed. Neither Party shall be deemed in default of this Lease to the extent that a delay or other breach is caused by a Force Majeure event. A proportion of the rent herein reserved, according to the extent that such Force Majeure event shall interfere with the full enjoyment and use of the Premises, shall be suspended and abated from the date of commencement of such Force Majeure event until the date that such Force Majeure event subsides. In the event that such Force Majeure prevents the affected Party from performing its obligations under this Lease, in whole or in part, for a period of one hundred twenty (120) or more days, then the other Party may terminate this Lease upon Notice to the affected Party.
23.2   Successors and Assigns.   The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the Parties hereto, their legal representative, heirs, successors and permitted assigns. No rights however, shall inure to the benefit of any assignee of Tenant, unless such assignment shall have been made in accordance with Section 10 of this Lease.
23.3   Brokers.   Each Party represents and warrants to the other that no person or entity claims or will claim any commission, finders fee or other amounts by, through, under or as a result of any relationship with such Party because of this transaction. Landlord and Tenant each agree to defend, indemnify and hold the other Party harmless from and against any and all claims, losses or damages, including without limitation reasonable attorneys’ fees arising out of or relating to any breach of such Party’s representations and warranties contained in this Section 23.3.
23.4   Governing Law and Construction.   This Lease shall be construed, governed and enforced in accordance with the laws of the state in which the Premises are located. Landlord and Tenant acknowledge and agree that they and their counsel have reviewed, or have been given a reasonable opportunity to review, this Lease and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments hereto.
23.5   Person; Gender; Number.   As used in this Lease, the word “person” means and includes, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall include any other gender.
23.6   Severability.   If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.
23.7   Waiver.   The failure of either Party to insist upon strict performance of any provision of this Lease shall not be construed as a waiver of any subsequent default or breach of the same or similar nature. All rights and remedies reserved to either Party shall be cumulative and shall not be in limitation of any other right or remedy which such Party may have at law, in equity or otherwise.
23.8   Notice.   Any notice to be given under this Lease shall be in writing and shall be sent by facsimile transmission, or by first class certified mail, postage prepaid, or by courier service, charges prepaid, to the Party notified, addressed to such Party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such Party may have substituted by written notice to the other Parties (the “Notice”). The sending of such Notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such Notice (in the case of delivery by mail or by overnight courier service) shall constitute the giving thereof:

If to Landlord:
CONX Corp.
If by courier:
5701 S. Santa Fe Drive
Littleton, Colorado 80120
Attn: David Moskowitz
Telephone No.: 303-882-3811

If by U.S. Mail:
5701 S. Santa Fe Drive
Littleton, Colorado 80120
Attn: David Moskowitz
Telephone No.: 303-882-3811
If to Tenant:
DISH Wireless L.L.C.
If by courier:
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attn: Director of Facilities

If by U.S. Mail:
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attn: Director of Facilities
Fax No.:
With a Copy to:
DISH Wireless L.L.C.
If by courier:
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attn: Chief Legal Officer

If by U.S. Mail:
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Attn: Chief Legal Officer
Fax:
23.9   Entire Agreement.   This Lease sets forth the entire, final and complete understanding between the Parties hereto relevant to the subject matter of this Lease, and it supersedes and replaces all previous understandings or agreements, written, oral, or implied, relevant to the subject matter of this Lease made or existing before the date of this Lease. Except as expressly provided by this Lease, no waiver or modification of any of the terms or conditions of this Lease shall be effective unless in writing and signed by both Parties. Any provision of this Lease that logically would be expected to survive termination or expiration, shall survive for a reasonable time period under the circumstances, whether or not specifically provided in this Lease.
23.10   Compliance with Law.   Each Party shall comply with, and agree that this Lease is subject to, all applicable federal, state, and local laws, rules and regulations, and all amendments thereto, now enacted or hereafter promulgated in force during the Term or any renewal or extension thereof.
23.11   Counterparts.   This Lease may be executed in any number of identical counterparts and, as so executed, shall constitute one agreement, binding on all the Parties hereto, notwithstanding that all the Parties are not signatories to the original or the same counterpart. Execution of this Lease by facsimile or other method of electronic acceptance shall be effective to create a binding agreement and, if requested, Landlord and Tenant agree to exchange original signed counterparts.
23.12   Remedies Cumulative.   It is agreed that, except as expressly set forth in this Lease, the rights and remedies herein provided in case of default or breach by either Landlord or Tenant are cumulative and shall not affect in any manner any other remedies that the non -breaching Party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, in equity or otherwise.
23.13   Attorneys’ Fees.   If an action is brought by either Party for breach of any lease covenant and/or to enforce or interpret any provision of this Lease, the prevailing Party shall be entitled to recover its costs, expenses and reasonable attorneys’ fees, both at trial and on appeal, in addition to all other sums allowed by law.
23.14   Incorporation of Exhibits.   All exhibits referenced herein and attached hereto are hereby incorporated herein in their entirety by this reference.
23.15   Time is of the Essence.   Time is of the essence; and all due dates, time schedules and conditions precedent to exercising a right shall be strictly adhered to without delay except where otherwise expressly provided.
23.16   Guaranty.   All of Tenant’s obligations under this Lease will be guaranteed by DISH Network Corporation, an affiliate of Tenant (“Guarantor”). Upon Tenant’s execution of this Lease, Tenant will cause Guarantor to execute a Lease Guaranty in the form attached hereto as Exhibit C (the “Guaranty”) and will then cause Guarantor to deliver such Guaranty to Landlord simultaneously with Tenant’s delivery of this Lease. Landlord’s obligations under this Lease are expressly conditioned on Tenant’s delivery of the Guaranty executed by Guarantor.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Lease as of the day and year first above written.
LANDLORD: CONX CORP., a Nevada corporation	TENANT: DISH WIRELESS L.L.C., a Colorado limited liability company
By: Name: Its:	By: Name: Its:

EXHIBIT A
The Premises consist of       rentable square feet. Said Premises has an address of 5701 South Santa Fe Drive, Littleton, Colorado 80120, and is shown on the attached Exhibit A-1.
The Premises is legally described as:
PARCEL 1:
LOT 1A, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 2:
LOT 2C, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 6:
LOT 4, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 7:
LOT 2A, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.
PARCEL 8:
LOT 2B, A REPLAT OF LOTS 1 AND 2, BLOCK 1, RIVERFRONT SUBDIVISION FILING NO. 2, COUNTY OF ARAPAHOE, STATE OF COLORADO.

EXHIBIT A-1

EXHIBIT B

EXHIBIT C
Form of Lease Guaranty
GUARANTY
(DISH Network Corporation)
IN ORDER TO INDUCE CONX CORP., a Nevada corporation (“Landlord”), to enter into that certain Commercial Lease Agreement dated on or about the date hereof (the “Lease”) with respect to premises located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 (the “Premises”), DISH Network Corporation, a Nevada corporation (“Guarantor”) hereby guarantees the payment and performance of and agrees to pay and perform as a primary obligor all liabilities, obligations and duties (including, but not limited to, payment of all Rent provided for in the Lease) imposed upon DISH Wireless L.L.C., a Colorado limited liability company (“Tenant”) from time to time under the terms of the Lease, as if Guarantor had executed the Lease as Tenant thereunder.
Guarantor hereby waives notice of acceptance of this Guaranty, but expressly does not waive any other notices in connection herewith or in connection with the liabilities, obligations and duties guaranteed hereby, including notices of default by Tenant under the Lease, nor any diligence, presentment and suit on the part of Landlord in the enforcement of any liability, obligation or duty guaranteed hereby, all of which Landlord shall provide to Guarantor on the same basis and as required to be provided to Tenant under and pursuant to the Lease or otherwise. Guarantor further hereby expressly does not give or grant to Landlord any rights, power and/or authority, without notice to and written approval by Guarantor, to alter, extend or otherwise modify the Lease to the extent the same would increase or otherwise affect Guarantor’s obligations hereunder. Landlord hereby acknowledges and agrees that Guarantor will have no liability whatsoever (under this Guaranty or otherwise) with respect to any increased obligations of Tenant pursuant to any alteration, modification, supplement, or extension of the Lease that was entered into without the express prior written consent of Guarantor.
Guarantor further agrees that Landlord shall not be first required to enforce against Tenant or any other person any liability, obligation or duty guaranteed hereby before seeking enforcement thereof against Guarantor. Suit may be brought and maintained against Guarantor by Landlord to enforce any liability, obligation or duty guaranteed hereby without joinder of Tenant or any other person. With respect to Guarantor’s obligations under this Guaranty, Guarantor shall not set up or claim any defense, counter-claim, set-off or other objection of any kind that is not available to Tenant to (a) any valid demand or claim by Landlord for payment, performance and fulfillment of the guaranteed obligations, or (b) to any action or proceeding, at law, in equity or otherwise, made or brought in any action or proceeding, at law, in equity, or otherwise, arising from the guaranteed obligations. For the avoidance of doubt, Guarantor shall be entitled to any and all defenses, counter-claims, rights of set-off and other objections of any kind to the extent the same are available to Tenant as if Guarantor were “Tenant” under the Lease. The liability of Guarantor shall not be affected by any termination of the Lease to the extent that Tenant thereafter continues to be liable thereunder. Landlord and Tenant may at any time and from time to time enter into such modifications, extensions, amendments or other covenants with respect to the Lease as they may deem appropriate and Guarantor shall not be released thereby, but shall continue to be fully liable for the payment and performance of all liabilities, obligations and duties of Tenant under the Lease as so modified, extended or amended, so long as and to the extent that any such modification, extension or amendment was entered into with the express prior written consent of Guarantor.
It is understood that other guaranties similar to this Guaranty may be executed by other persons with respect to the Lease. This agreement shall be cumulative of any such other guaranties and the liabilities and obligations of Guarantor shall in no event be affected or diminished by reason of such other guaranties. In the event that Landlord secures other guaranties similar to this Guaranty, or secures the signature of more than one guarantor to this Guaranty, or both, Guarantor agrees that Landlord, in Landlord’s sole discretion, may bring suit against all guarantors of the Lease jointly and severally or against any one or more of them, may compound or settle with any one or more of such guarantors for such liability, obligation or duty guaranteed hereby. Guarantor further agrees that no such action shall impair the rights of Landlord to enforce the Lease against any remaining guarantor.

All sums payable by Guarantor under this Guaranty shall be payable at the principal address of Landlord. Guarantor specifically agrees that any action under this Guaranty may be maintained in the County of Arapahoe, State of Colorado, and Guarantor and Landlord specifically submit to the jurisdiction and venue of such courts with respect to any such action.
Guarantor agrees that at any time and from time to time (but on not less than 10 days’ prior written request by Landlord), Guarantor will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following, as of the date thereof and to Guarantor’s actual knowledge: (a) that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that this Guaranty is in full force and effect, as modified, and stating the date and nature of each modification); (b) that Guarantor has no existing defenses to enforcement of this Guaranty; and (c) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Premises.
If any legal proceeding is commenced to enforce or interpret any provision of this Guaranty, the substantially prevailing party in such suit shall be entitled to recover, in addition to all other remedies or damages, its attorneys’ fees and expenses. This Guaranty shall be binding upon Guarantor and the successors, heirs, executors and administrators of Guarantor, and shall inure to the benefit of Landlord and Landlord’s successors and assigns.
EXECUTED as of the          day of         , 2024.
GUARANTOR:
DISH NETWORK CORPORATION
By: Name: Title:
Address: